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AMETEK, Inc.

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Notice of 2011
Annual Meeting
Proxy Statement
Annual Financial Information
and Review of Operations

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 3, 2011
11:00 a.m. Eastern Daylight Time
InterContinental The Barclay New York
Sutton Room
111 East 48th Street
New York, NY 10017
Dear Fellow Stockholder:
On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2011 Annual Meeting of Stockholders of AMETEK, Inc. At the Annual Meeting, you will be asked to:
1.	Elect two Directors for a term of three years;

2.	Approve the AMETEK, Inc. 2011 Omnibus Incentive Compensation Plan;

3.	Cast an advisory vote on executive compensation;

4.	Cast an advisory vote on the frequency of future advisory votes on executive compensation;

5.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011; and

6.	Transact any other business properly brought before the Annual Meeting.
Only stockholders of record at the close of business on March 18, 2011 will be entitled to vote at the Annual Meeting. Your vote is important. You can vote in one of four ways: (1) via the Internet, (2) by telephone using a toll-free number, (3) by marking, signing and dating your proxy card, and returning it promptly in the enclosed envelope, or (4) by casting your vote in person at the Annual Meeting. Please refer to your proxy card for specific proxy voting instructions.
We have included the annual financial information relating to our business and operations in Appendix B to the Proxy Statement. We also have enclosed a Summary Annual Report.
We hope that you take advantage of the convenience and cost savings of voting by computer or by telephone. A sizable electronic response would significantly reduce return-postage fees.
Whether you expect to attend the meeting or not, we urge you to vote your shares via the Internet, by telephone or by mailing your proxy as soon as possible. Submitting your proxy now will not prevent you from voting your stock at the Annual Meeting if you want to, as your proxy is revocable at your option. We appreciate your interest in AMETEK.
Sincerely,

Frank S. Hermance
Chairman of the Board
and Chief Executive Officer
Berwyn, Pennsylvania
Dated: March 25, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 3, 2011
Our Notice of 2011 Annual Meeting of Stockholders, Proxy Statement and Annual Report
are available at: http://www.ametek.com/2011proxy

Principal executive offices
1100 Cassatt Road
P.O. Box 1764
Berwyn, Pennsylvania 19312-1177
PROXY STATEMENT
We are mailing this Proxy Statement and proxy card to our stockholders of record as of March 18, 2011 on or about March 25, 2011. The Board of Directors is soliciting proxies in connection with the election of Directors and other actions to be taken at the Annual Meeting of Stockholders and at any adjournment or postponement of that Meeting. The Board of Directors encourages you to read the Proxy Statement and to vote on the matters to be considered at the Annual Meeting.

VOTING PROCEDURES
Your vote is very important. It is important that your views be represented whether or not you attend the Annual Meeting. The Securities and Exchange Commission (SEC) approved a New York Stock Exchange rule that changes the manner in which your vote in the election of directors is handled if you hold your shares through a broker, bank or other holder of record. Stockholders who hold AMETEK shares through a broker, bank or other holder of record receive proxy materials and a Voting Instruction Form — either electronically or by mail — before each Annual Meeting. Prior to 2010, if you did not transmit your voting instructions before the Annual Meeting, your broker was allowed to vote on your behalf on the election of directors and other matters considered to be routine. Your broker is no longer permitted to vote on your behalf on the election of directors unless you provide specific instructions by completing and returning the Voting Instruction Form or following the instructions provided to you to vote your shares via the Internet or by telephone. For your vote to be counted, you now need to communicate your voting decisions to your broker, bank or other holder of record before the date of the Annual Meeting.
Who can vote? Stockholders of record as of the close of business on March 18, 2011 are entitled to vote. On that date, 160,847,557 shares of our Common Stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.
How do I vote? You can vote your shares at the Annual Meeting if you are present in person or represented by proxy. You can designate the individuals named on the enclosed proxy card as your proxies by mailing a properly executed proxy card, via the Internet or by telephone. You may revoke your proxy at any time before the Annual Meeting by delivering written notice to the Corporate Secretary, by submitting a proxy card bearing a later date or by appearing in person and casting a ballot at the Annual Meeting.
To submit your proxy by mail, indicate your voting choices, sign and date your proxy card and return it in the postage-paid envelope provided. You may vote via the Internet or by telephone by following the instructions on your proxy card. Your Internet or telephone vote authorizes the persons named on the proxy card to vote your shares in the same manner as if you marked, signed and returned the proxy card to us.
If you hold your shares through a broker, bank or other holder of record, that institution will send you separate instructions describing the procedure for voting your shares.
What shares are represented by the proxy card? The proxy card represents all the shares registered in your name. If you participate in the AMETEK, Inc. Investors’ Choice Dividend Reinvestment & Direct Stock Purchase and Sale Plan, the card also represents any full shares held in your account. If you are an employee who owns AMETEK shares through an AMETEK employee savings plan and also hold shares in your own name, you will receive a single proxy card for the plan shares, which are attributable to the units that you hold in the plan, and the shares registered in your name. Your proxy card or proxy submitted through the Internet or by telephone will serve as voting instructions to the plan trustee.
How are shares voted? If you return a properly executed proxy card or submit voting instructions via the Internet or by telephone before voting at the Annual Meeting is closed, the individuals named as proxies on the enclosed proxy card will vote in accordance with the directions you provide. If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted as recommended by the Board of Directors. A valid proxy card or a vote via the Internet or by telephone also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters which, although not described in the Proxy Statement, are properly presented for action at the Annual Meeting.
If your shares are held by a broker, bank or other holder of record, please refer to the instructions it provides for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.
If you are an employee who owns AMETEK shares through an AMETEK employee savings plan and you do not return a proxy card or otherwise give voting instructions for the plan shares, the trustee will vote those shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. Your proxy voting instructions must be received by April 28, 2011 to enable the savings plan trustee to tabulate the vote of the plan shares prior to the Annual Meeting.

How many votes are required? A majority of the shares of our outstanding Common Stock entitled to vote at the Meeting must be represented in person or by proxy in order to have a quorum present at the Annual Meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for the particular proposal and has not received instructions from the beneficial owner. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.
Directors are elected by a plurality of the votes cast. This means that the two candidates for election as Directors receiving the highest number of votes will be elected to serve until the Annual Meeting in 2014. The approval of the 2011 Omnibus Incentive Compensation Plan, the approval of the Company’s executive compensation and the ratification of the appointment of Ernst & Young LLP require the affirmative vote of the holders of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter. Abstentions and broker non-votes are not counted as votes for or against these proposals. The advisory votes on executive compensation and the frequency of an advisory vote on executive compensation are not binding upon the Company. However, the Board and Compensation Committee will take into account the outcome of these votes when considering future executive compensation arrangements and the frequency of the vote on executive compensation.
Who will tabulate the vote? Our transfer agent, American Stock Transfer & Trust Company, will tally the vote, which will be certified by independent inspectors of election.
Is my vote confidential? It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances.
Who is the proxy solicitor? We have retained Georgeson, Inc. to assist in the distribution of proxy materials and solicitation of votes. We will pay Georgeson, Inc. a fee of $8,000, plus reimbursement of reasonable out-of-pocket expenses.
CORPORATE GOVERNANCE
In accordance with the Delaware General Corporation Law and our Certificate of Incorporation and By-laws, our business and affairs are managed under the direction of the Board of Directors. We provide information to the Directors about our business through, among other things, operating, financial and other reports, as well as other documents presented at meetings of the Board of Directors and Committees of the Board.
Our Board of Directors currently consists of nine members. They are Anthony J. Conti, Sheldon S. Gordon, Frank S. Hermance, Charles D. Klein, Steven W. Kohlhagen, James R. Malone, David P. Steinmann, Elizabeth R. Varet and Dennis K. Williams. The biographies of the continuing Directors and Director nominees appear on page 20. The Board is divided into three classes with staggered terms of three years each, so that the term of one class expires at each Annual Meeting of Stockholders. In accordance with our Company’s Director retirement policy, Mr. Gordon, a Class II Director, will not stand for re-election at this year’s Annual Meeting. In addition, on February 4, 2011, Mr. Steinmann, also a Class II Director, notified us that he will not stand for re-election at the Annual Meeting. Mr. Conti was appointed to the Board effective July 29, 2010, to serve as a Class I Director until the 2013 Annual Meeting. Mr. Conti was recommended for nomination by the Chief Executive Officer. As a result of the departure of two Class II Directors, the other current Class II Director, Mr. Hermance, and Mr. Conti, currently a Class I Director, have been nominated to serve as Class II Directors until the 2014 Annual Meeting. The Board of Directors took action to decrease the number of Class I and Class II Directors from three to two per Class upon the retirement of Mr. Gordon and the departure of Mr. Steinmann.
Corporate Governance Guidelines and Codes of Ethics. The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board and specify criteria to assist the Board in determining Director independence. These criteria supplement the listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission. Our Code of Ethics and Business Conduct sets forth rules of conduct that apply to all of our Directors, officers and employees. We also have adopted a separate Code of Ethical Conduct for our Chief Executive Officer and senior financial officers. The Guidelines and Codes are available at the

Investors section of www.ametek.com as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Investor Relations Department, AMETEK, Inc., 1100 Cassatt Road, P.O. Box 1764, Berwyn, PA 19312-1177 (Telephone Number: 1-800-473-1286). The Board of Directors and our management do not intend to grant any waivers of the provisions of either Code. In the unlikely event a waiver for a Director or an executive officer occurs, the action will be disclosed promptly at our Web site address provided above. If the Guidelines or the Codes are amended, the revised versions also will be posted on our Web site.
Meetings of the Board. Our Board of Directors has five regularly scheduled meetings each year. Special meetings are held as necessary. In addition, management and the Directors frequently communicate informally on a variety of topics, including suggestions for Board or Committee agenda items, recent developments and other matters of interest to the Directors.
The independent Directors meet in executive session at least once a year outside of the presence of any management Directors and other members of our management. The presiding Director at the executive sessions rotates annually among the chairpersons of the Corporate Governance/Nominating Committee, the Compensation Committee and the Audit Committee. The presiding Director at the executive sessions for 2011 is Mr. Malone, the chairperson of the Corporate Governance/Nominating Committee. During executive sessions, the Directors may consider such matters as they deem appropriate. Following each executive session, the results of the deliberations and any recommendations are communicated to the full Board of Directors.
Directors are expected to attend all meetings of the Board and each Committee on which they serve and are expected to attend the Annual Meeting of Stockholders. Our Board met in person a total of four times and three times by telephone in 2010. Each of the Directors attended at least 75% of the meetings of the Board and the Committees to which the Director was assigned. All of the Directors, except Mr. Conti who was appointed to the Board on July 29, 2010, attended the 2010 Annual Meeting of Stockholders.
Independence. The Board of Directors has affirmatively determined that each of the current Non-Management Directors, Anthony J. Conti, Sheldon S. Gordon, Charles D. Klein, Steven W. Kohlhagen, James R. Malone, David P. Steinmann, Elizabeth R. Varet and Dennis K. Williams, has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and, therefore, is an independent Director within the meaning of the New York Stock Exchange rules. The Board has further determined that each member of the Audit, Compensation and Corporate Governance/ Nominating Committees is independent within the meaning of the New York Stock Exchange rules. The members of the Audit Committee also satisfy Securities and Exchange Commission regulatory independence requirements for audit committee members.
The Board has established the following standards to assist it in determining Director independence: A Director will not be deemed independent if: (i) within the previous three years or currently, (a) the Director has been employed by us; (b) someone in the Director’s immediate family has been employed by us as an executive officer; or (c) the Director or someone in her/his immediate family has been employed as an executive officer of another entity that concurrently has or had as a member of its compensation committee of the board of directors any of our present executive officers; (ii) (a) the Director is a current partner or employee of a firm that is the Company’s internal or external auditor; (b) someone in the Director’s immediate family is a current partner of such a firm; (c) someone in the Director’s immediate family is a current employee of such a firm and personally works on the Company’s audit; or (d) the Director or someone in the Director’s immediate family is a former partner or employee of such a firm and personally worked on the Company’s audit within the last three years; (iii) the Director received, or someone in the Director’s immediate family received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and, in the case of an immediate family member, other than compensation for service as our employee (other than an executive officer). The following commercial or charitable relationships will not be considered material relationships: (i) if the Director is a current employee or holder of more than ten percent of the equity of, or someone in her/his immediate family is a current executive officer or holder of more than ten percent of the equity of, another company that has made payments to, or received payments from us for property or services in an amount which, in any of the last three fiscal years of the other company, does not exceed $1 million or two percent of the other company’s consolidated gross revenues, whichever is greater, or (ii) if the Director is a current executive officer of a charitable organization, and we made charitable contributions to the charitable organization in any of the charitable organization’s last three fiscal years that do not exceed $1 million or two percent of the charitable organization’s consolidated gross revenues, whichever is greater. For the purposes of these categorical standards, the terms “immediate family member” and “executive officer” have the meanings set forth in the New York Stock Exchange’s corporate governance rules.
All independent Directors satisfied these categorical standards.
Communication with Non-Management Directors and Audit Committee. Stockholders and other parties who wish to communicate with the Non-Management Directors may do so by calling 1-877-263-8357 (in the United States and Canada) or 1-610-889-5271. If you prefer to communicate in writing, address your correspondence to the Corporate Secretary Department, Attention: Non-Management Directors, AMETEK, Inc., 1100 Cassatt Road, P.O. Box 1764, Berwyn, PA 19312-1177.
You may address complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committee by calling 1-866-531-3079 (Domestic — English only) or 1-866-551-8006 (International — Other Languages).
Committees of the Board. Our Board Committees include Audit, Compensation, Corporate Governance/ Nominating, Pension Investment and Executive. The charters of the Audit, Compensation and Corporate Governance/ Nominating Committees are available at the Investors section of www.ametek.com as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Investor Relations Department, AMETEK, Inc., 1100 Cassatt Road, P.O. Box 1764, Berwyn, PA 19312-1177 (Telephone Number: 1-800-473-1286). Each of the Audit, Compensation and Corporate Governance/Nominating Committees conducts an annual assessment to assist it in evaluating whether, among other things, it has sufficient information, resources and time to fulfill its obligations and whether it is performing its obligations effectively. Each Committee may retain advisors to assist it in carrying out its responsibilities.
The Audit Committee has the sole authority to retain, compensate, terminate, oversee and evaluate our independent auditors. In addition, the Audit Committee is responsible for:
•	review and approval in advance of all audit and lawfully permitted non-audit services performed by the independent auditors;

•	review and discussion with management and the independent auditors regarding the annual audited financial statements and quarterly financial statements included in our Securities and Exchange Commission filings and quarterly sales and earnings announcements;

•	oversight of our compliance with legal and regulatory requirements;

•	review of the performance of our internal audit function;

•	meeting separately with the independent auditors and our internal auditors as often as deemed necessary or appropriate by the Committee; and

•	review of major issues regarding accounting principles, financial statement presentation and the adequacy of internal controls.
The Committee met eight times during 2010. The Board of Directors has determined that Sheldon S. Gordon is an “audit committee financial expert” within the meaning of the Securities and Exchange Commission’s regulations. The members of the Committee are Sheldon S. Gordon — Chairperson, Anthony J. Conti, Steven W. Kohlhagen, James R. Malone and Dennis K. Williams.
The Compensation Committee is responsible for, among other things:
•	establishment and periodic review of our compensation philosophy and the adequacy of the compensation plans for our officers and other employees;

•	establishment of compensation arrangements and incentive goals for officers at the Corporate Vice President level and above and administration of compensation plans;

•	review of the performance of officers at the Corporate Vice President level and above and award of incentive compensation, exercising discretion and adjusting compensation arrangements as appropriate;

•	review and monitoring of management development and succession plans; and

•	periodic review of the compensation of non-employee Directors.
The Committee met six times during 2010. The members of the Committee are Charles D. Klein — Chairperson, James R. Malone and Elizabeth R. Varet. In carrying out its duties, the Compensation Committee made compensation decisions for 37 officers as of December 31, 2010, including all executive officers. The charter provides that, in setting compensation for the Chief Executive Officer, the Committee will review and evaluate the Chief Executive Officer’s performance and leadership, taking into account the views of other members of the Board. The charter further provides that, with the participation of the Chief Executive Officer, the Committee evaluates the performance of other officers and determines compensation for these officers. In this regard, Compensation Committee meetings are regularly attended by the Chief Executive Officer. The Chief Executive Officer does not participate in the determination of his compensation. The Compensation Committee has authority under the charter to retain and set compensation for compensation consultants and other advisors that the Committee may engage. The Compensation Committee charter does not provide for delegation of the Committee’s duties and responsibilities other than to one or more members of the Committee when appropriate.
Management engaged Towers Watson, until October 1, 2010, to provide executive and director compensation and Companywide benefits consulting services. Thereafter, management engaged Pay Governance to provide executive and director compensation consulting services. Pay Governance provided no other services for the Company. Fees incurred for executive and director compensation services provided by Towers Watson as described below totaled $42,629. Fees incurred globally for services provided by Towers Watson in connection with our broad-based employee benefits programs totaled $797,587. Towers Watson does not make specific recommendations on the form or amount of executive or director compensation.
We ask Towers Watson to provide comparative data regarding compensation levels for seasoned managers who have job functions and responsibilities that are similar to those of our senior managers. Specifically, we ask Towers Watson to compare our senior managers’ compensation to the 50th percentile of compensation for similarly positioned senior managers in a general industry group (consisting of over 500 companies that have chosen to participate in a Towers Watson survey). Based on this data, our human resources department develops summaries for the Compensation Committee, indicating competitive compensation levels for our senior managers that would correspond to the 50th percentile, thereby assisting the Compensation Committee in its evaluation of our most senior managers’ compensation. See “Compensation Discussion and Analysis — 2010 Compensation — Determination of Competitive Compensation” for further information.
The Corporate Governance/Nominating Committee is responsible for, among other things:
•	selection of nominees for election as Directors, subject to ratification by the Board;

•	recommendation of a Director to serve as Chairperson of the Board;

•	recommendation to the Board of the responsibilities of Board Committees and each Committee’s membership;

•	oversight of the annual evaluation of the Board and the Audit and Compensation Committees; and

•	review and assessment of the adequacy of our Corporate Governance Guidelines.
The Committee met four times during 2010. The members of the Committee are James R. Malone — Chairperson, Charles D. Klein, David P. Steinmann and Dennis K. Williams.
The Pension Investment Committee reviews the administration of our retirement plans, including compliance, investment manager and trustee performance, and the results of independent audits of the plans. The Committee met five times during 2010. The members of the Committee are Steven W. Kohlhagen — Chairperson, Sheldon S. Gordon and David P. Steinmann.
The Executive Committee has limited powers to act on behalf of the Board whenever the Board is not in session. The Committee met one time during 2010. The members of the Committee are Frank S. Hermance — Chairperson, Charles D. Klein, Elizabeth R. Varet and Dennis K. Williams.

Board Leadership Structure. We currently utilize the traditional U.S. board leadership structure, under which our Chief Executive Officer also serves as Chairman of the Board of Directors. We believe that this leadership structure is in the best interests of our Company. The CEO serves as a bridge between management and the Board, ensuring that both groups act with a common purpose. Having one person serve as both CEO and Chairman of the Board provides clear leadership for our Company, with a single person setting the tone and having primary responsibility for managing our operations. Splitting the role of CEO and Chairman of the Board would create the potential for confusion or duplication of efforts, and would weaken our Company’s ability to develop and implement strategy. In contrast, we believe that our Company’s current leadership structure with the combined Chairman/CEO leadership role enhances the Chairman/CEO’s ability to provide insight and direction on important strategic initiatives to both management and the independent Directors.
In addition, our Board and Committee composition ensures independence and protects against too much power being placed with the Chairman and CEO. Currently, all of our Directors (other than Mr. Hermance) and each member of the Audit, Corporate Governance/Nominating and Compensation Committees meet the independence requirements of the New York Stock Exchange and our Corporate Governance Guidelines’ categorical standards for determining Director independence. Pursuant to our Corporate Governance Guidelines, each independent Director has the ability to raise questions directly with management and request topics be placed on Board agendas for discussion. Currently, independent Directors directly oversee such critical matters as the integrity of the Company’s financial statements, the compensation of executive management, the selection and evaluation of Directors and the development and implementation of the Company’s corporate governance policies and structures. Further, the Compensation Committee conducts an annual performance review of the Chairman and CEO and, based upon this review, approves the CEO’s annual compensation, including salary, bonus, incentive and equity compensation.
We do not have a designated lead independent Director. It is our policy that independent Directors meet in executive session at least once a year outside of the presence of any management Directors or any other members of our management. The presiding Director at the executive sessions rotates among the chairpersons of the Corporate Governance/Nominating Committee, the Compensation Committee and the Audit Committee. This policy provides for leadership at all meetings or executive sessions without making it necessary to designate a lead Director who would be required to expend substantial extra time in order to perform these same duties.
Risk Oversight. In accordance with New York Stock Exchange rules and our Audit Committee’s charter, our Audit Committee has primary responsibility for overseeing risk management for the Company. Nevertheless, our entire Board of Directors, and each other Committee of the Board, is actively involved in overseeing risk management. Our Board of Directors, and each of its Committees, regularly consider various potential risks at their meetings during discussion of the Company’s operations and consideration of matters for approval. In addition, the Company has an active risk management program. A committee composed of senior executives, including the Chief Executive Officer, the Chief Financial Officer, the Comptroller and the Group Presidents, meets several times a year to review our internal risks, including those relating to our operations, strategy, financial condition, compliance and employees, and our external risks, including those relating to our markets, geographic locations, regulatory environment and economic outlook. The committee analyzes various potential risks for severity, likelihood and manageability, and develops action plans to address those risks. The committee presents its findings to the Audit Committee of the Board on a quarterly basis and to the full Board of Directors annually.
Consideration of Director Candidates. The Corporate Governance/Nominating Committee seeks candidates for Director positions who help create a collective membership on the Board with varied backgrounds, experience, skills, knowledge and perspective. In addition, Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company. The Committee also seeks a Board that reflects diversity, including but not limited to race, gender, ethnicity, age and experience. This is implemented by the Committee when it annually considers diversity in the composition of the Board prior to recommending candidates for nomination as Directors. The Committee solicits input from Directors regarding their views on the sufficiency of Board diversity. This occurs through the annual self-assessment process. The Committee assesses the effectiveness of Board diversity by considering the various skills, experiences, knowledge, backgrounds and perspectives of the members of the Board of Directors. The Committee then considers whether the Board possesses, in its judgment, a sufficient diversity of those attributes.

Stockholders can recommend qualified candidates for Director by writing to the Corporate Secretary, AMETEK, Inc., 1100 Cassatt Road, P.O. Box 1764, Berwyn, PA 19312-1177. Stockholder submissions must include the following information: (1) the name of the candidate and the information about the individual that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (2) information about the relationship between the candidate and the recommending shareholder; (3) the consent of the candidate to serve as a Director; and (4) proof of the number of shares of our Common Stock that the recommending stockholder owns and the length of time that the shares have been owned. To enable consideration of a candidate in connection with the 2012 Annual Meeting, a stockholder must submit materials relating to the recommended candidate no later than November 24, 2011. In considering any candidate proposed by a stockholder, the Corporate Governance/Nominating Committee will reach a conclusion based on the criteria described above in the same manner as for other candidates. The Corporate Governance/Nominating Committee also may seek additional information regarding the candidate. After full consideration by the Corporate Governance/Nominating Committee, the stockholder proponent will be notified of the decision of the Committee.
Director Compensation. Standard compensation arrangements for Directors in 2010 are described below. All information regarding restricted stock and stock options has been adjusted to reflect the three-for-two stock split paid to stockholders on December 21, 2010.
•	Fees — Non-employee Directors received an annual fee of $55,000, except for the Chairmen of the Compensation, Corporate Governance/Nominating and Pension Investment Committees, who received an annual fee of $62,500, and the Chairman of the Audit Committee, who received an annual fee of $75,000. Mr. Conti, who was appointed to the Board on July 29, 2010, received $27,500 which was the pro rata portion of the annual fee. In addition, non-employee Directors received $3,750 for each of the four in-person meetings of the Board of Directors they attended. There were no additional fees for attendance at the Board meetings held by telephone or Committee meetings.

•	Restricted Stock — On April 29, 2010, under our 2007 Omnibus Incentive Compensation Plan, each non-employee Director, except Mr. Conti, received a restricted stock award of 1,860 shares of our Common Stock. These restricted shares vest on the earliest to occur of:
•	the closing price of our Common Stock on any five consecutive trading days equaling or exceeding $58.76,

•	the death or disability of the Director,

•	the Director’s termination of service as a member of AMETEK’s Board of Directors in connection with a change of control,

•	the fourth anniversary of the date of grant, namely April 29, 2014, provided the Director has served continuously through that date, or

•	the Director’s retirement from service as a member of the Board of Directors at or after age 55 and the completion of at least 10 years of service with us, in which case only a pro rata portion of the shares becomes non-forfeitable and transferable, based upon the time that has elapsed since the date of grant.
•	Restricted Stock — On July 29, 2010, under our 2007 Omnibus Incentive Compensation Plan, Mr. Conti received a restricted stock award of 1,032 shares of our Common Stock. These restricted shares vest on the earliest to occur of:
•	the closing price of our Common Stock on any five consecutive trading days equaling or exceeding $58.87,

•	the death or disability of Mr. Conti,

•	Mr. Conti’s termination of service as a member of AMETEK’s Board of Directors in connection with a change of control,

•	the fourth anniversary of the date of grant, namely July 29, 2014, provided Mr. Conti has served continuously through that date, or

•	Mr. Conti’s retirement from service as a member of the Board of Directors at or after age 55 and the completion of at least 10 years of service with us, in which case only a pro rata portion of the shares becomes non-forfeitable and transferable, based upon the time that has elapsed since the date of grant.
•	Restricted Stock Vesting — On April 26, 2010, the 4-year cliff vesting of the restricted stock granted on April 26, 2006 to Messrs. Gordon, Klein, Kohlhagen, Malone, Steinmann and Williams and Ms. Varet occurred. The total value realized on vesting is equal to (1) the closing price per share of our Common Stock on April 26, 2010 ($28.83), multiplied by the number of shares acquired on vesting, minus the par value per share paid by the named executive, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

•	Options — On April 29, 2010, under our 2007 Omnibus Incentive Compensation Plan, each non-employee Director, except Mr. Conti, received an option to purchase 5,055 shares of our Common Stock, at an exercise price equal to the closing price of AMETEK’s Common Stock, as reported on the New York Stock Exchange consolidated tape on that date. Stock options become exercisable as to the underlying shares in four equal annual installments beginning one year after the date of grant.

•	Options — On July 29, 2010, under our 2007 Omnibus Incentive Compensation Plan, Mr. Conti received an option to purchase 3,171 shares of our Common Stock, at an exercise price equal to the closing price of AMETEK’s Common Stock, as reported on the New York Stock Exchange consolidated tape on that date. Stock options become exercisable as to the underlying shares in four equal annual installments beginning one year after the date of grant.
The following table provides information regarding Director compensation in 2010, which reflects the standard compensation described above and certain other payments. The table does not include compensation for reimbursement of travel expenses related to attending Board, Committee and AMETEK business meetings, and approved educational seminars. In addition, the table does not address compensation for Mr. Hermance, which is addressed under “Executive Compensation” beginning on page 22. Mr. Hermance does not receive additional compensation for serving as a Director.
DIRECTOR COMPENSATION — 2010

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards (1)	Awards (2)	Compensation	Earnings	Compensation	Total
Anthony J. Conti	$31,250	$30,375	$22,599	—	$—	$103	$84,327
Sheldon S. Gordon	90,000	54,647	38,317	—	157,700	1,285	341,949
Charles D. Klein	77,500	54,647	38,317	—	206,900	1,285	378,649
Steven W. Kohlhagen	77,500	54,647	38,317	—	—	1,285	171,749
James R. Malone	77,500	54,647	38,317	—	245,900	1,285	417,649
David P. Steinmann	66,250	54,647	38,317	—	137,000	1,285	297,499
Elizabeth R. Varet	70,000	54,647	38,317	—	211,100	1,285	375,349
Dennis K. Williams	70,000	54,647	38,317	—	—	1,285	164,249

(1)	The amounts shown for stock awards relate to restricted shares granted under our 2007 Omnibus Incentive Compensation Plan. These amounts are equal to the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, which we refer to below as “ASC 718,” but without giving effect to estimated forfeitures related to service-based vesting conditions. At December 31, 2010, Messrs. Gordon, Klein, Kohlhagen, Malone, Steinmann and Williams and Ms. Varet each held 7,275 restricted shares and Mr. Conti held 1,032 restricted shares.

(2)	The amounts shown for option awards relate to stock options granted under our 2007 Omnibus Incentive Compensation Plan. These amounts are equal to the grant date fair value, computed in accordance with ASC 718, but without giving effect to estimated forfeitures. The assumptions used in determining the amounts in this column are set forth in Note 12 to our Consolidated Financial Statements on page 40 of Appendix B to this proxy statement. At December 31, 2010, Messrs. Gordon, Klein and Malone and Ms. Varet each held options to purchase 41,932 shares of our Common Stock, Mr. Steinmann held options to purchase 31,638 shares of our Common Stock, Messrs. Kohlhagen and Williams each held options to purchase 28,207 shares of our Common Stock and Mr. Conti held options to purchase 3,171 shares of our Common Stock.
Directors who first became members of the Board of Directors prior to January 1, 1997 participate in a retirement plan for Directors. Under this plan, each non-employee Director who has provided at least three years of service to us as a Director receives an annual retirement benefit equal to 100% of that Director’s highest annual rate of cash compensation during the Director’s service with the Board. Mr. Steinmann has accrued an annual retirement benefit of $66,250. Ms. Varet has accrued an annual retirement benefit of $70,000. Messrs. Klein and Malone have accrued an annual retirement benefit of $77,500. Mr. Gordon has accrued an annual retirement benefit of $90,000.
Directors who first became members of the Board of Directors prior to July 22, 2004 participate in our Death Benefit Program for Directors. Messrs. Gordon, Klein, Malone and Steinmann and Ms. Varet participate in this program. Under this program, each non-employee Director has an individual agreement that pays the Director (or the Director’s beneficiary in the event of the Director’s death) an annual amount equal to 100% of that Director’s highest annual rate of cash compensation during the Director’s service with the Board. The payments are made for 10 years beginning at the earlier of (a) the Director’s being retired and having attained age 70 or (b) the Director’s death. The program is funded by individual life insurance policies that we purchased on the lives of the Directors. In addition, non-employee Directors who first became members of the Board of Directors prior to July 27, 2005 have a group term life insurance benefit of $50,000. We retain the right to terminate any of the individual agreements under certain circumstances.
Directors, on or after June 1, 2011, will be able to participate in a deferred compensation plan for Directors. Under this plan, a Director may defer payment of his or her fees. In advance of the year in which the fees will be paid, a Director may elect to defer all or part of his or her fees into a notional investment in our Common Stock, in an interest-bearing account, or in both. A Director generally may elect to have the value of his or her account distributed following retirement, either in a lump sum or in up to five annual installments, or in the form of an in-service distribution, payable either in a lump sum or in up to five annual installments commencing on a date specified by the Director in his or her distribution election. Payments may commence sooner upon the Director’s earlier separation from service, upon the death of the Director, in the event of an unforeseeable financial emergency or upon a change of control. Payments from the notional Common Stock fund are made in shares of our Common Stock, while payments from the interest-bearing account are paid in cash.
Mandatory Retirement. The retirement policy for our Board of Directors prohibits a Director from standing for re-election following his or her 75th birthday.
Certain Relationships and Related Transactions. Mr. Hermance’s son is employed by us in a non-executive officer capacity as a Divisional Vice President and received total compensation, as such amount is calculated for the named executive officers in the Summary Compensation Table on page 29, of approximately $375,000 in 2010.
Under our written Related Party Transactions Policy, transactions that would require disclosure under SEC regulations must be approved in advance by the Audit Committee. Applicable SEC regulations generally require disclosure of all transactions since the beginning of a corporation’s last fiscal year, or any currently proposed transaction, exceeding $120,000 in which the corporation or any of its subsidiaries is participating and in which any of the following “related persons” had, or will have, a direct or indirect material interest: (1) any of the corporation’s directors, director nominees, or executive officers, (2) any beneficial owner of more than 5% of the corporation’s common stock and (3) any member of the immediate family of any of the foregoing persons. The term “immediate family” includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing the same household as the person.
Prior to entering into a transaction covered by the policy, the person proposing to enter into the transaction must provide a notice to our Vice President — Corporate Compliance and Auditing, who must promptly forward the notice to the Chairman of the Audit Committee. Following such inquiry as the Audit Committee deems appropriate, the transaction is permissible if the Audit Committee finds that, notwithstanding the involvement of a related person, there is an appropriate business reason to approve the transaction.
The transaction described above was ratified by the Audit Committee under the policy.

ADVANCE NOTICE PROCEDURES
In accordance with our By-Laws, stockholders must give us notice relating to nominations for Director or proposed business to be considered at our 2012 Annual Meeting of Stockholders no earlier than January 2, 2012 and no later than February 1, 2012. These requirements do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement or for recommending candidates for consideration by the Corporate Governance/Nominating Committee, nor do they apply to questions a stockholder may wish to ask at the Annual Meeting. Stockholders may request a copy of the By-Law provisions discussed above from the Corporate Secretary, AMETEK, Inc., 1100 Cassatt Road, P.O. Box 1764, Berwyn, PA 19312-1177.
STOCKHOLDER PROPOSALS FOR THE 2012 PROXY STATEMENT
To be considered for inclusion in the proxy statement for the 2012 Annual Meeting of Stockholders, stockholder proposals must be received at our executive offices no later than November 24, 2011.
REPORT OF THE AUDIT COMMITTEE
The responsibilities of the Audit Committee are set forth in its charter, which is accessible at the Investors section of www.ametek.com. Among other things, the charter charges the Committee with the responsibility for reviewing AMETEK’s audited financial statements and the financial reporting process. In fulfilling its oversight responsibilities, the Committee reviewed with management and Ernst & Young LLP, AMETEK’s independent registered public accounting firm, the audited financial statements contained in AMETEK’s 2010 Annual Report on Form 10-K and included in Appendix B to this Proxy Statement. The Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.
In addition, the Committee received the written disclosures and letter from Ernst & Young LLP required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence.
The Committee discussed with AMETEK’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of AMETEK’s disclosure control process and internal control over financial reporting, and the overall quality of AMETEK’s financial reporting. The Committee held eight meetings during 2010, which included telephone meetings prior to quarterly earnings announcements.
Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in AMETEK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.
Respectfully submitted,
The Audit Committee:
Sheldon S. Gordon, Chairperson
Anthony J. Conti
Steven W. Kohlhagen
James R. Malone
Dennis K. Williams
Dated: March 25, 2011

ELECTION OF DIRECTORS
(Proposal 1 on Proxy Card)
The nominees for election at this year’s Annual Meeting are Anthony J. Conti and Frank S. Hermance. Messrs. Conti and Hermance have been nominated to serve as Class II Directors and, if elected, will serve until the Annual Meeting in 2014.
All proxies received will be voted for the election of the nominees unless the stockholder submitting the proxy gives other instructions. Nominees will be elected by holders of a plurality of shares represented either in person or by proxy at the Annual Meeting and entitled to vote. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate, unless the Board determines to reduce the number of Directors.
The Directors’ biographies are set forth on page 20.
Your Board of Directors Recommends a Vote FOR Each of the Nominees.
APPROVAL OF THE AMETEK, INC. 2011
OMNIBUS INCENTIVE COMPENSATION PLAN
(Proposal 2 on Proxy Card)
On February 2, 2011, the Board of Directors adopted the AMETEK, Inc. 2011 Omnibus Incentive Compensation Plan (the “Plan”), subject to stockholder approval. The Board of Directors has directed that the proposal to approve the Plan be submitted to our stockholders for their approval at the Annual Meeting.
We believe that the Plan will enhance our ability to attract, retain and motivate top quality employees and encourage them to contribute to our growth. We also believe that the Plan will enable us to continue to align the interests of our employees and Directors with those of our stockholders through the grant to employees and Directors of stock options, stock units, stock awards or stock appreciation rights under the Plan.
The Plan is intended to enable the Compensation Committee of the Board of Directors to make annual bonus awards to executives based on achievement of objective performance goals, in accordance with the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.
The Committee also may grant to executives other bonuses as the Committee deems appropriate, which may be based on such criteria as the Committee determines. Decisions with respect to these bonuses will be made separate and apart from the bonus awards intended to qualify under Section 162(m).
We intend to continue to grant stock options and other equity awards under our existing equity plans, from the shares reserved for issuance under those plans.
If approved by the stockholders, the Plan will become effective on February 2, 2011. Any grant or annual bonus award made under the Plan prior to the Annual Meeting will be subject to stockholder approval of the Plan at the Annual Meeting. If for any reason the stockholders do not approve the Plan at the Annual Meeting, the Plan will immediately terminate and no grants or bonus awards will be made under the Plan.
The material terms of the Plan are summarized below. A copy of the full text of the Plan is attached to this Proxy Statement as Appendix A. This summary of the Plan is not intended to be a complete description of the Plan and is qualified in its entirety by the actual text of the Plan to which reference is made.

Material Features of the Plan
General. The Plan provides that grants and awards may be made in any of the following forms:
•	Incentive stock options

•	Nonqualified stock options

•	Stock units

•	Stock awards

•	Stock appreciation rights

•	Performance-based cash bonus awards
The Plan authorizes up to 8,500,000 shares of Common Stock for issuance. Within this limit, the maximum aggregate number of shares of Common Stock with respect to which stock awards, stock units and dividend equivalents may be issued during the term of the Plan is 2,550,000 shares. The last reported sale price of our Common Stock on February 28, 2011, was $41.95 per share.
If and to the extent options and stock appreciation rights granted under the Plan terminate, or are cancelled or exchanged without being exercised, or if any stock units or stock awards are forfeited or terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the Plan. Shares of Common Stock surrendered in payment of the exercise price of an option, and shares withheld or surrendered for payment of taxes, will not be available for reissuance under the Plan. If stock appreciation rights are exercised, the full number of shares subject to the stock appreciation rights will be considered issued under the Plan, without regard to the number of shares issued upon exercise of the stock appreciation rights and without regard to any cash settlement of the stock appreciation rights. A grant of stock units that is designated in the grant agreement to be paid in cash, rather than in shares of Common Stock, will not count against the foregoing share limits.
The Plan provides that the maximum aggregate number of shares of Common Stock with respect to which grants may be made to any individual during any calendar year is 2,975,000 shares. All grants under the Plan will be expressed in shares of Common Stock.
All share limits described above are subject to adjustment in certain circumstances as described below.
Administration. The Plan will be administered and interpreted by the Compensation Committee, or such other committee of non-employee Directors as may be appointed by the Board to administer the Plan (the “Committee”). The Committee may appoint an administrative committee comprised of our employees to perform ministerial functions under the Plan.
The Committee has the authority to (i) determine the individuals to whom grants or bonus awards will be made under the Plan, (ii) determine the type, size, terms and conditions of the grants or bonus awards, (iii) determine when grants or bonus awards will be made, subject to our stock-based award grant practices, (iv) establish any performance goals for grants or bonus awards, (v) determine the duration of any applicable exercise or restriction period, including the criteria for exercisability or vesting and any acceleration of exercisability or vesting, (vi) amend the terms and conditions of any previously issued grant or bonus award, subject to the limitations described below, and (vii) deal with any other matters arising under the Plan.
Eligibility for Participation. All of our employees and non-employee Directors are eligible to receive grants under the Plan. As of February 28, 2011, we estimate that approximately 400 employees and eight non-employee Directors are designated to receive grants under the Plan. Only executives are eligible to receive bonus awards under the Plan.
Types of Awards
Stock Options
We may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”). Anyone eligible to participate in the Plan may receive a grant of NQSOs. Only employees may receive a grant of ISOs.
The Committee will fix the exercise price per share and term of each option on the date of grant. The exercise price must be equal to or greater than the last reported sale price of the underlying shares of Common Stock on the date of grant, and the term of each option may not exceed ten years. The Committee will determine under what circumstances, if any, and during what time periods a participant may exercise an option after termination of employment or service.

An ISO may not be granted to an employee who holds more than 10% of the total combined voting power of all classes of outstanding stock. To the extent that the aggregate fair market value of shares of Common Stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a participant during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.
A participant may pay the exercise price and any withholding taxes for an option: (i) in cash; (ii) if the Committee permits, by delivering shares of Common Stock already owned by the participant and having a fair market value on the date of exercise equal to the exercise price or by attestation to ownership of shares of Common Stock having an aggregate fair market value on the date of exercise equal to the exercise price; (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board; or (iv) by such other method as the Committee may approve.
Stock Units
The Committee may grant stock units, which provide the participants with the right to receive, at a future date, a share of Common Stock or an amount based on the value of a share of Common Stock. The Committee will determine the terms and conditions of the stock units, including (i) whether stock units will become payable based on achievement of performance goals or other conditions, and (ii) whether stock units will be paid at the end of a specified period or deferred to a date authorized by the Committee. However, in no event will the vesting period or performance period be less than one year. The Committee will determine in the grant agreement under what circumstances, if any, a participant may retain stock units after termination of employment or service. If a stock unit becomes distributable, it will be paid to the participant in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Committee.
The Committee may grant dividend equivalents in connection with stock units on such terms and conditions as it determines. Dividend equivalents will be payable in cash or shares of Common Stock and will be subject to the same restrictions as the stock units.
Stock Awards
The Committee may grant stock awards having such terms and conditions, including vesting conditions, as the Committee determines. However, all stock awards must have a vesting period of at least three years, except upon the occurrence of such circumstance or event as, in the opinion of the Committee, merits special consideration. In no event will the vesting period be less than one year if the restrictions are based upon specific performance goals. The Committee will determine in the grant agreement under what circumstances, if any, a participant may retain unvested stock awards after termination of employment or service.
The Committee will determine to what extent and under what conditions participants will have the right to vote shares of Common Stock subject to stock awards and to receive dividends paid on such shares during the restriction period. The Committee may determine that a participant’s entitlement to dividends with respect to stock awards will be subject to the achievement of performance goals or other conditions. Accumulated dividends may be paid in cash or in such other form as the Committee determines.
Stock Appreciation Rights
The Committee may grant stock appreciation rights to anyone eligible to participate in the Plan. Stock appreciation rights may be granted in connection with, or independently of, any option granted under the Plan. Upon exercise of a stock appreciation right, the participant will receive an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the base amount for the stock appreciation right. Payment will be made in cash, shares of Common Stock, or a combination of the two.
The Committee will fix the base amount and term of each stock appreciation right on the date of grant. The base amount of each stock appreciation right will be not less than the last reported sale price of a share of Common Stock on the date of grant, and the term of each stock appreciation right may not exceed ten years. The Committee will determine the terms and conditions of stock appreciation rights, including when they become exercisable. Except as provided in the grant agreement, stock appreciation rights may be exercised only while the participant is employed by or providing service to us and our subsidiaries. The Committee will determine under what circumstances, if any, and during what time periods a participant may exercise a stock appreciation right after termination of employment or service.

Qualified Performance-Based Compensation
The Plan permits the Committee to impose objective performance goals that must be met with respect to grants of stock units, stock awards, dividend equivalents or dividends granted to employees under the Plan, in order for the grants to be considered qualified performance-based compensation for purposes of Section 162(m) of the Code (see “Federal Income Tax Consequences” below). If the Committee determines to utilize performance goals, the Committee will establish in writing the performance goals that must be met, the applicable performance period, the amounts to be paid if the performance goals are met, and any other conditions. The Committee may provide in the grant agreement that qualified performance-based grants will be payable or restrictions on such grants will lapse, in whole or part, in the event of the participant’s death or disability during the performance period, a change of control, or under other circumstances consistent with Department of Treasury regulations.
The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code for preserving deductibility of award payouts, will be based on one or more of the following measures: stock price, earnings per share, diluted earnings per share, price-earnings multiples, net income, operating income, revenues, working capital, operating working capital, number of days sales outstanding in accounts receivable, inventory turnover, productivity, operating income margin, EBITDA (earnings before interest, taxes, depreciation and amortization), net capital employed, return on assets, stockholder return, return on equity, return on capital employed, growth in assets, unit volume, sales, sales growth, return on sales, internal sales growth, operating cash flow, free cash flow, market share, relative performance to a comparison group designated by the Committee, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The performance goals may relate to one or more business units or the performance of our Company and subsidiaries as a whole, or any combination of the foregoing.
The Committee will not have the discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable under grants it designates as qualified performance-based compensation. At the end of the performance period, the Committee will certify the performance results for the performance period, and determine the amount, if any, to be paid under each grant based on the achievement of the performance goals and the satisfaction of all other terms of the grant agreement.
If dividend equivalents or dividends are granted as qualified performance-based compensation under Section 162(m) of the Code, the participant may not accrue more than $500,000 of such dividend equivalents or dividends during any calendar year.
Bonus Awards
In addition to the foregoing, the Committee may grant annual bonus awards under the Plan to executives, upon such terms and conditions as the Committee deems appropriate. The annual bonus awards are intended to meet the requirements of “qualified performance-based compensation” under Section 162(m) of the Code. Prior to, or soon after the beginning of, the performance period, the Committee will select the executives who will be eligible for bonus awards, specify the annual performance period and establish in writing the target bonus awards and performance goals for the performance period. A participant’s target bonus award may provide for differing amounts to be paid based on differing thresholds of performance. The performance goals will be based on one or more of the measures described above under “Qualified Performance-Based Compensation.”
The Committee will not have the discretion to increase the amount of compensation that is payable based on achievement of the performance goals, but may reduce the amount of compensation based upon its assessment of personal performance or other factors. After the performance period ends, the Committee will certify the performance results for the performance period, and determine the amount, if any, to be paid under the bonus award, based on the achievement of the performance goals, the Committee’s exercise of its discretion to reduce bonus awards and the satisfaction of all other terms of the bonus award. If a change of control occurs prior to the end of a performance period, the Committee may determine that each participant who is then an employee and was awarded a target bonus award for the performance period may receive a bonus award for the performance period, in such amount and at such time as the Committee determines.
The maximum bonus award designated as Section 162(m) “qualified performance-based compensation” that may be payable to any participant under the Plan for an annual performance period is $5,000,000.

In addition to bonus awards that are designated as Section 162(m) “qualified performance-based compensation,” as described above, the Committee may grant to executives other bonuses that the Committee deems appropriate, which may be based on individual performance, our Company’s performance or such other criteria as the Committee determines. Decisions with respect to such bonuses shall be made separate and apart from the bonus awards described above.
Deferrals. The Committee may permit or require participants to defer receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to the participant in connection with any grant or bonus award under the Plan. The Committee will establish the rules and procedures applicable to any such deferrals.
Adjustment Provisions. In the event of a stock dividend, extraordinary dividend, spin-off, recapitalization, stock split, combination or exchange of shares, merger, reorganization, consolidation or similar event, the number of shares of Common Stock available for grants, the various share limits described above, and the price per share or the applicable market value of such grants will be equitably adjusted by the Committee in order to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under such grants. Any adjustment to outstanding grants will be consistent with specified provisions of the Code, to the extent applicable.
Change of Control. In the event of a change of control, the Committee may take any of the following actions with respect to any or all outstanding grants under the Plan: (i) determine that all outstanding options and stock appreciation rights will become fully exercisable, the restrictions on all outstanding stock awards will lapse, and accumulated dividends will be paid, as of the date of the change of control or at such other time as the Committee determines; (ii) require that participants surrender their options and stock appreciation rights in exchange for payment by us, in cash or shares of Common Stock as determined by the Committee in an amount equal to the amount, if any, by which the then fair market value of the shares subject to the participant’s unexercised options and stock appreciation rights exceeds the exercise price of the options or the base amount of the stock appreciation rights, as applicable; (iii) after giving participants the opportunity to exercise their options and stock appreciation rights, terminate any or all unexercised options and stock appreciation rights at such time as the Committee determines appropriate; (iv) determine that participants holding stock units will receive one or more payments in settlement of such stock units and accumulated dividend equivalents, in such amount and form and on such terms as the Committee determines; or (v) determine that any grants that remain outstanding after the change of control will be converted to similar grants of the surviving corporation.
For purposes of the Plan, a change of control will be deemed to have occurred if one of the following events occurs:
•	Any person or more than one person acting as a group acquires securities that, together with securities held by such person or group of persons, represent 50% or more of the total fair market value or total voting power of our securities, provided that a change of control will not occur as a result of a transaction in which we become a subsidiary of another corporation and in which our stockholders, immediately prior to the transaction, will own shares representing more than 50% of the parent corporation.

•	Any person or more than one person acting as a group acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition) securities representing 30% or more of the voting power of our securities.

•	A majority of members of the Board is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the Board before appointment or election.

•	Any person or more than one person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition) assets representing substantially all, but no less than 40%, of the fair market value of the assets immediately prior to the acquisition(s).
Transferability of Grants. Only the participant may exercise rights under a grant during the participant’s lifetime. A participant may not transfer those rights except by will or the laws of descent and distribution. The Committee may provide, in a grant agreement, that a participant may transfer NQSOs to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Committee may determine.
Bonus awards are not transferable. If a participant dies, any amounts payable after the participant’s death under a bonus award will be paid to the personal representative or other person entitled to succeed to the participant’s rights.

Participants Outside the United States. The Committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits or other matters.
No Repricing of Options or Stock Appreciation Rights. Neither the Board of Directors nor the Committee can amend the Plan or options or stock appreciation rights previously granted under the Plan to permit a repricing of options or stock appreciation rights, without prior stockholder approval.
Amendment and Termination of the Plan. The Board of Directors may amend or terminate the Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. The Plan will terminate on February 2, 2021, unless the Plan is terminated earlier by the Board or is extended by the Board with stockholder approval.
Shareholder Approval for Qualified Performance-Based Compensation. The Plan must be re-approved by our stockholders no later than the first stockholders’ meeting that occurs in the fifth year following the year in which the stockholders previously approved the Plan, if grants or bonus awards designated as qualified performance-based compensation are to be made in the future.
Clawbacks. If we are required to prepare an accounting restatement due to misconduct, any participant who is determined by a Court of competent jurisdiction to have engaged in, or failed to prevent, the misconduct, will be required to repay proceeds from the sale of shares issued upon exercise of a stock option or stock appreciation right, or vesting of restricted stock or stock unit, occurring during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial statements required to be restated.
Grants and Bonus Awards Under the Plan. No equity grants have been made under the Plan. Grants under the Plan are discretionary, so it currently is not possible to predict the number of shares of Common Stock that will be granted or who will receive grants under the Plan after the Annual Meeting.
New Plan Benefits
The following table shows the maximum dollar value of outstanding performance-based cash award opportunities that would have been granted under the Plan had it been in effect in 2010. These amounts represent the maximum dollar value of performance-based award opportunities that could have been paid to each of the executives identified in the table below for the annual performance period that commenced on January 1, 2010. The actual amounts paid to these executives are described in footnote 4 to the Summary Compensation Table. As of the date of this proxy statement, we have not yet established the maximum dollar value of performance-based cash award opportunities for executives under the plan for the annual performance period commencing on January 1, 2011. We anticipate that these awards will be granted only to the executives identified in the table as follows:

Aggregate Maximum Dollar Value of
Name and Position	Outstanding Award Opportunities
Frank S. Hermance, Chairman of the Board and Chief Executive Officer	$2,000,000
John J. Molinelli, Executive Vice President — Chief Financial Officer	643,500
David A. Zapico, President — Electronic Instruments	497,250
Timothy N. Jones, President — Electromechanical Group	484,250
John W. Hardin, President — Electronic Instruments	468,000
Federal Income Tax Consequences
The federal income tax consequences of grants under the Plan will depend on the type of grant. The following is only a general description of the application of federal income tax laws to grants and bonus awards under the Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting; it is not intended to provide tax guidance to participants, as the consequences may vary with the types of grants or bonus awards made, the identity of the participants and the method of payment or settlement. In addition, the discussion relates to federal income tax laws as in effect on the date of this proxy statement, and these laws are subject to change. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the participants’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of Common Stock or payment of cash under the Plan. Future appreciation on shares of Common Stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of Common Stock are sold. The tax rate applicable to capital gain will depend upon how long the participant holds the shares. Exceptions to these general rules arise under the following circumstances:
     (i) If shares of Common Stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the participant makes a special election to accelerate taxation under Section 83(b) of the Code.
     (ii) If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of Common Stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.
     (iii) A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.
We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the participant, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the participant.
Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or any of its three other most highly compensated officers (other than the chief financial officer) in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. The terms of the Plan are designed to qualify options and stock appreciation rights granted under the Plan as qualified performance-based compensation. Stock units, stock awards, dividend equivalents, dividends and bonus awards granted under the Plan may qualify as qualified performance-based compensation if the Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.
We have the right to require that participants pay to us an amount necessary for us to satisfy our federal, state, local or foreign tax withholding obligations with respect to grants and bonus awards. We may withhold from other amounts payable to a participant an amount necessary to satisfy these obligations. The Committee may permit a participant to satisfy our withholding obligation with respect to grants paid in Common Stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state, local or foreign tax liabilities.
Vote Required for Approval
The affirmative vote of the holders of a majority of the shares present at the Annual Meeting, in person or by proxy and voting on the matter is required to approve the Plan.
Your Board of Directors Recommends a Vote FOR Approval of the Plan.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 3 on Proxy Card)
Recently enacted federal legislation (Section 14A of the Exchange Act) requires that we include in this proxy statement a non-binding stockholder vote on our executive compensation as described in this proxy statement (commonly referred to as “Say-on-Pay”). Our Board has had a long-standing commitment to good corporate governance and recognizes the interest that investors have in executive compensation. We also are committed to achieving a high level of total return to our stockholders.
We encourage you to review the Compensation Discussion and Analysis on pages 22-28. We believe that our compensation program is designed to attract, motivate and retain the talent required to achieve the short- and long-term performance goals necessary to create shareholder value. Our balanced approach to executive compensation through a combination of base pay, annual incentives and long-term incentives, with a mix of cash and non-cash awards, aligns with creating and sustaining stockholder value. The result of our compensation program is reflected in the total return to our stockholders.
In 2010, our Company’s total return to stockholders, including cash and stock dividends, was 55% compared with 16% for the Russell 1000 and 34% for the Dow Jones U.S. Electronic Equipment Index. For the last three years ended December 31, 2010, our total return to stockholders has been 28% compounded annually as compared to -7% for the Russell 1000 and 14% for the Dow Jones Electronic Equipment Index. When compared to the total stockholder returns generated by Towers Watson’s general industry group used for compensation comparisons (see page 22), our Company’s total stockholder returns were in the top quartile for the one-, three- and five-year periods. Our executive team also successfully managed our Company through the recent dramatic economic downturn, positioning us for growth in 2010 and the future. For the year ended December 31, 2010, we grew our revenues by 18% and our earnings by 38%, resulting in the most profitable year in the history of our Company.
The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:
“RESOLVED, that the stockholders approve the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis and the accompanying compensation tables and related material disclosed in this Proxy Statement).”
Although the vote is non-binding, our Board and Compensation Committee will take into account the outcome of the vote when making future decisions about the Company’s executive compensation policies and procedures.
Your Board of Directors Recommends a Vote FOR the Approval of the Company’s Executive Compensation.
ADVISORY VOTE ON THE FREQUENCY OF THE
ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 4 on Proxy Card)
Recently enacted federal legislation (Section 14A of the Exchange Act) also requires that we include in this proxy statement a separate non-binding stockholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years. The Board asks that you support a frequency period of every three years (a triennial vote) for future non-binding stockholder votes on executive compensation. Historically, stockholders have approved our incentive pay programs approximately every five years. This has served both our Company and our stockholders well, ensuring a direct alignment between executive compensation and our financial performance. For the last three years ended December 31, 2010, our total return to stockholders has been 28% compounded annually as compared to -7% for the Russell 1000 and 14% for the Dow Jones Electronic Equipment Index. Similarly, for the last five years ended December 31, 2010, our stockholders have been rewarded with a 16% compounded annual return, as compared with 3% for the Russell 1000 and 9% for the Dow Jones U.S. Electronic Equipment Index.

We believe a triennial vote will align more closely with the multi-year performance measurement cycle our Company uses to reward long-term performance, as well as with the cyclicality of the industrial markets we serve. Our executive compensation programs are based on our long-term business strategy, which is more appropriately reflected with a three-year time frame.
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.
“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the stockholders’ preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”
Because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of our stockholders and us to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.
Your Board of Directors Recommends a Vote to Conduct an Advisory Vote on Executive Compensation every Three Years.
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 5 on Proxy Card)
The Audit Committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Ernst & Young LLP and its predecessor has served continuously as our independent auditors since our incorporation in 1930. Although action by stockholders on this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment, and the Audit Committee may reconsider the appointment if the stockholders do not ratify it.
Fees billed to us by Ernst & Young LLP for services rendered in 2010 and 2009 totaled $5,750,000 and $4,410,000 respectively, and consisted of the following:

	2010	2009
Audit fees	$4,186,000	$4,251,000
Audit-related fees	258,000	54,000
Tax fees	1,304,000	103,000
All other fees	2,000	2,000

Total	$5,750,000	$4,410,000
“Audit fees” includes amounts for statutory audits and attestation services related to our internal control over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
The amounts shown for “Audit-related fees” primarily include fees for audits of employee benefit plans and due diligence in connection with acquisitions.
The amounts shown for “Tax fees” relate to federal and state tax advice, acquisition tax planning, assistance with international tax compliance and international tax consulting.
The amounts shown for “All other fees” primarily relate to online accounting research subscriptions.
The affirmative vote of the holders of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter is required to ratify the appointment of Ernst & Young LLP.
Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.
Your Board of Directors Recommends a Vote FOR Ratification.

THE BOARD OF DIRECTORS
As discussed under “Consideration of Director Candidates”, the Corporate Governance/Nominating Committee analyzes a number of factors when considering Directors for selection to the Board. Each of our Directors has been selected based on their demonstrated leadership and significant experience in areas significant to our Company; ability to offer advice and guidance based upon that experience and expertise; sound business judgment; and character and integrity that support the core values of the Company. The biographic information set forth below includes a description of each Director’s background that supported the Board’s consideration of that Director for nomination. Unless we indicate otherwise, each Director has maintained the principal occupation and directorships described below for more than five years.

Class II: Nominees for election at this Annual Meeting for terms expiring in 2014:

ANTHONY J. CONTI Director since 2010 Age 62	Mr. Conti is retired from his position as a Partner (from October 1980 to December 2009) of PricewaterhouseCoopers. Mr. Conti brings to the Board expertise in financial accounting, finance, strategy, risk management and human resources management with his over 35 years experience at a public accounting firm.

FRANK S. HERMANCE Director since 1999 Age 62	Mr. Hermance is Chairman of the Board and Chief Executive Officer of AMETEK. Mr. Hermance brings to the Board extensive knowledge of our Company and the markets in which we operate through his more than 30 years experience in our industry. He is currently a Director of IDEX Corporation.

Class III: Directors whose terms continue until 2012:

JAMES R. MALONE Director since 1994 Age 68	Mr. Malone is founder and Managing Partner of Qorval LLC. Mr. Malone brings to the Board considerable experience and insight into issues facing large public companies gained as CEO of four Fortune 500 companies, and as a director of a number of other public companies. He has extensive acquisition experience and knowledge specific to our markets with over 25 years experience in our industry. Mr. Malone is currently a Director of Regions Financial Corp. and Chairman of the Board of Governors of Citizens Property Insurance Corp.

ELIZABETH R. VARET Director since 1987 Age 67	Ms. Varet is a Managing Director of American Securities Management L.P. and chairman of the corporate general partner of several affiliated entities. Ms. Varet brings to the Board expertise in finance and investment through her extensive management and investment experience at private equity and other investment firms.

DENNIS K. WILLIAMS Director since 2006 Age 65	Mr. Williams is retired from his position as President, Chief Executive Officer and Chairman of the Board (through April 2006) of IDEX Corporation. Mr. Williams brings to the Board considerable experience and insight into issues facing large public companies gained as CEO of IDEX Corporation. He has extensive acquisition experience and knowledge specific to our markets with over 30 years experience in our industry. Mr. Williams is currently a Director of Owens-Illinois, Inc. and Actuant Corporation. He was a Director of Washington Group International, Inc. from November 2001 to November 2007.

Class I: Directors whose terms continue until 2013:

CHARLES D. KLEIN Director since 1980 Age 72	Mr. Klein is a Managing Director of American Securities LLC and an executive officer of several affiliated entities. Mr. Klein brings to the Board expertise in financing and investment through his extensive management, acquisition and investment experience at private equity and other investment firms, and through his current and past experience as a Director of a number of public and private companies.

STEVEN W. KOHLHAGEN Director since 2006 Age 63	Mr. Kohlhagen is a retired financial executive. Mr. Kohlhagen brings to the Board expertise in financial accounting, finance and risk management through his extensive experience in, and knowledge of, the financial, securities and foreign exchange markets. He was a Director of the IQ Investment Advisors family of Merrill Lynch funds from January 2005 to September 2010.

EXECUTIVE OFFICERS
Officers are appointed by the Board of Directors to serve for the ensuing year and until their successors have been elected and qualified. Information about our executive officers as of March 18, 2011 is shown below:

Name	Age	Present Position with AMETEK
Frank S. Hermance	62	Chairman of the Board and Chief Executive Officer
John J. Molinelli	64	Executive Vice President—Chief Financial Officer
Timothy N. Jones	54	President—Electromechanical Group
John W. Hardin	46	President—Electronic Instruments
David A. Zapico	46	President—Electronic Instruments
Robert R. Mandos, Jr.	52	Senior Vice President and Comptroller
Frank S. Hermance’s employment history with us and the other directorship held during the past five years are described under the section “The Board of Directors” on page 20. Mr. Hermance has 20 years of service with us.
John J. Molinelli was elected Executive Vice President—Chief Financial Officer effective April 22, 1998.
Mr. Molinelli has 42 years of service with us.
Timothy N. Jones was elected President—Electromechanical Group effective February 1, 2006. Mr. Jones has 31 years of service with us.
John W. Hardin was elected President—Electronic Instruments effective July 23, 2008. Previously he served as Senior Vice President and General Manager of the Aerospace and Defense Division from October 2004 to July 2008. Mr. Hardin has 12 years of service with us.
David A. Zapico was elected President—Electronic Instruments effective October 1, 2003. Mr. Zapico has 21 years of service with us.
Robert R. Mandos, Jr. was elected Senior Vice President and Comptroller effective October 1, 2004. Mr. Mandos has 29 years of service with us.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that immediately follows this discussion. We refer to these executive officers as our “named executive officers.”
2010 Compensation
Compensation Objectives
The compensation paid or awarded to our named executive officers for 2010 was designed to meet the following objectives:
•	Provide compensation that is competitive with compensation for other companies’ executive officers who provide comparable services, taking into account the size of our Company or operating group, as applicable. We refer to this objective as “competitive compensation.”

•	Create a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals. We refer to this objective as “performance incentives.”

•	Encourage the aggregation and maintenance of meaningful equity ownership, and alignment of executive and stockholder interests. We refer to this objective as “stakeholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”
We fashioned various components of our 2010 compensation payments and awards to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Short-Term Incentive Awards, Restricted Stock Awards and Stock Option Grants	Competitive Compensation, Performance Incentives, Stakeholder Incentives and Retention Incentives
Determination of Competitive Compensation
In assessing competitive compensation, we referenced current year data provided to us by our independent compensation consultant, Towers Watson. We use the 50th percentile of the Towers Watson general industry group (a collection of over 500 companies who have chosen to participate in the Towers Watson survey) as a reference point. Our approach provides us reference information, allowing us to compete effectively in the marketplace for top talent, while providing us the flexibility to respond to our changing business conditions and the performance of each individual.
We used the following process to determine a reference point for the compensation for each named executive officer in 2010:
•	We provided to the compensation consultant a description of the responsibilities for each named executive officer.

•	The compensation consultant employed its standard methodology to provide reference compensation levels for comparable executives. Comparable executives are seasoned executives having similar responsibilities. The competitive compensation information was based on general industry data derived principally from the compensation consultant’s executive compensation database. The data was size-adjusted to reflect the estimated revenues of our Company and the relevant operating groups. The compensation consultant advised us that it used general industry data rather than data relating only to electronics and electronic component companies because general industry data provides a much larger sampling of companies, and does not differ meaningfully from the data produced by an electronics and electronic component subset.

In considering the data provided by the compensation consultant, we believe that compensation is competitive if it is within a range of 20 percent above or 20 percent below the compensation reference points at the 50th percentile for comparable executives. We believe that variations within or outside this range typically occur due to differences in experience, responsibilities and performance.
Salaries
The salary amounts set forth in the Summary Compensation Table for 2010 reflect salary decisions made by the Compensation Committee of our Board of Directors in 2009. All named executive officers’ salaries were within the competitive compensation guideline of 20 percent above or below salaries for comparable executives at the 50th percentile.
Short-Term Incentive Program
The principal objective of our short-term incentive program is to provide a performance incentive. We set performance targets such that total cash compensation will be within 20 percent above or below the total cash compensation guideline at the 50th percentile for comparable executives. However, larger variations, both positive and negative, may result based on actual performance.
Under our short-term incentive program, we selected performance measures that, in some instances, differed among the named executive officers. These differences reflect the differing responsibilities of the executives. We also established targets for each performance measure.
The target goal for each non-discretionary measure in 2010 was derived from our 2010 budget. Consistent with past practice, the Compensation Committee can make adjustments on a case-by-case basis, such as for group operating income, as described below.
•	Diluted earnings per share (EPS) — We believe that the paramount objective of a principal executive officer is to increase stockholder return significantly, and that for a large, well established industrial corporation, EPS is typically a key metric affecting share price. Therefore, we believe EPS is an excellent measure of our executive officers’ performance.

•	Sales — Sales growth is key to the long-term vitality of a business and we believe this is an indicator of our executive officers’ performance. This measure is applied either on a Companywide basis, or, for our group presidents, with regard to their respective operating groups. We define our sales measure as actual sales compared to budgeted sales without giving effect to (i) increases in revenues from businesses that we acquired during the year and (ii) foreign currency adjustments.

•	Group operating income — This measure applies to our group presidents with regard to their respective operating groups, and reflects adjustments deemed appropriate by the Compensation Committee. We believe this measure is a reliable indicator of operating group performance. Adjustments to operating unit income in 2010 included estimated tax benefits pertaining to the disposal of excess and obsolete inventory and the inclusion of specified financing costs related to acquisitions. We increased operating unit income by the estimated tax benefit realized through the disposal of excess and obsolete inventory. We reduced operating unit income by the estimated amount of interest cost we incur on funds borrowed to finance an acquisition where the results of operations of the acquired business are included in the unit’s operating results. We believe that reducing the operating unit income derived from an acquired business by these interest costs better reflects the contribution of the acquisition to the operating unit’s performance.

•	Group operating working capital — This measure represents inventory plus accounts receivable less accounts payable as a percentage of sales. We use this measure to encourage our group presidents to manage our working capital in a manner that increases cash available for investment. Working Capital is reported at the Corporate and Group level. A lower working capital percentage is an indicator of a group president’s and the CFO’s success in increasing our cash resources.

•	Discretionary — A small portion of each executive’s award is based on discretionary factors that are deemed appropriate by the Compensation Committee. In the case of the group presidents, these factors take into account acquisition activity of their respective operating groups.

The weighting of performance measures for each named executive officer is set forth in the table below. The target award is payable upon achievement of 100 percent of a designated goal. Payment amounts increase from 0 percent to 200 percent of the target award in proportion to the increase from 80 percent to 120 percent of the goal attainment with regard to each measure except for sales and working capital. Payment amounts increase from 0 percent to 200 percent of the target award in proportion to the increase from 97 percent to 103 percent of the sales goal and in proportion to the decrease from 110 percent to 90 percent of the working capital goal. The discretionary portions of the award opportunities are not subject to any specified formula.

				Performance
				Measure as a		Actual Award as
				Percentage of		Percentage of Target
				Total Target		Award Opportunity
		Designated	Actual	Award	Actual	for the Performance
Name	Performance Measure	Goal	Results	Opportunity	Award	Measure
Frank S. Hermance	Diluted Earnings Per Share	$1.40	$1.76	80%	$1,600,000	200%
	Discretionary	100%	200%	20%	$400,000	200%
John J. Molinelli	Diluted Earnings Per Share	$1.40	$1.76	70%	$450,450	200%
	Companywide Sales	$2,203,290,800	$2,427,463,700	10%	$64,350	200%
	Corporate Working Capital	21.6%	19.4%	10%	$64,350	200%
	Discretionary	100%	200%	10%	$64,350	200%
David A. Zapico	Diluted Earnings Per Share	$1.40	$1.76	35%	$174,038	200%
	Group Sales	$747,330,000	$854,840,600	10%	$49,725	200%
	Group Operating Income	$163,131,200	$202,237,100	35%	$174,038	200%
	Group Working Capital	19.1%	15.6%	10%	$49,725	200%
	Discretionary	100%	200%	10%	$49,725	200%
Timothy N. Jones	Diluted Earnings Per Share	$1.40	$1.76	35%	$169,488	200%
	Group Sales	$627,686,000	$742,413,100	10%	$48,425	200%
	Group Operating Income	$85,515,000	$130,632,000	35%	$169,488	200%
	Group Working Capital	22.6%	19.2%	10%	$48,425	200%
	Discretionary	100%	200%	10%	$48,425	200%
John W. Hardin	Diluted Earnings Per Share	$1.40	$1.76	35%	$163,800	200%
	Group Sales	$828,274,900	$830,210,000	10%	$25,223	108%
	Group Operating Income	$211,465,100	$205,432,300	35%	$70,218	86%
	Group Working Capital	26.6%	27.1%	10%	$18,954	81%
	Discretionary	100%	112%	10%	$26,208	112%
As a result of our actual outcomes with respect to the performance measures and the Committee’s determinations with respect to the discretionary component, the award payments and the percentage of the aggregate target award represented by the award payments are as follows: Mr. Hermance, $2,000,000 (200%); Mr. Molinelli, $643,500 (200%); Mr. Zapico, $497,251 (200%); Mr. Jones, $484,251 (200%) and Mr. Hardin, $304,403 (130%). In accordance with SEC regulations, the award payments are reflected in two separate columns of the Summary Compensation Table. The discretionary awards for the named executive officers appear in the “Bonus” column. The other awards are reflected in the “Non-Equity Incentive Plan Compensation” column.
The actual total cash compensation for the named executive officers, as a percentage of the dollar amount of target total cash compensation at the 50th percentile reference point for comparable executives ranged from 124% to 180%. The level of total cash compensation delivered to the named executive officers was primarily driven by the short-term incentive payouts achieved based on record levels of performance.
In providing a discretionary award to Mr. Hermance, the Compensation Committee considered our success with respect to our four growth strategies:
•	Operational Excellence — We achieved record operating income margins of 19.5%.
•	Global and market expansion — International sales grew by 17% in 2010, representing 49% of overall sales. Importantly, Asian sales increased by 31%. We significantly expanded AMETEK India and our Singapore Aerospace maintenance, repair and overhaul facility.
•	Strategic acquisitions — We completed six acquisitions in 2010 that added more than $220 million in annualized revenue.
•	New products — We introduced a number of new products that contributed to our revenue and profitability.

In addition, the Compensation Committee recognized Mr. Hermance’s role in leading the Company through the economic downturn and successfully growing the Company in 2010. In the case of Mr. Molinelli, the Compensation Committee considered the same factors as those considered for Mr. Hermance, as well as improvement in our working capital performance. The group presidents’ discretionary awards reflected the Committee’s assessment of the working capital performance and acquisition activities for their respective operating groups.
Equity-Based Compensation
Our equity-based compensation in 2010 consisted of awards of stock options and restricted stock. While we normally use the current year 50th percentile of the Towers Watson general industry group as a reference point for assessing and establishing competitive compensation, we did not do so in 2010 with respect to granting equity-based compensation to the named executive officers. A review of the 2010 data demonstrated that the general industry group reduced long-term incentive levels, presumably as a result of the recession. We believed as in all years, and moreover precisely as a result of the recession, that long-term incentive compensation should be used to motivate and inspire our talent to drive the business forward during a challenging economic climate. Accordingly, we looked to the 2009 data to set equity award targets as they appeared more consistent with prior years and therefore not focused solely on the recession but rather on incentivising our executives. As a result, our equity-based awards were within the competitive compensation guideline of 20 percent above or below equity-based awards for comparable executives at the 50th percentile with the exception of Mr. Hardin who was slightly above.
The Compensation Committee has the discretion to modify the actual award for each named executive, as was the case for Mr. Hardin. In exercising its discretion, the Compensation Committee considered each executive’s contribution to the success of the four growth strategies described above, as well as each executive’s demonstrated leadership in managing costs while growing the business in a recovering economy.
We granted 50 percent of the long-term incentive award in the form of stock options, and 50 percent in the form of restricted stock. To determine the award size, we applied a Black-Scholes methodology. As a result, we awarded options and restricted stock to the named executive officers as set forth in the Grants of Plan-Based Awards table on page 31 under the column headings, “All Other Option Awards: Number of Securities Underlying Options” and “All Other Stock Awards: Number of Shares of Stock or Units” respectively.
The dollar amounts shown in the Summary Compensation Table under “Option Awards” and “Stock Awards” generally reflect the grant date fair values computed in accordance with ASC 718. See the footnotes to the Summary Compensation Table for further information.
Our options generally vest in equal annual increments on the first four anniversaries of the date of grant. We believe that these vesting terms provide to our executives a meaningful incentive for continued employment. For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan-Based Awards table.
We believe that the vesting provisions of our restricted stock also serve as an incentive for continued employment. However, to encourage performance that ultimately enhances stockholder value, we provide for immediate vesting of a restricted stock award if the closing price of our Common Stock during any five consecutive trading days reaches 200 percent of the price of our Common Stock on the date of grant.
Stock-Based Award Grant Practices
In October 2006, we adopted practices for the grant of stock-based awards. Among other things, these practices encompass the following principles:
•	The majority of stock-based awards are approved annually by the Compensation Committee on a pre-scheduled date, which occurs in close proximity to the date of our Annual Meeting of Stockholders.

•	The annual stock-based awards will not be made when the Compensation Committee is aware that executive officers or non-employee Directors are in possession of material, non-public information, or during quarterly or other specified “blackout” periods.

•	While stock-based awards other than annual awards may be granted to address, among other things, the recruiting or hiring of new employees and promotions, such awards will not be made to executive officers if the Committee is aware that the executive officers are in possession of material, non-public information, or during quarterly or other specified “blackout” periods.

•	The Compensation Committee has established that stock options are granted only on the date the Compensation Committee approves the grant and with an exercise price equal to the fair market value on the date of grant.

•	Backdating of stock options is prohibited.
Stock Ownership Guidelines
We believe that by encouraging our executives to maintain a meaningful equity interest in our Company, we will align the interests of our executives with those of our stockholders. Mr. Hermance is required to hold a multiple of five times his base salary in our stock. The multiple for Messrs. Molinelli, Zapico, Jones and Hardin is three times base salary. Under our guidelines, an executive is expected to reach his or her stock ownership requirement within five years of being promoted to his or her position. As of December 31, 2010, each of our named executive officers met his stock ownership guideline.
Ongoing and Post-employment Agreements
We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were adopted and, in some cases, amended at various times over the past 25 years, and were designed to be a part of a competitive compensation package. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.
•	The Employees’ Retirement Plan — This plan is a tax-qualified defined benefit plan available to all U.S.-based salaried employees who commenced employment with us prior to January 1, 1997. The plan pays annual benefits based on final average plan compensation and years of credited service. The amount of compensation that can be taken into account is subject to limits imposed by the Internal Revenue Code ($245,000 in 2010), and the maximum annual benefits payable under the plan also are subject to Internal Revenue Code limits ($195,000 in 2010). Messrs. Hermance, Molinelli, Zapico and Jones participate in The Employees’ Retirement Plan. See the Pension Benefits table and accompanying narrative for additional information.

•	The Retirement and Savings Plan — This is a tax-qualified defined contribution plan under which our participating employees may contribute a percentage of specified compensation on a pretax basis. In the case of highly compensated employees, including the named executive officers, contributions of up to ten percent of eligible compensation can be made, subject to a limit mandated by the Internal Revenue Code, which was $16,500 for 2010, or, if the participant was at least 50 years old, $22,000. We provide a matching contribution equal to one-third of the first six percent of compensation contributed, subject to a maximum of $1,200. A participant may invest the participant’s contributions and matching contributions in one or more of a number of investment alternatives, including our Common Stock, and the value of a participant’s account will be determined by the investment performance of the participant’s account. No more than 25 percent of a participant’s contributions can be invested in our Common Stock. All of the named executive officers participate in The Retirement and Savings Plan. Our matching contributions are included in the “All Other Compensation” column of the Summary Compensation Table.

•	Retirement Feature of The Retirement and Savings Plan — The Retirement Feature is available to participants in The Retirement and Savings Plan who meet specified criteria, including ineligibility to participate in any of our defined benefit plans. Mr. Hardin participates in the Retirement Feature. We make retirement contributions based on the total of a participant’s age plus years of service. For Mr. Hardin, we contributed an amount equal to five percent of his compensation subject to Social Security taxes and seven percent of his additional compensation. We also make an employer incentive retirement contribution equal to one percent of a participant’s eligible compensation if the participant is contributing at least six percent of his or her compensation under The Retirement and Savings Plan. See the notes to the “All Other Compensation” column of the Summary Compensation Table for further information regarding our contributions to the Retirement Feature for the account of Mr. Hardin.

•	Supplemental Executive Retirement Plan (“SERP”) — This plan is a non-qualified deferred compensation plan that provides benefits for executives to the extent that their compensation cannot be taken into account under our tax-qualified plans because the compensation exceeds limits imposed by the Internal Revenue Code. We refer to the compensation that exceeds these limits as “excess compensation.” For 2010, compensation in excess of $245,000 constitutes excess compensation. Under the SERP, each year we credit to the account of a participant an amount equal to 13% of the executive’s excess compensation, which is then deemed to be invested in our Common Stock. Payout of an executive’s account, which is subject to tax liability, occurs upon termination of the executive’s employment and is made in shares of our Common Stock. Therefore, the ultimate value of the shares paid out under the SERP will depend on the performance of our Common Stock during the period an executive participates in the SERP. All of the named executive officers participate in the SERP. See the Non-qualified Deferred Compensation table and accompanying narrative for additional information.

•	Deferred Compensation Plan — This plan provides an opportunity for executives to defer payment of their short-term incentive award to the extent that such award, together with other relevant compensation, constitutes excess compensation. In advance of the year in which the short-term incentive award will be paid, an executive may elect to defer all or part of his or her eligible incentive award into a notional investment in our Common Stock, in an interest-bearing account or in both. A participant generally may elect to have the value of his or her account distributed following retirement, either in a lump sum or in up to five annual installments, or in the form of an in-service distribution, payable either in a lump sum or in up to four annual installments commencing on a date specified by the participant in his or her distribution election. Payments may commence sooner upon the participant’s earlier separation from service, upon the death of the participant, in the event of an unforeseeable financial emergency or upon a change of control. Payments from the notional Common Stock fund are made in shares of our Common Stock, while payments from the interest-bearing account are paid in cash. Messrs. Hermance and Molinelli participate in the Deferred Compensation Plan. See the Non-qualified Deferred Compensation table and accompanying narrative for additional information.

•	Supplemental Senior Executive Death Benefit Program — Under this program, Messrs. Hermance and Molinelli have entered into agreements that require us to pay death benefits to their designated beneficiaries and to pay benefits to them under certain circumstances during their lifetimes. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive’s beneficiary will receive monthly payments of up to $8,333 from the date of the executive’s death until the date he or she would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the Program provides for a maximum benefit of $100,000 per year for a period of 10 years. We have purchased insurance policies on the lives of Messrs. Hermance and Molinelli to fund our obligations under the Program. See the Pension Benefits table and accompanying narrative for additional information.

•	2004 Executive Death Benefit Plan — This plan provides for retirement benefits or, if the executive dies before retirement, a death benefit. Generally, if the executive dies before retirement, the executive’s beneficiary will receive a monthly payment of $8,333 until the participant would have reached age 80. If the executive retires (either at age 65 or after attaining age 55 with at least five years of service) the executive will be entitled to receive a distribution based on the value of his account in the plan, which is determined by gains or losses on, and death benefits received under, a pool of insurance policies that we own covering the lives of participants. Messrs. Zapico, Jones and Hardin participate in this plan. See the Non-qualified Deferred Compensation table and accompanying narrative for further information.

•	Change of Control Agreements — We have change of control agreements with each of our executive officers, which are described under “Potential Payments Upon Termination or Change of Control.” We entered into these change of control agreements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change of control. In addition, we want our executives to support a corporate transaction involving a change of control that is in the best interests of our stockholders, even though the transaction may have an effect on the executive’s continued employment with us. We believe these arrangements provide an important incentive for our executives to remain with us. Our agreement with each executive other than Mr. Hermance provides for payments and other benefits to the executive if we terminate the executive’s employment without cause or if the executive terminates employment for “good reason” within two years following a change of control. Mr. Hermance’s change of control agreement differs from those of the other named executive officers with respect to the amount of the payment and the scope of the benefits upon the change of control events and does not have the two-year limit applicable to the other executives following the change of control. Given the critical nature of his role as Chief Executive, his tenure with us, and our interest in retaining his services, we believe that it is appropriate to provide Mr. Hermance with this protection so that he is free to focus all of his attention on the growth and future of the Company, even in a period following a change of control. We believe that the incentive provided by these additional benefits is well worth any potential cost. For these same reasons, we also have agreed to provide payments and other benefits to Mr. Hermance if, outside of the context of a change of control, we terminate his employment without cause or he terminates his employment for good reason. In addition, Mr. Hermance’s agreement differs from the other agreements with respect to payments that exceed the limitations under Section 280G of the Internal Revenue Code. The other executives’ agreements limit the payments made upon a change of control to the maximum amount that may be paid without an excise tax and loss of corporate tax deduction under Sections 4999 and 280G of the Internal Revenue Code. Mr. Hermance’s agreement does not contain this limitation as discussed under “Tax Considerations” below.
Tax Considerations
Under Section 162(m) of the Internal Revenue Code, a publicly held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation made to the chief executive officer and other officers listed on the Summary Compensation Table. Our policy is generally to preserve the federal income tax deductibility of compensation paid to our executives, and certain of our equity awards have been structured to preserve deductibility under Section 162(m). Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Company. In 2010, we had a vesting of restricted stock which resulted in compensation paid to Mr. Hermance that is non-deductible under Section 162(m).
Under Mr. Hermance’s change of control agreement, our payments to Mr. Hermance may exceed the limitations under Section 280G of the Internal Revenue Code, and therefore a portion of the payments may not be deductible. In addition, we will make an additional payment to Mr. Hermance if payments to him resulting from a change of control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. We did not wish to have the provisions of Mr. Hermance’s agreement serve as a disincentive to his pursuit of a change of control that otherwise might be in the best interests of our Company and its stockholders. Accordingly, we determined to provide a payment to reimburse Mr. Hermance for any excise taxes payable in connection with the change-of-control payment, as well as any taxes that accrue as a result of our reimbursement. We believe that, in light of Mr. Hermance’s outstanding record in enhancing value for our stockholders, this determination is appropriate.
Role of Executive Officers in Determining Executive Compensation For Named Executive Officers
In connection with 2010 compensation, Mr. Hermance, aided by our human resources department, provided statistical data and recommendations to the Compensation Committee to assist it in determining compensation levels. Mr. Hermance did not make recommendations as to his own compensation. While the Compensation Committee utilized this information, and valued Mr. Hermance’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Compensation Committee.
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Respectfully submitted,
The Compensation Committee:
Charles D. Klein, Chairperson
James R. Malone
Elizabeth R. Varet
Dated: March 25, 2011

COMPENSATION TABLES
SUMMARY COMPENSATION TABLE — 2010
The following table provides information regarding the compensation of our Chief Executive Officer, Chief Financial Officer and other three most highly compensated executive officers.

							Change in
							Pension Value
							and
							Nonqualified
							Deferred
						Non-Equity	Compensation
				Stock	Option	Incentive Plan	Earnings	All Other
Name and		Salary		Awards	Awards	Compensation	(Losses)	Compensation
Principal Position	Year	(1)	Bonus	(2)	(3)	(4)	(5)	(6)	Total
Frank S. Hermance	2010	$1,000,000	$400,000	$2,419,443	$1,696,859	$1,600,000	$248,233	$442,782	$7,807,317
Chairman of the Board	2009	784,600	320,000	2,106,851	1,565,070	—	201,900	162,360	5,140,781
and Chief Executive Officer	2008	800,000	320,984	1,730,646	1,240,514	878,016	79,223	297,082	5,346,465
John J. Molinelli	2010	495,000	64,350	555,282	389,309	579,150	253,282	148,278	2,484,651
Executive Vice President—	2009	402,108	106,800	512,566	380,718	—	261,300	69,984	1,733,476
Chief Financial Officer	2008	390,000	107,303	466,074	334,055	260,697	121,235	78,828	1,758,192
David A. Zapico	2010	382,500	49,725	343,305	240,703	447,526	56,515	105,617	1,625,891
President—Electronic	2009	343,263	91,200	394,156	292,734	17,935	74,197	45,866	1,259,351
Instruments	2008	337,500	43,316	332,910	238,638	258,684	(38,133)	72,529	1,245,444
Timothy N. Jones	2010	372,500	48,425	343,305	240,703	435,826	101,289	92,579	1,634,627
President—	2009	294,225	59,670	323,829	240,474	—	134,226	26,641	1,079,065
Electromechanical Group	2008	300,000	39,628	266,328	190,929	139,372	(60,899)	41,869	917,227
John W. Hardin	2010	360,000	26,208	343,305	240,703	278,195	15,736	60,215	1,324,362
President—Electronic	2009	294,225	73,320	312,708	232,128	—	27,453	65,507	1,005,341
Instruments	2008	277,250	47,454	328,491	93,041	150,746	(37,021)	194,863	1,054,824

(1)	Regularly scheduled salary increases were deferred in 2009. In addition, base pay was reduced by one week’s pay in connection with cost reduction initiatives that were administered across our Company in 2009. Salary increases for 2008 were effective on January 1, 2008 for Messrs. Hermance and Jones, and on July 1, 2008 for Messrs. Molinelli, Zapico and Hardin.

(2)	The amounts shown for stock awards relate to restricted shares granted under our 1999 and 2002 Stock Incentive Plans and 2007 Omnibus Incentive Compensation Plan. These amounts are equal to the aggregate grant date fair value, computed in accordance with ASC 718, but without giving effect to estimated forfeitures related to service-based vesting conditions. For information regarding the number of shares subject to 2010 awards, other features of the awards and the grant date fair value of the awards, see the Grants of Plan-Based Awards table on page 31.

(3)	The amounts shown for option awards relate to shares granted under our 1999 and 2002 Stock Incentive Plans and 2007 Omnibus Incentive Compensation Plan. These amounts are equal to the aggregate grant date fair value, computed in accordance with ASC 718, but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the amounts in this column are set forth in Note 12 to our Consolidated Financial Statements on page 40 of Appendix B to this proxy statement. For information regarding the number of shares subject to 2010 awards, other features of those awards, and the grant date fair value of the awards, see the Grants of Plan-Based Awards table on page 31.

(4)	Represents payments under our short-term incentive program based on achievement of Companywide or operating group performance measures. See “Compensation Discussion and Analysis — 2010 Compensation — Short-Term Incentive Program.”
(Footnotes continue on following page.)

(5)	Includes, for 2010, the aggregate change in actuarial present value of the accumulated benefit under defined benefit plans as follows: Mr. Hermance, $178,800; Mr. Molinelli, $242,000; Mr. Zapico, $40,100; and Mr. Jones, $72,600. Also includes earnings on non-qualified deferred compensation plans, to the extent required to be disclosed under SEC regulations, as follows: Mr. Hermance, $69,433; Mr. Molinelli, $11,282; Mr. Zapico, $16,415; Mr. Jones, $28,689; and Mr. Hardin, $15,736. The Company did not change its benefit programs for the named executive officers in 2010; the change in benefit value is attributed to underlying assumptions such as the discount rate used to calculate the actuarial present value.

(6)	Included in All Other Compensation for 2010 are the following items that exceeded $10,000:
•	our contributions under our defined contribution plans, including our Supplemental Executive Retirement Plan, as follows: Mr. Hermance, $359,350; Mr. Molinelli, $117,355; Mr. Zapico, $83,718; Mr. Jones, $80,728; and Mr. Hardin, $40,696.

•	dividends on restricted stock and the interest on the dividend balance, which totaled $51,194 for Mr. Hermance and $12,533 for Mr. Molinelli, and are subject to forfeiture if the related restricted stock does not vest.

•	perquisites which totaled $30,873 for Mr. Hermance, $17,025 for Mr. Molinelli, $12,193 for Mr. Zapico, and $12,014 for Mr. Hardin. Perquisites included automobile allowances for all of the named executive officers, and country club dues for Mr. Hermance.

GRANTS OF PLAN-BASED AWARDS — 2010
The following table provides details regarding plan-based awards granted to the named executive officers in 2010, adjusted to reflect the three-for-two stock split paid to stockholders on December 21, 2010.

					All Other	All Other
					Stock	Option
					Awards:	Awards:
					Number of	Number of		Grant Date
		Estimated Possible Payouts Under			Shares of	Securities	Exercise or	Fair Value of
		Non-Equity Incentive Plan			Stock or	Underlying	Base Price	Stock and
	Grant	Awards(1)			Units	Options	of Option	Option
Name	Date	Threshold	Target	Maximum	(2)	(3)	Awards	Awards (4)
Frank S. Hermance	2/19/10	—	$800,000	$1,600,000	—	—	—	N/A
	4/29/10	—	—	—	82,350	223,860	$29.38	$4,116,302
John J. Molinelli	2/19/10	—	289,575	579,150	—	—	—	N/A
	4/29/10	—	—	—	18,900	51,360	29.38	944,591
David A. Zapico	2/19/10	—	223,763	447,526	—	—	—	N/A
	4/29/10	—	—	—	11,685	31,755	29.38	584,008
Timothy N. Jones	2/19/10	—	217,913	435,826	—	—	—	N/A
	4/29/10	—	—	—	11,685	31,755	29.38	584,008
John W. Hardin	2/19/10	—	210,600	421,200	—	—	—	N/A
	4/29/10	—	—	—	11,685	31,755	29.38	584,008

(1)	These targets were established under our short-term incentive program. See “Compensation Discussion and Analysis — 2010 Compensation — Short-Term Incentive Program” for information regarding the criteria applied in determining the amounts payable under the awards. There were no threshold amounts payable under the short-term incentive program. The actual amounts paid with respect to these awards are included in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table on page 29. Targets reflect the October 1, 2010 salary for each individual, as required by the program.

(2)	The stock awards constitute restricted shares granted under our 2007 Omnibus Incentive Compensation Plan. These shares become vested on the earliest to occur of (a) the closing price of our Common Stock on any five consecutive days equaling or exceeding $58.76 per share, (b) the death or permanent disability of the grantee, (c) the termination of the grantee’s employment with us in connection with a change of control, (d) the fourth anniversary of the date of grant, namely April 29, 2014, provided the grantee has been employed by us continuously through that date, or (e) the grantee’s retirement from employment with us at or after age 55 and the completion of at least ten years of employment with us, in which case only a pro rata portion of the shares will become nonforfeitable and transferable based upon the time that has elapsed since the date of grant. Cash dividends are earned on the restricted shares but are not paid until the restricted shares vest. Until the restricted stock vests, the dividends accrue interest at the 5-year Treasury note rate plus 0.5%, compounded quarterly.

(3)	The option awards constitute stock options granted under our 2007 Omnibus Incentive Compensation Plan. Stock options become exercisable as to 25% of the underlying shares on each of the first four anniversaries of the date of grant. Options generally become fully exercisable in the event of the grantee’s death or permanent disability, normal retirement or termination of employment in connection with a change of control.

(4)	The grant date fair value is computed in accordance with ASC 718, but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the grant date fair value of option awards in this column are set forth in Note 12 to our Consolidated Financial Statements on page 40 of Appendix B to this proxy statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2010
The following table provides details regarding outstanding equity awards for the named executive officers at December 31, 2010, adjusted to reflect the three-for-two stock split paid to stockholders on December 21, 2010.

	Option Awards (1)					Stock Awards (2)
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of Stock
		Unexercised	Unexercised	Option	Option	Stock That	That
	Option	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Grant Date	Exercisable	Unexercisable	Price	Date	Vested	Vested (3)
Frank S. Hermance	9/22/2004	126,190	—	13.5133	9/21/2011	292,890	$11,495,933
	4/27/2005	195,862	—	16.8578	4/26/2012
	4/26/2006	189,922	—	22.1778	4/25/2013
	4/24/2007	143,494	47,831	24.2933	4/23/2014
	4/23/2008	97,117	97,118	32.4000	4/22/2015
	4/23/2009	75,243	225,732	21.8067	4/22/2016
	4/29/2010	—	223,860	29.3800	4/28/2017
John J. Molinelli	9/22/2004	55,530	—	13.5133	9/21/2011	71,385	2,801,861
	4/27/2005	41,805	—	16.8578	4/26/2012
	4/26/2006	41,985	—	22.1778	4/25/2013
	4/24/2007	34,594	11,531	24.2933	4/23/2014
	4/23/2008	26,153	26,152	32.4000	4/22/2015
	4/23/2009	18,303	54,912	21.8067	4/22/2016
	4/29/2010	—	51,360	29.3800	4/28/2017
David A. Zapico	4/26/2006	33,727	—	22.1778	4/25/2013	52,245	2,050,616
	4/24/2007	28,935	9,645	24.2933	4/23/2014
	4/23/2008	18,683	18,682	32.4000	4/22/2015
	4/23/2009	14,073	42,222	21.8067	4/22/2016
	4/29/2010	—	31,755	29.3800	4/28/2017
Timothy N. Jones	4/27/2005	15,120	—	16.8578	4/26/2012	44,250	1,736,812
	4/26/2006	33,727	—	22.1778	4/25/2013
	4/24/2007	22,500	7,500	24.2933	4/23/2014
	4/23/2008	14,947	14,948	32.4000	4/22/2015
	4/23/2009	11,561	34,684	21.8067	4/22/2016
	4/29/2010	—	31,755	29.3800	4/28/2017
John W. Hardin	4/27/2005	4,804	—	16.8578	4/26/2012	40,721	1,598,299
	4/26/2006	9,148	—	22.1778	4/25/2013
	4/24/2007	7,415	3,707	24.2933	4/23/2014
	4/23/2008	7,284	7,284	32.4000	4/22/2015
	4/23/2009	11,160	33,480	21.8067	4/22/2016
	4/29/2010	—	31,755	29.3800	4/28/2017

(1)	All option grants become exercisable as to 25% of the underlying shares on each of the first four anniversaries of the dates of grant.

(2)	The following table sets forth grant and vesting information for the outstanding restricted stock awards for all named executive officers:

		Number of Shares or		Price-Related Event
		Units of Stock That		for Accelerated
Name	Grant Date	Have Not Vested	Vesting Date	Vesting*
Frank S. Hermance	4/24/2007	60,510	4/24/2011	$48.59
	4/23/2008	53,415	4/23/2012	64.80
	4/23/2009	96,615	4/23/2013	43.61
	4/29/2010	82,350	4/29/2014	58.76
John J. Molinelli	4/24/2007	14,595	4/24/2011	48.59
	4/23/2008	14,385	4/23/2012	64.80
	4/23/2009	23,505	4/23/2013	43.61
	4/29/2010	18,900	4/29/2014	58.76
David A. Zapico	4/24/2007	12,210	4/24/2011	48.59
	4/23/2008	10,275	4/23/2012	64.80
	4/23/2009	18,075	4/23/2013	43.61
	4/29/2010	11,685	4/29/2014	58.76
Timothy N. Jones	4/24/2007	9,495	4/24/2011	48.59
	4/23/2008	8,220	4/23/2012	64.80
	4/23/2009	14,850	4/23/2013	43.61
	4/29/2010	11,685	4/29/2014	58.76
John W. Hardin	4/24/2007	4,690	4/24/2011	48.59
	4/23/2008	4,006	4/23/2012	64.80
	7/23/2008	6,000	7/23/2012	66.23
	4/23/2009	14,340	4/23/2013	43.61
	4/29/2010	11,685	4/29/2014	58.76

*	The price-related event for accelerated vesting of the restricted stock awards will occur if the closing price per share of our Common Stock for five consecutive trading days is equal to at least two times the closing price per share on the date of grant.

(3)	The dollar values are based on the closing price of our Common Stock on December 31, 2010 ($39.25). Cash dividends will be earned but will not be paid until the restricted shares vest. The dividends will be payable at the same rate as dividends to holders of our outstanding Common Stock. Until the restricted stock vests, the dividends accrue interest at the 5-year Treasury note rate plus 0.5%, compounded quarterly.
OPTION EXERCISES AND STOCK VESTED — 2010
The following table provides information regarding option exercises and vesting of restricted stock awards for the named executive officers in 2010, adjusted to reflect the three-for-two stock split paid to stockholders on December 21, 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired on	Value Realized
Name	on Exercise	on Exercise (1)	Vesting	on Vesting (2)
Frank S. Hermance	448,492	$10,712,819	56,250	$1,621,624
John J. Molinelli	59,062	1,558,025	12,442	358,703
David A. Zapico	72,772	1,471,899	9,990	288,000
Timothy N. Jones	43,102	769,575	9,990	288,000
John W. Hardin	8,814	204,073	5,418	156,195

(1)	The value realized on exercise is equal to the difference between the market price of the shares acquired upon exercise and the option exercise price for the acquired shares.

(2)	On April 26, 2010, the 4-year cliff vesting of the restricted stock granted on April 26, 2006 occurred. The total value realized on vesting is equal to (1) the closing price per share of our Common Stock on April 26, 2010 ($28.83), multiplied by the number of shares acquired on vesting, minus the par value per share paid by the named executive, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

PENSION BENEFITS — 2010
We have the following defined benefit plans in which some or all of our named executive officers participate:
•	The Employees’ Retirement Plan — This plan is a qualified defined benefit pension plan that provides retirement benefits to our U.S.-based salaried employees who commenced employment with us prior to January 1, 1997. The plan pays benefits based upon eligible final average plan compensation and years of credited service. Compensation in excess of a specified amount prescribed by the Department of the Treasury ($245,000 for 2010) is not taken into account under the Retirement Plan. Mr. Hardin, who joined us after January 1, 1997, is not eligible to participate in The Employees’ Retirement Plan, but instead is eligible to participate in the Retirement Feature of the AMETEK Retirement and Savings Plan, a defined contribution plan.

Annual benefits earned under The Employees’ Retirement Plan are computed using the following formula:
(A + B) x C x 1.02
where:
•	A = 32.0% of eligible compensation not in excess of Social Security covered compensation plus 40.0% of eligible compensation in excess of Social Security covered compensation, times credited service at the normal retirement date (maximum of 15 years) divided by 15;

•	B = 0.5% of eligible plan compensation times credited service at the normal retirement date in excess of 15 years (maximum of ten years); and

•	C = current credited service divided by credited service at the normal retirement date.
Participants may retire as early as age 55 with 10 years of service. Unreduced benefits are available when a participant attains age 65 with 5 years of service. Otherwise, benefits are reduced 6.67% for each year by which pension commencement precedes the attainment of age 65. Pension benefits earned are distributed in the form of a lifetime annuity. Messrs. Hermance and Molinelli are eligible for early retirement under the plan.

•	Supplemental Senior Executive Death Benefit Program — Under this program, we have entered into individual agreements with Messrs. Hermance and Molinelli that require us to pay death benefits to their designated beneficiaries and to pay lifetime benefits to them under specified circumstances. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive’s beneficiary will receive monthly payments of up to $8,333 from the date of the executive’s death until the date he would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the program provides for an annual benefit of up to a maximum of $100,000 per year, or an aggregate of $1,000,000. The benefit is payable monthly over a period of ten years to the executive or the executive’s beneficiary. The payments will commence for retirees at age 70 or death, whichever is earlier. However, if the executive retires after age 70, the payments commence on retirement. To fund benefits under the Program, we have purchased individual life insurance policies on the lives of certain of the covered executives. We retain the right to terminate all of the Program agreements under designated circumstances.

The following table provides details regarding the present value of accumulated benefits under the plans described above for the named executive officers in 2010.

			Present
		Number of Years	Value of
		Credited Service	Accumulated	Payments During
Name	Plan Name	at December 31, 2010	Benefit (1)	2010
Frank S. Hermance	The Employees’ Retirement Plan Supplemental Senior Executive Death Benefit Plan	20 N/A	$ 870,700 497,600	—
John J. Molinelli	The Employees’ Retirement Plan Supplemental Senior Executive Death Benefit Plan	42 N/A	1,306,300 448,000	—
David A. Zapico	The Employees’ Retirement Plan	21	207,600	—
Timothy N. Jones	The Employees’ Retirement Plan	31	449,600	—
John W. Hardin	N/A	N/A	N/A	—

(1)	The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through December 31, 2010. We used the following assumptions in quantifying the present value of the accumulated benefit: discount rate — 5.60%; limitation on eligible annual compensation under the Internal Revenue Code — $245,000; limitation on eligible annual benefits under the Internal Revenue Code — $195,000; retirement age — 65; termination and disability rates — none; form of payment — single life annuity; RP-2000 mortality table, as adjusted.

NON-QUALIFIED DEFERRED COMPENSATION — 2010
We have the following non-qualified deferred compensation plans in which our named executive officers participate:
•	Supplemental Executive Retirement Plan (“SERP”) — This plan provides benefits for executives to the extent that their compensation cannot be taken into account under our tax-qualified plans because the compensation exceeds limits imposed by the Department of the Treasury ($245,000 in 2010). Under the SERP, each year we credit to the account of a participant an amount equal to 13% of the executive’s compensation that exceeds the Department of the Treasury limits, which is then deemed to be invested in our Common Stock. Payout of an executive’s account occurs upon termination of the executive’s employment and is made in shares of our Common Stock. Therefore, the ultimate value of the shares paid out under the SERP will depend on the performance of our Common Stock during the period an executive participates in the SERP.

•	Deferred Compensation Plan — This plan provides an opportunity for executives to defer payment of their short-term incentive award to the extent that such award, together with other relevant compensation, exceeds limits imposed by the Department of the Treasury ($245,000 in 2010). In advance of the year in which the short-term incentive award will be paid, an executive may elect to defer all or part of his or her eligible incentive award. The monies are invested in one of two notional accounts, a Common Stock fund and an interest-bearing fund. A participant generally may elect to have the value of his or her account distributed following retirement, or while in service, as specified by the participant in his or her deferral election. Payments may commence earlier upon the participant’s earlier separation from service, upon the death of the participant, in the event of an unforeseeable financial emergency or upon a change of control, as defined in the plan. Payments from the notional Common Stock fund are made in shares of our Common Stock, while payments from the interest-bearing account are paid in cash.

•	2004 Executive Death Benefit Plan — Under this plan, we provide a retirement benefit to Messrs. Zapico, Jones and Hardin. The retirement benefit under this plan is designed to provide the lump sum necessary to deliver 20% of the executive’s final projected annual salary paid annually for 10 years, on a present value basis at age 70. However, the actual benefit will vary based on the gains and losses from the underlying investments in a pool of insurance policies that we own covering the lives of the participants; and on death benefits received from these same policies. The maximum salary on which the benefit can be based is $500,000. If the covered executive dies while actively employed or while disabled and before age 65, the executive’s beneficiaries will receive monthly payments from the date of the executive’s death until the executive would have attained age 80.
The following table provides details regarding non-qualified deferred compensation for the named executive officers in 2010.

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Aggregate Balance at
Name	Last Fiscal Year	Last Fiscal Year (1)	Fiscal Year (2)	Distributions	Last Fiscal Year-End (3)
Frank S. Hermance	$315,360	$358,150	$3,428,407	—	$19,917,090
John J. Molinelli	52,626	116,155	1,130,945	—	4,921,707
David A. Zapico	—	82,518	288,312	—	909,950
Timothy N. Jones	—	79,528	172,876	—	579,352
John W. Hardin	—	24,482	98,928	—	304,117

(1)	Includes for each named executive officer the following amounts that are also reported in the Summary Compensation Table on page 29: Mr. Hermance, $358,150; Mr. Molinelli, $116,155; Mr. Zapico, $82,518; Mr. Jones, $79,528; and Mr. Hardin, $24,482.

(2)	Includes for each named executive officer the following amounts that are also reported in the Summary Compensation Table on page 29: Mr. Hermance, $69,433; Mr. Molinelli, $11,282; Mr. Zapico, $16,415; Mr. Jones, $28,689; and Mr. Hardin, $15,736.

(3)	Includes for each named executive officer the following amounts that were reported as compensation in the Summary Compensation Table in previous years: Mr. Hermance, $10,580,759; Mr. Molinelli, $2,017,233; Mr. Zapico, $343,884; Mr. Jones, $206,293; and Mr. Hardin, $123,335.

POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE OF CONTROL
In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change of control. The information in this section does not include information relating to the following:
•	distributions under The Employees’ Retirement Plan and distributions, other than death benefits, under the Supplemental Senior Executive Death Benefit Plan — see “Pension Benefits — 2010” for information regarding these plans,

•	distributions under the Supplemental Executive Retirement Plan and the Deferred Compensation Plan and distributions, other than death benefits, under the 2004 Executive Death Benefit Plan — see “Nonqualified Deferred Compensation — 2010” for information regarding these plans,

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including tax-qualified defined contribution plans, and

•	short-term incentive payments that would not be increased due to the termination event.
The following items are reflected in the summary table on page 40. The payment amounts reflect the payments that would have been due to the named executive officers had the termination or change of control event occurred on December 31, 2010.
Change of Control Agreements. Under our change of control agreements with our named executive officers other than Mr. Hermance, in the event that a named executive officer’s employment is terminated by us without cause or by the named executive officer for “good reason” within two years beginning on the effective date of a change of control, the executive officer will receive: (1) 2.99 times the sum of (a) the executive officer’s base salary in effect on the last day of the fiscal year immediately preceding the effective date of the change of control and (b) the greater of the target bonus for the fiscal year in which the change of control occurred or the average of the bonus received for the two previous fiscal years; all cash payments will be paid when permitted under Section 409A of the Code, namely, on the first day of the seventh month following the termination date; and (2) continuation of health benefits until the earliest to occur of Medicare eligibility, coverage under another group health plan without a pre-existing condition limitation, the expiration of ten years, or the executive officer’s death. Payments to executive officers other than Mr. Hermance under the change of control agreements will be reduced, if necessary, to prevent them from being subject to the limitation on deductions under Section 280G of the Internal Revenue Code. The Compensation Committee selected the 2.99 times multiple of salary and bonus to reflect competitive market levels for such agreements and, except in the case of Mr. Hermance, the amount payable is subject to limitations designed to minimize the payment of any excise taxes by us.
Generally, a change of control is deemed to occur under the change of control agreements if: (1) any person or more than one person acting as a group acquires ownership of stock which constitutes more than 50 percent of the total fair market value or total voting power of our stock; (2) any person or more than one person acting as a group acquires (during the 12-month period ending on the date of the most recent acquisition) ownership of stock possessing 30 percent or more of the total fair market value or total voting power of our stock; (3) a majority of Board members are replaced during any 12-month period by directors whose election is not endorsed by a majority of the members of the Board; or (4) any person or more than one person acting as a group acquires assets from us having a total fair market value of not less than 40 percent of the total fair market value of all of our assets immediately prior to the acquisition.
A termination for “good reason” generally means a termination initiated by the executive officer in the event of: (1) our noncompliance with the change of control agreement; (2) any involuntary reduction in the executive officer’s authority, duties or responsibilities that were in effect immediately prior to the change of control; (3) any involuntary reduction in the executive officer’s total compensation that was in effect immediately prior to the change of control; or (4) any transfer of the executive officer without the executive officer’s consent of more than 50 miles from the executive officer’s principal place of business immediately prior to the change of control other than on a temporary basis (less than 6 months).

A termination for cause would result from misappropriation of funds, habitual insobriety or substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties that has a material adverse effect on our business, operations, assets, properties or financial condition.
Under our change of control agreement with Mr. Hermance, in the event that his employment is terminated by us without cause or by Mr. Hermance for good reason in anticipation of, or following, a change of control, he will receive: (1) a lump sum payment equal to 2.99 times the sum of (a) Mr. Hermance’s base salary for the year prior to the year in which his termination occurs and (b) his targeted bonus for the year in which he is terminated or, if the amount of the targeted bonus is not known, the average of his bonuses for the two years preceding the year in which his termination occurs; all cash payments will be paid when permitted under Section 409A of the Code, namely, on the first day of the seventh month following the termination date; (2) continuation of health benefits, disability insurance and death benefits until the earliest of (a) the end of the tenth year following the year of the separation from service; (b) Medicare eligibility; (c) commencement of new employment where Mr. Hermance can participate in similar plans or programs without a pre-existing condition limitation; or (d) death; and (3) use of an automobile and reimbursement of reasonable operating expenses, and continued reimbursement of country club dues, in each case until the second anniversary of his termination or, if earlier, his death.
In addition, upon a change of control, or upon Mr. Hermance’s termination without cause or resignation for good reason in anticipation of a change of control, (1) all of his restricted stock awards and stock options immediately vest; (2) all stock options, other than incentive stock options, will be exercisable for one year following his termination, or, if earlier, the stated expiration date of the stock option; and (3) if Mr. Hermance becomes subject to excise taxes under Section 4999 of the Internal Revenue Code because our change of control payments to him are subject to the limitations on deductions under Section 280G of the Internal Revenue Code, he will be reimbursed for those excise taxes and any additional taxes payable by him as a result of the reimbursement.
Generally, a change of control is deemed to occur under Mr. Hermance’s change of control agreement upon: (1) the acquisition by any person or group of 20 percent or more of our total voting stock; (2) the acquisition by us, any executive benefit plan, or any entity we establish under the plan, acting separately or in combination with each other or with other persons, of 50 percent or more of our voting stock, if after such acquisition our Common Stock is no longer publicly traded; (3) the death, resignation or removal of our Directors within a two-year period, as a result of which the Directors serving at the beginning of the period and Directors elected with the advance approval of two-thirds of the Directors serving at the beginning of the period constitute less than a majority of the Board; (4) the approval by the shareholders of (a) a merger in which the shareholders no longer own or control at least 50 percent of the value of our outstanding equity or the combined voting power of our then outstanding voting securities, or (b) a sale or other disposition of all or substantially all of the Company’s assets. A termination is deemed to be in anticipation of a change of control if it occurs during the 90 days preceding the change of control and the substantial possibility of a change of control was known to Mr. Hermance and a majority of the Directors.
“Good reason” and “cause” are defined in Mr. Hermance’s agreement in substantially the same manner as in the other executive officers’ change of control agreements.
Payments and other benefits under the change of control agreements would have been in the following amounts if the event requiring payment occurred on December 31, 2010: Lump sum payments — Mr. Hermance, $5,980,000; Mr. Molinelli, $2,601,749; Mr. Zapico, $2,050,222; Mr. Jones, $1,926,937; Mr. Hardin, $1,776,060. Health and disability benefits — Mr. Hermance, $74,900; Mr. Molinelli, $26,100; Mr. Zapico, $80,800; Mr. Jones, $183,900; Mr. Hardin, $202,300. Perquisites — Mr. Hermance, $72,669 (including use of an automobile and operating expenses in the amount of $58,221; and country club fees). The benefits Mr. Hermance receives upon acceleration of his equity grants in connection with a change of control are quantified below under “Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock.”
In addition, Mr. Hermance’s change of control agreement generally provides that in the event his employment is terminated by us without cause or by Mr. Hermance for good reason, in either case prior to and other than in anticipation of or following a change of control, he would receive the same benefits as he would receive in connection with a change of control, as described above, except: (1) the portion of the lump sum payment based on a multiple of cash compensation will be equal to two times, rather than 2.99 times, cash compensation and (2) the continuation of health benefits, disability benefits and death benefits cannot exceed a maximum of two years from the termination of his employment, rather than ten years.

Payments and other benefits to Mr. Hermance under this provision include the following: lump sum payments, $4,000,000; stock option grant vesting acceleration, $7,527,661; restricted stock award vesting acceleration, $11,601,674; health and disability insurance benefits, $49,900; perquisites, $72,669 (including use of an automobile and operating expenses in the amount of $58,221; and country club fees).
Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock. Under our stock incentive plans, outstanding stock options generally will vest immediately upon the occurrence of any of the following events: (1) the holder’s retirement after age 65, following two years of service with us; (2) the death of the holder; (3) the disability of the holder; or (4) the holder’s termination of employment following a change of control. Benefits relating to accelerated vesting of stock options in connection with termination following a change of control (or, in the case of Mr. Hermance, in anticipation of, or upon a change of control), or upon normal retirement or death or disability is as follows: Mr. Hermance, $7,527,661; Mr. Molinelli, $1,816,377; Mr. Zapico, $1,322,142; Mr. Jones, $1,132,994; Mr. Hardin, $1,002,763. The value of the accelerated vesting benefit equals the number of shares as to which the stock options would vest on an accelerated basis upon the occurrence of the specified termination or change of control event, multiplied by the difference between the closing price per share of our Common Stock on December 31, 2010 and the exercise price per share for the affected options.
Outstanding restricted stock generally will vest immediately upon the occurrence of either of the following events: (1) the holder’s death or disability; or (2) the holder’s termination of employment following a change of control. Benefits relating to accelerated vesting of restricted stock in connection with termination following a change of control (or, in the case of Mr. Hermance, in anticipation of, or upon a change of control), or upon disability or death are as follows: Mr. Hermance, $11,601,674; Mr. Molinelli, $2,828,004; Mr. Zapico, $2,070,587; Mr. Jones, $1,753,060; Mr. Hardin, $1,611,858. Benefits in connection with other events of termination addressed in the table below are as follows: Mr. Hermance, $5,760,721; Mr. Molinelli, $1,426,244; Mr. Zapico (normal retirement only), $1,093,306; Mr. Jones (normal retirement only), $886,431; Mr. Hardin (normal retirement only), $734,529. The value of the accelerated vesting benefit equals the number of shares of restricted stock that would vest on an accelerated basis on the occurrence of the specified termination or change of control event times the closing price per share of our Common Stock on December 31, 2010, plus accrued dividends and the interest on the dividend balance.
Our incentive plans define “change of control” in substantially the same manner as the change of control agreements relating to our executives other than Mr. Hermance.
Death Benefits. Death benefits are payable to Messrs. Hermance and Molinelli under our Supplemental Senior Executive Death Benefit Plan, as described under “Pension Benefits — 2010.” Death benefits are payable to Messrs. Zapico, Jones and Hardin under our 2004 Executive Death Benefit Plan, as described under “Nonqualified Deferred Compensation — 2010.”
The amount of death benefits payable to each of the named executive officers in the event of his death would have been as follows on December 31, 2010: Mr. Hermance, $1,144,400; Mr. Molinelli, $846,700; Mr. Zapico, $1,536,000; Mr. Jones, $1,380,900; Mr. Hardin, $1,545,200.
Summary Table. The following table summarizes the amounts payable to each of the named executive officers based on the items described above with respect to each of the events set forth in the table. As used in the table below, “change of control” refers to payment or other benefit events occurring upon a change of control or in connection with a termination related to a change of control, as applicable.

	Voluntary
	Termination/Early
	Retirement/		Involuntary
	Termination	Normal	Not For Cause	Change of
Name	For Cause	Retirement	Termination	Control	Disability	Death
Frank S. Hermance	$5,760,721	$13,288,382	$23,251,904	$25,256,904	$19,129,335	$20,273,735
John J. Molinelli	1,426,244	3,242,621	1,426,244	7,272,230	4,644,381	5,491,081
David A. Zapico	—	2,415,448	—	5,523,751	3,392,729	4,928,729
Timothy N. Jones	—	2,019,425	—	4,996,891	2,886,054	4,266,954
John W. Hardin	—	1,737,292	—	4,592,981	2,614,621	4,159,821

STOCK OWNERSHIP OF
EXECUTIVE OFFICERS AND DIRECTORS
The Compensation Committee of the Board of Directors approved stock ownership guidelines for all executive officers, and reviews stock ownership on an annual basis. See “Compensation Discussion and Analysis — Stock Ownership Guidelines” on page 26 for a discussion of stock ownership guidelines for our named executive officers.
The Board of Directors established stock ownership guidelines for non-employee Directors in order to more closely link their interests with those of stockholders. Under the guidelines, each non-employee Director is expected to own, by the end of a five-year period, shares of our Common Stock having a value equal to at least five times the Director’s annual cash retainer. Each non-employee Director other than Mr. Conti, who was first elected to the Board of Directors in 2010, has exceeded his or her required stock ownership level of five times his or her annual retainer.
The following table shows the number of shares of Common Stock that the Directors and all executive officers as a group beneficially owned, and the number of deemed shares held for the account of the executive officers under the SERP as of January 31, 2011.

	Number of Shares and
	Nature of Ownership (1)
	Outstanding
	Shares	Right to				Total Beneficial
	Beneficially	Acquire		Percent of		and SERP
Name	Owned	(2)	Total	Class	SERP	Ownership
Anthony J. Conti	1,032	—	1,032	*	—	1,032
Sheldon S. Gordon	192,532	28,155	220,687	*	—	220,687
John W. Hardin	54,250	39,811	94,061	*	6,647	100,708
Frank S. Hermance	1,657,362	827,828	2,485,190	1.5%	219,097	2,704,287
Timothy N. Jones	69,861	97,855	167,716	*	12,506	180,222
Charles D. Klein (3)	216,757	28,155	244,912	*	—	244,912
Steven W. Kohlhagen	31,395	14,430	45,825	*	—	45,825
James R. Malone	51,492	28,155	79,647	*	—	79,647
John J. Molinelli	425,815	218,370	644,185	*	78,511	722,696
David P. Steinmann (4)	186,006	17,861	203,867	*	—	203,867
Elizabeth R. Varet (5)	552,578	28,155	580,733	*	—	580,733
Dennis K. Williams	8,895	14,430	23,325	*	—	23,325
David A. Zapico	78,202	95,418	173,620	*	21,793	195,413
Directors and Executive Officers as a Group (14 persons) including individuals named above	3,526,501	1,484,445	5,010,946	3.1%	348,425	5,359,371

*	Represents less than 1% of the outstanding shares of our Common Stock.

(1)	Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise.

(2)	Shares the Director or executive officer has a right to acquire through stock option exercises within 60 days of January 31, 2011.
(Footnotes continue on following page.)

(3)	Includes 4,500 shares owned by one of Mr. Klein’s adult children through a trust for which Mr. Klein’s wife is the trustee and as to which Mr. Klein disclaims any beneficial ownership. Includes 10,500 shares held by a charitable foundation of which Mr. Klein is a director.

(4)	Includes 23,400 shares owned by Mr. Steinmann’s wife, as to which Mr. Steinmann disclaims any beneficial ownership. Mr. Steinmann has shared voting and investment power with respect to 148,611 shares, as to 72,315 of which such power is shared with Ms. Varet and others.

(5)	Includes 49,500 shares, of which 45,000 shares are owned by a trust of which Ms. Varet’s husband is a beneficiary and 4,500 shares are owned by Ms. Varet’s adult children, as to which Ms. Varet disclaims any beneficial ownership. Ms. Varet has shared voting and investment power with respect to 439,321 shares, as to 72,315 shares of which such power is shared with Mr. Steinmann and others.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS
The following table provides information regarding the only entities known to us to be beneficial owners of more than five percent of the outstanding shares of our Common Stock as of March 18, 2011.

Name and Address of			Percent
Beneficial Owner	Nature of Beneficial Ownership	Number of Shares	of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	Sole voting power for 2,765,640 shares and sole dispositive power...... (1)	12,067,565	7.5%
Columbia Wanger Asset Management, L.P. 227 West Monroe Street, Suite 3000 Chicago, IL 60606	Sole voting power for 10,667,850 shares and sole dispositive power...... (2)	11,359,350	7.0%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	Sole voting and dispositive power...... (3)	9,486,855	5.9%

(1)	Based on Schedule 13G filed on February 10, 2011. These securities are owned by various individual and institutional investors including the T. Rowe Price Mid-Cap Growth Fund, Inc. (which owns 8,625,000 shares, representing 5.3% of the shares outstanding, for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities). For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	Based on Schedule 13G filed on February 10, 2011.

(3)	Based on Schedule 13G filed on February 3, 2011.
COMPLIANCE WITH SECTION 16(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and officers to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Common Stock. Copies of all such Section 16(a) reports are required to be furnished to us. These filing requirements also apply to holders of more than 10% of our Common Stock, but we do not know of any person that holds more than 10% of our Common Stock. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2010, our officers and Directors were in compliance with all Section 16(a) filing requirements.

OTHER BUSINESS
We are not aware of any other matters that will be presented at the Annual Meeting. If other matters are properly introduced, the individuals named on the enclosed proxy card will vote the shares it represents in accordance with their judgment.
By Order of the Board of Directors
Kathryn E. Sena
Corporate Secretary
Dated: March 25, 2011
MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS
Registered and street-name stockholders who reside at a single address receive only one annual report and proxy statement at that address unless a stockholder provides contrary instructions. This practice is known as “householding” and is designed to reduce duplicate printing and postage costs. However, if a stockholder wishes in the future to receive a separate annual report or proxy statement, he or she may contact our transfer agent, American Stock Transfer & Trust Company, toll-free at 1-800-937-5449, or in writing at American Stock Transfer & Trust Company, Stockholder Services, 6201 15th Avenue, Brooklyn, NY 11219. Stockholders can request householding if they receive multiple copies of the annual report and proxy statement by contacting American Stock Transfer & Trust Company at the address above.
ELECTRONIC DISTRIBUTION OF PROXY STATEMENTS
AND ANNUAL REPORTS
To receive future AMETEK, Inc. proxy statements and annual reports electronically, please visit www.amstock.com. Click on Shareholder Account Access to enroll. After logging in, select Receive Company Mailings via E-mail. Once enrolled, stockholders will no longer receive a printed copy of proxy materials, unless they request one. Each year they will receive an e-mail explaining how to access the Annual Report and Proxy Statement online as well as how to vote their shares online. They may suspend electronic distribution at any time by contacting American Stock Transfer & Trust Company.

APPENDIX A
AMETEK, INC.
2011 OMNIBUS INCENTIVE COMPENSATION PLAN
          1. Purpose
     The purpose of the AMETEK, Inc. 2011 Omnibus Incentive Compensation Plan (the “Plan”) is (i) to provide designated employees of AMETEK, Inc. (the “Company”) and its subsidiaries and non-employee members of the board of directors of the Company with the opportunity to receive grants of stock options, stock units, stock awards and stock appreciation rights and (ii) to provide selected executive employees with the opportunity to receive annual bonus awards that are considered “qualified performance-based compensation” under section 162(m) of the Internal Revenue Code. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders. The Company intends that Grants made under the Plan be exempt from or comply with section 409A of the Code, and the Plan shall be so construed. The Plan shall be effective as of February 2, 2011, subject to approval by the stockholders of the Company at the 2011 annual stockholders’ meeting. Any Grant or Bonus Award (as defined below) made under the Plan prior to the 2011 annual stockholders’ meeting shall be subject to stockholder approval of the Plan at the 2011 annual stockholders’ meeting. If for any reason the stockholders of the Company do not approve the Plan at the 2011 annual stockholders’ meeting, the Plan shall immediately terminate and no Grants or Bonus Awards shall be made under the Plan.
          2. Definitions
     Whenever used in this Plan, the following terms will have the respective meanings set forth below:
     (a) “Affiliate” means (i) any entity, other than the Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.
     (b) “Board” means the Company’s Board of Directors.
     (c) “Bonus Award” means an annual bonus awarded under the Plan that is designated as “qualified performance-based compensation” under section 162(m) of the Code, as described in Section 13.
     (d) “Change of Control” shall be deemed to have occurred if:
          (i) Any one person or more than one person acting as a group (as defined in section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires ownership of stock of the Company that, together with the stock held by such person or group of persons, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. However, if such person or group of persons is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company before this transfer of the Company’s stock, the acquisition of additional stock by the same person or persons acting as a group shall not be considered to cause a Change of Control of the Company; or
          (ii) Any one person or more than one person acting as a group (as defined in section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group of persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company. However, if such person or group of persons is considered to own thirty percent (30%) or more of the total voting power of the stock of the Company before this acquisition, the acquisition of additional control or stock of the Company by the same person or group of persons shall not cause a Change of Control of the Company; or
          (iii) A majority of members of the Company’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election; or
          (iv) Any one person or more than one person acting as a group (as defined in section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group of persons) assets from the Company that have a total gross fair market value equal to substantially all but in no event less than forty percent (40%) of the total fair market value of all assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. A transfer of assets by the Company will not result in a Change of Control under this Section, if the assets are transferred to:
(A)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)	An entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the transfer of assets;

(C)	A person or more than one person acting as a group (as defined in section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or

(D)	An entity, at least fifty percent (50%) of the total value or voting power of which is owned directly or indirectly, by a person or group of persons described in section 1.409A-3(i)(5)(vii)(B)(1)(iii) of the Treasury Regulations.
     For purposes of this Section, no acquisition, either directly or indirectly, by the Employee, his affiliates and associates, the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan shall constitute a Change in Control.
     (e) “Code” means the Internal Revenue Code of 1986, as amended.
     (f) “Committee” means the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan. With respect to Bonus Awards and Grants that are intended to be “qualified performance-based compensation” under section 162(m) of the Code, the Committee shall consist of two (2) or more persons appointed by the Board, all of whom shall be “outside directors” as defined under section 162(m) of the Code. The Committee shall also consist of directors who are “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act.
     (g) “Company” means AMETEK, Inc. and any successor corporation.
     (h) “Company Stock” means the common stock of the Company.
     (i) “Disability” means, unless otherwise provided in the Grant Agreement, either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or Affiliate.

     (j) “Dividend” means a dividend paid on shares of Company Stock subject to a Stock Award while the Stock Award is subject to restrictions. If interest is credited on accumulated dividends, the term “Dividend” shall include the accrued interest.
     (k) “Dividend Equivalent” means an amount calculated with respect to a Stock Unit, which is determined by multiplying the number of shares of Company Stock subject to the Stock Unit by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on its Company Stock. If interest is credited on accumulated dividend equivalents, the term “Dividend Equivalent” shall include the accrued interest.
     (l) “Effective Date” of the Plan means February 2, 2011, subject to approval of the Plan by the stockholders of the Company.
     (m) “Employee” means an employee of the Company or any Affiliate (including an officer or director who is also an employee), but excluding any person who is classified by the Company or any Affiliate as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.
     (n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (o) “Exercise Price” means the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.
     (p) “Fair Market Value” of Company Stock means, unless the Committee determines otherwise with respect to a particular Grant, (i) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price of Company Stock on the relevant date (if applicable, as reported on the Consolidated Tape) or (if there were no trades on that date) the latest preceding date upon which a sale was reported, (ii) if the Company Stock is not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Company Stock is not publicly traded or, if publicly traded, is not so reported, the Fair Market Value per share shall be as determined by the Committee, using such method or means that shall comply with the requirements of a reasonable valuation method as described under section 409A of the Code, if applicable.
     (q) “Grant” means an Option, Stock Unit, Stock Award or SAR granted under the Plan.
     (r) “Grant Agreement” means the written instrument that sets forth the terms and conditions of a Grant or Bonus Award, including all amendments thereto.
     (s) “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.
     (t) “Non-Employee Director” means a member of the Board who is not an employee of the Company or any Affiliate.
     (u) “Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code.
     (v) “Option” means an option to purchase shares of Company Stock, as described in Section 7.
     (w) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in section 424(e) of the Code.

     (x) “Participant” means an Employee or Non-Employee Director designated to participate in the Plan.
     (y) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.
     (z) “Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.
     (aa) “Plan” means this AMETEK, Inc. 2011 Omnibus Incentive Compensation Plan, as in effect from time to time.
     (bb) “SAR” means a stock appreciation right as described in Section 10.
     (cc) “Section 409A Deferred Compensation” means compensation provided pursuant to the Plan that constitutes deferred compensation subject to and not exempted from the requirements of section 409A of the Code.
     (dd) “Securities Act” means the Securities Act of 1933, as amended.
     (ee) “Separation from Service” means the termination of the Participant’s employment or service relationship with the Company and all Affiliates as determined under section 409A of the Code. “Separation from Service” means, in the case of an Incentive Stock Option, the termination of the Employee’s employment relationship with all of the Company, any Parent Corporation, any Subsidiary Corporation and any parent or subsidiary corporation (within the meaning of section 422(a)(2) of the Code) of any such corporation that issues or assumes an Incentive Stock Option in a transaction to which section 424(a) of the Code applies.
     (ff) “Stock Award” means an award of Company Stock as described in Section 9.
     (gg) “Stock Unit” means an award of a phantom unit representing a share of Company Stock, as described in Section 8.
     (hh) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in section 424(f) of the Code.
          3. Administration
     (a) Committee. The Plan shall be administered and interpreted by the Committee. Ministerial functions may be performed by an administrative committee comprised of Company employees appointed by the Committee.
     (b) Committee Authority. The Committee shall have the complete authority to (i) determine the Participants to whom Grants or Bonus Awards shall be made under the Plan, (ii) determine the type, size and terms and conditions of the Grants or Bonus Awards to be made to each such Participant, (iii) determine the time when the Grants or Bonus Awards will be made (iv) establish any performance goals for Grants and Bonus Awards, (v) determine the duration of any applicable exercise or restriction period, including the criteria for exercisability or vesting and any acceleration of exercisability or vesting, (vi) amend the terms and conditions of any previously issued Grant or Bonus Award, subject to the provisions of Section 19 below, and (vii) deal with any other matters arising under the Plan.
     (c) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated Participants.
          4. Grants and Bonus Awards
     (a) Grants under the Plan may consist of Options as described in Section 7, Stock Units as described in Section 8, Stock Awards as described in Section 9, and SARs as described in Section 10. Bonus Awards may be granted as described in Section 13. All Grants and Bonus Awards shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing by the Committee to the Participant in the Grant Agreement.
     (b) All Grants and Bonus Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant or Bonus Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant or Bonus Award. Grants and Bonus Awards need not be uniform as among the Participants.
          5. Shares Subject to the Plan
     (a) Shares Authorized. The total aggregate number of shares of Company Stock that may be issued under the Plan is 8,500,000 shares, subject to adjustment as described in subsection (e) below.
     (b) Limit on Stock Awards and Stock Units. Within the aggregate limit described in subsection (a), the maximum number of shares of Company Stock that may be issued under the Plan pursuant to Stock Awards, Stock Units and Dividend Equivalents during the term of the Plan is 2,550,000 shares, subject to adjustment as described in subsection (e) below.
     (c) Source of Shares; Share Counting. Shares issued under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Stock Awards or Stock Units are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such Grants shall again be available for purposes of the Plan. Shares of Stock surrendered in payment of the Exercise Price of an Option, and shares withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan. If SARs are exercised, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the SARs and without regard to any cash settlement of the SARs. To the extent that a Grant of Stock Units is designated in the Grant Agreement to be paid in cash, and not in shares of Company Stock, such Grants shall not count against the share limits in subsection (a).
     (d) Individual Limits. All Grants under the Plan shall be expressed in shares of Company Stock. The maximum aggregate number of shares of Company Stock with respect to which all Grants may be made under the Plan to any individual during any calendar year shall be 2,975,000 shares, subject to adjustment as described in subsection (e) below. The foregoing limit of this subsection (d) shall apply without regard to whether the Grants are to be paid in Company Stock or cash. All cash payments with respect to Grants (other than with respect to Dividend Equivalents, Dividends or Bonus Awards) shall equal the Fair Market Value of the shares of Company Stock to which the cash payments relate. A Participant may not accrue Dividend Equivalents and Dividends on performance-based Grants described in Section 11 during any calendar year in excess of $500,000.
     (e) Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In the event of a Change in Control of the Company, the provisions of Section 12 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.
          6. Eligibility for Participation
      All Employees, including Employees who are officers or members of the Board, and all Non-Employee Directors shall be eligible to participate in the Plan. The Committee shall select the Employees and Non-Employee Directors to receive Grants and shall determine the number of shares of Company Stock subject to each Grant. Eligible individuals may receive more than one Grant. However, eligibility in accordance with this Section shall not entitle any person to receive a Grant, or, having received a Grant, to receive an additional Grant.
          7. Options
     (a) General Requirements. The Committee may grant Options to an Employee or Non-Employee Director upon such terms and conditions as the Committee deems appropriate under this Section 7. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees and Non-Employee Directors.
     (b) Type of Option, Price and Term.
          (i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees of the Company or Parent Corporation or Subsidiary Corporation. Nonqualified Stock Options may be granted to Employees or Non-Employee Directors.
          (ii) The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. An Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or Parent Corporation or Subsidiary Corporation.
          (iii) The Committee shall determine the term of each Option, which shall not exceed ten years from the date of grant.
     (c) Exercisability of Options.
          (i) Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Agreement. The Committee may grant options that are subject to achievement of performance goals or other conditions.
          (ii) Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

     (d) Separation from Service. Except as provided in the Grant Agreement, an Option may only be exercised while the Participant is employed by the Company or any Affiliate, or providing service as a Non-Employee Director. The Committee shall determine in the Grant Agreement under what circumstances, if any, and during what time periods a Participant may exercise an Option after Separation from Service.
     (e) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for the Option (i) in cash, (ii) if permitted by the Committee, by delivering shares of Company Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of shares of Company Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve. Shares of Company Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment of the Exercise Price for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made, but in all cases simultaneously with or prior to the issuance of the Company Stock.
     (f) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or Parent Corporation or Subsidiary Corporation, exceeds One Hundred Thousand Dollars ($100,000), then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or Parent Corporation or Subsidiary Corporation.
     (g) 409A Compliance. All Options are intended to comply with section 409A of the Code.
          8. Stock Units
     (a) General Requirements. The Committee may grant Stock Units to an Employee or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 8. Each Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount based on the value of a share of Company Stock. All Stock Units shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.
     (b) Terms of Stock Units. The Committee may grant Stock Units that are payable on terms and conditions determined by the Committee, which may include payment based on achievement of performance goals. Stock Units may be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Committee, however in no event shall the vesting period or performance period be less than one year. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.
     (c) Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee. The Grant Agreement shall specify the maximum number of shares that can be issued under the Stock Units.
     (d) Requirement of Employment or Service. Except as provided in the Grant Agreement, a Stock Unit may only be paid while the Participant is employed by the Company or any Affiliate, or providing service as a Non-Employee Director. The Committee shall determine in the Grant Agreement under what circumstances, if any, a Participant may retain Stock Units after the Participant’s Separation from Service, and the circumstances under which Stock Units may be forfeited.

     (e) Rights of Participants. Participants who receive Stock Units shall have no rights as stockholders with respect to such Stock Units until such time as a book entry account is recorded with the Company’s transfer agent for Common Stock issued to the Participants; and such Participants shall never have rights as stockholders if the Stock Units are payable in cash.
     (f) Dividend Equivalents. The Committee may grant Dividend Equivalents in connection with Stock Units, under such terms and conditions as the Committee deems appropriate. Dividend Equivalents will be withheld while the Stock Units are subject to restrictions and the Dividend Equivalents shall be payable only upon the lapse of the restrictions on the Stock Units, or on such other terms as the Committee determines, at a time that satisfies the requirements of (or an exemption from) section 409A of the Code, including the rules and regulations thereunder. All Dividend Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Stock Units for the Participant, and deferred Dividend Equivalents may accrue interest, all as determined by the Committee. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee.
          9. Stock Awards
     (a) General Requirements. The Committee may issue shares of Company Stock to an Employee or Non-Employee Director under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 9. Shares of Company Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee; provided that no Stock Awards shall have a vesting period of less than three years, except upon the occurrence of such special circumstance or event as, in the opinion of the Committee, merits special consideration. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate including restrictions based upon the achievement of specific performance goals, however in no event shall the vesting period be less than one year. The Committee shall determine the number of shares of Company Stock to be issued pursuant to a Stock Award.
     (b) Requirement of Employment or Service. Except as otherwise provided in the Grant Agreement, shares of Company Stock pursuant to a Stock Award may only be issued while the Participant is employed by the Company or any Affiliate, or providing service as a Non-Employee Director. The Committee shall determine in the Grant Agreement under what circumstances, if any, a Participant may retain Stock Awards after the Participant’s Separation from Service, and the circumstances under which Stock Awards may be forfeited.
     (c) Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 16(a).
     (d) Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any Dividends paid on such shares during the restriction period. The Committee may determine that Dividends on Stock Awards shall be withheld while the Stock Awards are subject to restrictions and that the Dividends shall be payable only upon the lapse of the restrictions on the Stock Awards, or on such other terms as the Committee determines. Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Accumulated Dividends may accrue interest, as determined by the Committee, and shall be paid in cash or in such other form as the Committee determines.
          10. Stock Appreciation Rights
     (a) General Requirements. The Committee may grant SARs to an Employee or Non-Employee Director separately or in tandem with an Option. The Committee shall establish the number of shares, the term and the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be not less than the

Fair Market Value of a share of Company Stock on the date of Grant of the SAR. The term of each SAR shall not exceed ten years from the date of grant.
     (b) Tandem SARs. The Committee may grant tandem SARs either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the date of the grant of the Incentive Stock Option. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.
     (c) Exercisability. An SAR shall become exercisable in accordance with such terms and conditions as may be determined by Committee in the Grant Agreement. The Committee may grant SARs that are subject to achievement of performance goals or other conditions. Except as provided in the Grant Agreement, an SAR may only be exercised while the Participant is employed by the Company or any Affiliate, or providing service as a Non-Employee Director. The Committee shall determine in the Grant Agreement under what circumstances, if any, and during what periods a Participant may exercise an SAR after termination of employment or service. A tandem SAR shall be exercisable only while the Option to which it is related is exercisable.
     (d) Grants to Non-Exempt Employees. SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).
     (e) Exercise of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Grant Agreement. The Committee shall determine whether the stock appreciation for an SAR shall be paid in the form of shares of Company Stock, cash or a combination of the two. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.
          11. Qualified Performance-Based Compensation
     (a) Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Units, Stock Awards, Dividend Equivalents or Dividends granted to an executive Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code, in which case the provisions of this Section 11 shall apply.
     (b) Performance Goals. When Grants are made under this Section 11, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable, pursuant to Grants identified by the Committee as “qualified performance-based compensation.”

     (c) Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, diluted earnings per share, price-earnings multiples, net income, operating income, revenues, working capital, operating working capital, number of days sales outstanding in accounts receivable, inventory turnover, productivity, operating income margin, EBITDA (earnings before interest, taxes, depreciation and amortization), net capital employed, return on assets, stockholder return, return on equity, return on capital employed, growth in assets, unit volume, sales, sales growth, return on sales, internal sales growth, operating cash flow, free cash flow, market share, relative performance to a comparison group designated by the Committee, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The performance goals may relate to one or more business units or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform among Participants.
     (d) Timing of Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) ninety (90) days after the beginning of the performance period or (ii) the date on which twenty-five percent (25%) of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.
     (e) Certification of Results. The Committee shall certify the performance results for the performance period specified in the Grant Agreement after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the satisfaction of all other terms of the Grant Agreement.
     (f) Death, Disability or Other Circumstances. The Committee may provide in the Grant Agreement that Grants under this Section 11 shall be payable, in whole or in part, in the event of the Participant’s death or disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.
          12. Consequences of a Change of Control
     (a) Alternatives upon a Change of Control. In the event of a Change of Control, the Committee may take any one or more of the following actions with respect to any or all outstanding Grants, without the consent of any Participant: (i) the Committee may determine that outstanding Options and SARs shall be fully exercisable, and restrictions on outstanding Stock Awards shall lapse and accumulated Dividends shall be paid, as of the date of the Change of Control or at such other time as the Committee determines, (ii) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Company Stock subject to the Participant’s unexercised Options and SARs exceeds the Exercise Price, and on such terms as the Committee determines, (iii) after giving Participants an opportunity to exercise their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, (iv) with respect to Participants holding Stock Units, the Committee may determine that such Participants shall receive one or more payments in settlement of such Stock Units and accumulated Dividend Equivalents, in such amount and form and on such terms as may be determined by the Committee, or (v) the Committee may determine that any Grants that remain outstanding after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change of Control or such other date as the Committee may specify.
     (b) Other Transactions. The Committee may provide in a Grant Agreement that a sale or other transaction involving a Subsidiary Corporation or other business unit of the Company shall be considered a Change of Control for purposes of a Grant, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction.

          13. Annual Bonus Awards
     (a) General Requirements. The Committee may grant annual Bonus Awards that shall be considered “qualified performance-based compensation” under section 162(m) of the Code to Employees who are executive Employees, upon such terms and conditions as the Committee deems appropriate under this Section 13.
     (b) Target Bonus Awards and Performance Goals. When the Committee decides to make Bonus Awards under this Section 13, the Committee shall select the executive Employees who will be eligible for Bonus Awards, specify the annual performance period and establish target Bonus Awards and performance goals for the performance period. The performance period shall be the Company’s fiscal year or such other period (of not more than 12 months) as the Committee determines. The Committee shall determine each Participant’s target Bonus Award based on the Participant’s responsibility level, position or such other criteria as the Committee shall determine. A Participant’s target Bonus Award may provide for differing amounts to be paid based on differing thresholds of performance. The Committee shall establish in writing (i) the objective performance goals that must be met in order for the Bonus Awards to be paid for the performance period, (ii) the maximum amounts that may be paid if the performance goals are met, (iii) any threshold levels of performance that must be met in order for Bonus Awards to be paid, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Company shall notify each Participant of the Participant’s target Bonus Award and the applicable performance goals for the performance period.
     (c) Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the criteria described in Section 11(c) above. The performance goals may relate to one or more business units or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform among Participants.
     (d) Timing of Establishment of Target Bonus Awards and Goals. The Committee shall establish each Participant’s target Bonus Award and performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) ninety (90) days after the beginning of the performance period or (ii) the date on which twenty-five percent (25%) of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.
     (e) Maximum Bonus Award Amount. The maximum Bonus Award (designated as “qualified performance-based compensation” under section 162(m) of the Code) that may be payable to any Participant under this Section 13 for an annual performance period is $5,000,000.
     (f) Section 162(m) Requirements. A target Bonus Award that is designated as “qualified performance-based compensation” under section 162(m) of the Code may not be awarded as an alternative to any other award that is not designated as “qualified performance-based compensation,” but instead must be separate and apart from all other awards made. The Committee shall not have discretion to increase the amount of compensation that is payable based upon achievement of the performance goals, but the Committee may reduce the amount of compensation that is payable based upon the Committee’s assessment of personal performance or other factors. Any reduction of a Participant’s Bonus Award shall not result in an increase in any other Participant’s Bonus Award.
     (g) Certification of Results. The Committee shall certify the performance results for the performance period after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Bonus Award based on the achievement of the performance goals, the Committee’s exercise of its discretion to reduce Bonus Awards and the satisfaction of all other terms of the Bonus Awards. Subject to the provisions of Sections 13(j) and Section 14, payment of the Bonus Awards certified by the Committee shall be made in a single lump sum cash payment as soon as practicable following the close of the performance period, but in any event within two and one half (2 1/2) months after the close of the performance period.
     (h) Limitations on Rights to Payment of Bonus Awards. No Participant shall have any right to receive payment of a Bonus Award under the Plan for a performance period unless the Participant remains in the employ of the Company or any Affiliate through the last day of the performance period; provided, however, that the Committee may determine that if a Participant’s employment with the Company terminates prior to the end of the performance period, the Participant may be eligible to receive all or a prorated portion of any Bonus Award that would otherwise have been earned for the performance period, under such circumstances as the Committee deems appropriate.
     (i) Change of Control. If a Change of Control occurs prior to the end of a performance period, the Committee may determine that each Participant who is then an Employee and was awarded a target Bonus Award for the performance period may receive a Bonus Award for the performance period, in such amount and at such time as the Committee determines.
     (j) Discretionary and Other Bonuses. In addition to Bonus Awards that are designated “qualified performance-based compensation” under section 162(m) of the Code, as described above, the Committee may grant to executive Employees such other bonuses as the Committee deems appropriate, which may be based on individual performance, Company performance or such other criteria as the Committee determines. Decisions with respect to such bonuses shall be made separate and apart from the Bonus Awards described in this Section 13.
          14. Deferrals
     The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the Participant in connection with any Grant or Bonus Award. The Committee shall establish rules and procedures for any such deferrals, consistent with applicable requirements of section 409A of the Code.
          15. Withholding of Taxes
     (a) Required Withholding. All Grants and Bonus Awards under the Plan shall be subject to applicable federal (including FICA), state, local and foreign tax withholding requirements. The Company may require that the Participant or other person receiving Grants or Bonus Awards or exercising Grants pay to the Company the amount of any federal, state, local and foreign taxes, if any, that the Company or any Affiliate is required to withhold with respect to such Grants or Bonus Awards, or the Company or any Affiliate may deduct from other wages paid by the Company or any Affiliate the amount of any withholding taxes due with respect to such Grants or Bonus Awards. The Company or any Affiliate shall have no obligation to deliver shares of stock, to release shares of stock from an escrow established pursuant to a Grant Agreement, or to make any payment in cash under the Plan until the Company or any Affiliate’s tax withholding obligations have been satisfied by the Participant.
     (b) Election to Withhold Shares. If the Committee so permits, shares of Company Stock may be withheld to satisfy the Company or any Affiliate’s tax withholding obligation with respect to Grants paid in Company Stock, at the time such Grants become taxable, up to an amount that does not exceed the Company or any Affiliate’s tax withholding obligations.
          16. Transferability of Grants and Bonus Awards
     (a) Restrictions on Transfer. Except as described in subsection (b) below, only the Participant may exercise rights under a Grant during the Participant’s lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution. Bonus Awards are not transferable. If a Participant dies, any amounts payable after his death pursuant to a Bonus Award shall be paid to the personal representative or other person entitled to succeed to the rights of the Participant.
     (b) Transfer of Nonqualified Stock Options to or for Family Members. Notwithstanding the foregoing, the Committee may provide, in a Grant Agreement, that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.
          17. Requirements for Issuance of Shares
      No Company Stock shall be issued in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Participant shall have any right as a stockholder with respect to Company Stock covered by a Grant until shares have been issued to the Participant.
          18. Compliance with Section 409A
     To the extent that the Committee determines that any Grant or Bonus Award is subject to Section 409A of the Code, the Grant Agreement evidencing such Grant or Bonus Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Grant Agreements shall be interpreted in accordance with Section 409A of the Code and regulations thereunder. The Committee may adopt such amendments to the applicable Grant Agreement or adopt other policies and procedures, or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Grant or Bonus Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Grant or Bonus Award, or (ii) comply with the requirements of Section 409A of the Code and regulations thereunder and thereby avoid the application of any penalty taxes under Section 409A of the Code.
          19. Amendment and Termination of the Plan
     (a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that if stockholder approval of an amendment is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements, then such amendment must be approved by the Company’s stockholders. No amendment or termination of this Plan shall, without the consent of the Participant, materially impair any rights or obligations under any Grant or Bonus Award previously made to the Participant under the Plan, unless such right has been reserved in the Plan or the Grant Agreement, or except as provided in Section 19(b) below. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate for the purpose of conforming the Plan or a Grant Agreement to any present or future law, or regulations, including, but not limited to, section 409A of the Code and all applicable guidance promulgated thereunder.
     (b) No Repricing. Notwithstanding anything in the Plan to the contrary, the Committee may not reprice Options or SARs, nor may the Board amend the Plan to permit repricing of Options or SARs. The term “repricing” shall have the meaning given that term in Section 303A(8) of the New York Stock Exchange Listed Company Manual, as in effect from time to time, or any successor provision.

     (c) Stockholder Approval for “Qualified Performance-Based Compensation.” Notwithstanding any provision of the Plan to the contrary, all Grants and Bonus Awards shall be made contingent upon, and subject to, stockholder approval of the Plan at the 2011 annual stockholders’ meeting. If Grants are made under Section 11 above, or if Bonus Awards are made under Section 13 above, the Plan must be reapproved by the Company’s stockholders no later than the first stockholders’ meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Sections 11 and 13, if additional Grants are to be made under Section 11 or if additional Bonus Awards are made under Section 13 and if required by section 162(m) of the Code or the regulations thereunder.
     (d) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.
          20. Miscellaneous
     (a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other stock-based awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives, as determined by the Committee.
     (b) Compliance with Law. The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act as are necessary to enable the transactions to be exempt from Section 16(b) of the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, that Grants of “qualified performance-based compensation” and Bonus Awards comply with the applicable provisions of section 162(m) of the Code and that, to the extent applicable, Grants and Bonus Awards comply with the requirements of section 409A of the Code or an exception from such requirements. To the extent that any legal requirement or condition of section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant or Bonus Award if it is contrary to law or modify a Grant or Bonus Awards to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.
     (c) Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.
     (d) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. No Participating Company shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants or Bonus Awards under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between any Participating Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of any Participating Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.
     (e) Rights of Participants. Nothing in this Plan shall entitle any Employee, Non-Employee Director or other person to any claim or right to receive a Grant or Bonus Award under this Plan or, having received a Grant or Bonus Award, to again receive a Grant or Bonus Award. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Company or any Affiliate.
     (f) No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
     (g) Employees Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.
     (h) Clawback. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who is determined by a Court of competent jurisdiction to have knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, shall reimburse the Company the amount of any payment in settlement of a Grant earned or accrued during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.
     (i) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the state of Delaware, without giving effect to the conflict of laws and provisions thereof.

APPENDIX B
AMETEK, Inc.
ANNUAL FINANCIAL INFORMATION AND REVIEW OF OPERATIONS

INFORMATION RELATING TO AMETEK COMMON STOCK

The principal market on which the Company’s common stock is traded is the New York Stock Exchange and it is traded under the symbol “AME.”
Market Price and Dividends Per Share
The high and low sales prices of the Company’s common stock on the New York Stock Exchange composite tape and the quarterly dividends per share paid on the common stock were:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2010
Dividends paid per share*	$0.04	$0.04	$0.04	$0.06
Common stock trading range*:
High	$27.89	$29.59	$32.41	$41.34
Low	$23.76	$25.33	$26.46	$31.55
2009
Dividends paid per share*	$0.04	$0.04	$0.04	$0.04
Common stock trading range*:
High	$22.24	$23.85	$25.75	$26.53
Low	$16.36	$19.61	$20.17	$22.17

*	Adjusted to reflect a three-for-two stock split paid to stockholders on December 21, 2010. See Note 2 to the Consolidated Financial Statements included in this Appendix for further details.
Stock Performance Graph
The following graph and accompanying table compare the cumulative total stockholder return for AMETEK, Inc. over the last five years ended December 31, 2010 with total returns for the same period for the Russell 1000 Index and the Dow Jones U.S. Electronic Equipment Index. The performance graph and table assume a $100 investment made on December 31, 2005 and reinvestment of all dividends. The stock performance shown on the graph below is based on historical data and is not necessarily indicative of future stock price performance.

	December 31,
	2005	2006	2007	2008	2009	2010

AMETEK, Inc.	$100.00	$112.94	$167.17	$108.44	$138.24	$214.07
Russell 1000 Index*	100.00	115.46	122.13	76.21	97.88	113.64
Dow Jones U.S. Electronic Equipment Index*	100.00	115.34	135.34	79.45	114.25	153.64

*	Includes AMETEK, Inc.

AMETEK, INC.

SELECTED FINANCIAL DATA

	2010		2009		2008		2007		2006
	(In millions, except per share amounts)

Consolidated Operating Results (Year Ended December 31):
Net sales	$2,471.0		$2,098.4		$2,531.1		$2,136.9		$1,819.3
Operating income	$482.2		$366.1		$432.7		$386.6		$309.0
Interest expense	$(67.5)		$(68.8)		$(63.7)		$(46.9)		$(42.2)
Net income	$283.9		$205.8		$247.0		$228.0		$181.9
Earnings per share(1):
Basic	$1.79		$1.28		$1.55		$1.44		$1.16
Diluted	$1.76		$1.27		$1.53		$1.41		$1.14
Dividends declared and paid per share(1)	$0.18		$0.16		$0.16		$0.16		$0.12
Weighted average common shares outstanding(1):
Basic	159.1		160.2		159.2		158.7		157.3
Diluted	160.9		161.8		161.2		161.4		159.9
Performance Measures and Other Data:
Operating income — Return on sales	19.5%		17.4%		17.1%		18.1%		17.0%
— Return on average total assets	13.6%		11.6%		14.9%		15.9%		15.8%
Net income — Return on average total capital(5)	10.2%		8.2%		10.9%		12.0%		11.8%
— Return on average stockholders’ equity(5)	17.0%		14.4%		19.5%		20.7%		20.5%
EBITDA(2)	$545.9		$428.0		$489.4		$433.9		$351.4
Ratio of EBITDA to interest expense(2)	8.2	x	6.3	x	7.7	x	9.3	x	8.3	x
Depreciation and amortization	$72.9		$65.5		$63.3		$52.7		$45.9
Capital expenditures	$39.2		$33.1		$44.2		$37.6		$29.2
Cash provided by operating activities	$423.0		$364.7		$247.3		$278.5		$226.0
Free cash flow(3)	$383.8		$331.6		$203.1		$240.9		$196.8
Ratio of earnings to fixed charges(6)	6.4	x	4.8	x	6.1	x	7.3	x	6.6	x
Consolidated Financial Position (At December 31):
Current assets	$974.5		$969.4		$954.6		$952.2		$684.1
Current liabilities	$550.9		$424.3		$447.5		$640.8		$480.9
Property, plant and equipment, net	$318.1		$310.1		$307.9		$293.1		$258.0
Total assets	$3,818.9		$3,246.0		$3,055.5		$2,745.7		$2,130.9
Long-term debt	$1,071.4		$955.9		$1,093.2		$667.0		$518.3
Total debt	$1,168.5		$1,041.7		$1,111.7		$903.0		$681.9
Stockholders’ equity(5)	$1,775.2		$1,567.0		$1,287.8		$1,240.7		$966.7
Stockholders’ equity per share(1)(5)	$11.05		$9.68		$8.04		$7.70		$6.08
Total debt as a percentage of capitalization(5)	39.7%		39.9%		46.3%		42.1%		41.4%
Net debt as a percentage of capitalization(4)(5)	36.2%		33.7%		44.3%		37.1%		39.6%

See Notes to Selected Financial Data on page B-4.

Notes to Selected Financial Data

(1)	Earnings per share, dividends declared and paid per share, weighted average common shares outstanding and stockholders’ equity per share have been adjusted to reflect a three-for-two stock split paid to stockholders on December 21, 2010. See Note 2 to the Consolidated Financial Statements included in this Appendix for further details.

(2)	EBITDA represents income before interest, income taxes, depreciation and amortization. EBITDA is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. It should not be considered, however, as an alternative to operating income as an indicator of the Company’s operating performance or as an alternative to cash flows as a measure of the Company’s overall liquidity as presented in the Company’s consolidated financial statements. Furthermore, EBITDA measures shown for the Company may not be comparable to similarly titled measures used by other companies. The following table presents the reconciliation of net income reported in accordance with U.S. generally accepted accounting principles (“GAAP”) to EBITDA:

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(In millions)

Net income	$283.9	$205.8	$247.0	$228.0	$181.9

Add (deduct):
Interest expense	67.5	68.8	63.7	46.9	42.2
Interest income	(0.7)	(1.0)	(3.9)	(2.1)	(0.4)
Income taxes	122.3	88.9	119.3	108.4	81.8
Depreciation	45.4	42.2	45.8	42.3	38.9
Amortization	27.5	23.3	17.5	10.4	7.0

Total adjustments	262.0	222.2	242.4	205.9	169.5

EBITDA	$545.9	$428.0	$489.4	$433.9	$351.4

(3)	Free cash flow represents cash flow from operating activities less capital expenditures. Free cash flow is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. (Also see note 2 above). The following table presents the reconciliation of cash flow from operating activities reported in accordance with U.S. GAAP to free cash flow:

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(In millions)

Cash provided by operating activities	$423.0	$364.7	$247.3	$278.5	$226.0
Deduct: Capital expenditures	(39.2)	(33.1)	(44.2)	(37.6)	(29.2)

Free cash flow	$383.8	$331.6	$203.1	$240.9	$196.8

(4)	Net debt represents total debt minus cash and cash equivalents. Net debt is presented because the Company is aware that it is used by securities analysts, investors and other parties in evaluating the Company. (Also see note 2 above). The following table presents the reconciliation of total debt in accordance with U.S. GAAP to net debt:

	December 31,
	2010	2009	2008	2007	2006
	(In millions)

Total debt	$1,168.5	$1,041.7	$1,111.7	$903.0	$681.9
Less: Cash and cash equivalents	(163.2)	(246.4)	(87.0)	(170.1)	(49.1)

Net debt	1,005.3	795.3	1,024.7	732.9	632.8
Stockholders’ equity	1,775.2	1,567.0	1,287.8	1,240.7	966.7

Capitalization (net debt plus stockholders’ equity)	$2,780.5	$2,362.3	$2,312.5	$1,973.6	$1,599.5

Net debt as a percentage of capitalization	36.2%	33.7%	44.3%	37.1%	39.6%

(5)	The adoption of certain provisions in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 715, Compensation — Retirement Benefits for our defined benefit pension plans, which were effective December 31, 2006, resulted in a reduction of $32.7 million to stockholders’ equity. The adoption of provisions in FASB ASC Topic 740, Income Taxes as of January 1, 2007, resulted in a $5.9 million charge to the opening balance of stockholders’ equity.

(6)	Penalties and interest accrued related to unrecognized tax benefits are recognized in income tax expense.

AMETEK, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This report includes forward-looking statements based on the Company’s current assumptions, expectations and projections about future events. When used in this report, the words “believes,” “anticipates,” “may,” “expect,” “intend,” “estimate,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. In this report, the Company discloses important factors that could cause actual results to differ materially from management’s expectations. For more information concerning risks and other factors, that could have a material adverse effect on our business, or could cause actual results to differ materially from management’s expectations, see “Forward-Looking Information” on page B-19.

The following discussion and analysis of the Company’s results of operations and financial condition should be read in conjunction with “Selected Financial Data” and the Consolidated Financial Statements of the Company and the related notes included elsewhere in this Appendix. We begin with an overview of our business and operations.

Business Overview

As a global business, AMETEK’s operations are affected by global, regional and industry economic factors. However, the Company’s strategic geographic and industry diversification, and its mix of products and services, have helped to limit the potential adverse impact of any unfavorable developments in any one industry or the economy of any single country on its consolidated operating results. In 2010, the Company posted strong sales and established records for operating income, operating income margins, net income, diluted earnings per share and operating cash flow. The impact of contributions from recent acquisitions, combined with successful Operational Excellence initiatives, had a positive impact on 2010 results. The Company also benefited from its strategic initiatives under AMETEK’s four growth strategies: Operational Excellence, New Product Development, Global and Market Expansion and Strategic Acquisitions and Alliances. Highlights of 2010 were:

•	In 2010, sales were $2.47 billion, an increase of $372.6 million or 18% from 2009, on internal growth of approximately 15% in the Electronic Instruments Group (“EIG”) and 12% in the Electromechanical Group (“EMG”) excluding the effect of foreign currency translation, and contributions from the 2009 and 2010 acquisitions.

•	Net income for 2010 was $283.9 million, an increase of $78.1 million or 37.9% when compared with $205.8 million in 2009.

•	During 2010, the Company completed the following acquisitions:

•	In January 2010, the Company acquired Sterling Ultra Precision, a privately held reseller of machine tools for the ophthalmic lens market.

•	In April 2010, the Company acquired Imago Scientific Instruments, a privately held manufacturer of 3D atom probes.

•	In June 2010, the Company acquired Technical Services for Electronics (“TSE”), a manufacturer of engineered interconnect solutions for the medical device industry.

•	In July 2010, the Company acquired Haydon Enterprises, a leader in linear actuators and lead screw assemblies for the medical, industrial equipment, aerospace, analytical instrument, computer peripheral and semiconductor industries.

•	In August 2010, the Company acquired American Reliance’s Power Division (“AMREL Power”), a provider of highly differentiated direct current power supplies and electronic loads for the automated test equipment market.

•	In November 2010, the Company acquired Atlas Material Testing Technology LLC (“Atlas”), the world’s leading provider of weathering test instruments and related testing and consulting services.

•	Higher earnings resulted in record cash flow provided by operating activities that totaled $423.0 million, a $58.3 million or 16.0% increase from 2009.

•	The Company continues to maintain a strong international sales presence. International sales, including U.S. export sales, were $1,211.3 million or 49.0% of consolidated sales in 2010, compared with $1,031.7 million or 49.2% of consolidated sales in 2009.

•	New orders for 2010 were $2,651.3 million, an increase of $623.2 million or 30.7% when compared with $2,028.1 million in 2009. As a result, the Company’s backlog of unfilled orders at December 31, 2010 was a record at $828.8 million.

•	The Company continued its emphasis on investment in research, development and engineering, spending $112.1 million in 2010 before customer reimbursement of $6.4 million. Sales from products introduced in the last three years were $473.2 million or 19.2% of sales.

•	In the third quarter of 2010, the Company paid in full an expiring 50 million British pound ($78.2 million) 5.96% senior note. In the third quarter of 2010, the Company issued an 80 million British pound ($124.8 million at December 31, 2010) 4.68% senior note due in September 2020.

•	On November 2, 2010, the Company’s Board of Directors declared a three-for-two split of the Company’s common stock. The stock split resulted in the issuance of one additional share for every two shares owned. The stock split was paid on December 21, 2010, to stockholders of record at the close of business on December 10, 2010. Additionally, the Board of Directors approved a 50% increase in the quarterly cash dividend rate on the Company’s common stock to $0.06 per common share from $0.04 per common share on a post-split basis. See Note 2 to the Consolidated Financial Statements included in this Appendix for further details.

Results of Operations

The following table sets forth net sales and income by reportable segment and on a consolidated basis:

	Year Ended December 31,
	2010	2009	2008
	(In thousands)

Net sales(1):
Electronic Instruments	$1,324,113	$1,146,578	$1,402,653
Electromechanical	1,146,839	951,777	1,128,482

Consolidated net sales	$2,470,952	$2,098,355	$2,531,135

Operating income and income before income taxes:
Segment operating income(2):
Electronic Instruments	$316,184	$232,875	$306,764
Electromechanical	210,397	166,582	175,181

Total segment operating income	526,581	399,457	481,945
Corporate administrative and other expenses	(44,423)	(33,407)	(49,291)

Consolidated operating income	482,158	366,050	432,654
Interest and other expenses, net	(75,908)	(71,417)	(66,438)

Consolidated income before income taxes	$406,250	$294,633	$366,216

(1)	After elimination of intra- and inter-segment sales, which are not significant in amount.

(2)	Segment operating income represents sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense.

Year Ended December 31, 2010 Compared with Year Ended December 31, 2009

Results of Operations

In 2010, the Company posted strong sales and established records for operating income, operating income margins, net income, diluted earnings per share and operating cash flow. The Company achieved these results from strong internal growth in both EIG and EMG, as well as contributions from acquisitions completed in 2010 and the acquisitions of High Standard Aviation in January 2009 and Ameron Global in December 2009. In the fourth quarter of 2009, the Company began to experience increased order rates which continued through 2010. The full year impact of the 2010 acquisitions and our Operational Excellence capabilities should have a positive impact on our 2011 results.

Net sales for 2010 were $2,471.0 million, an increase of $372.6 million or 17.8% when compared with net sales of $2,098.4 million in 2009. Net sales for EIG were $1,324.1 million in 2010, an increase of 15.5% from sales of $1,146.6 million in 2009. Net sales for EMG were $1,146.8 million in 2010, an increase of 20.5% from sales of $951.8 million in 2009. The increase in net sales was primarily attributable to higher order rates, as well as the impact of the acquisitions mentioned above. The net sales increase for 2010 was driven by strong internal sales growth of approximately 13%, with no impact from foreign currency translation. The acquisitions mentioned above contributed the remainder of the net sales increase.

Total international sales for 2010 were $1,211.3 million or 49.0% of consolidated net sales, an increase of $179.6 million or 17.4% when compared with international sales of $1,031.7 million or 49.2% of consolidated net sales in 2009. The $179.6 million increase in international sales resulted from higher sales growth noted above, as well as continued expansion into Asia, and includes the effect of foreign currency translation. Both reportable segments of the Company maintain a strong international sales presence in Europe and Asia. Export shipments from the United States, which are included in total international sales, were $564.5 million in 2010, an increase of $150.4 million or 36.3% compared with $414.1 million in 2009. Export shipments improved due to increased exports from both the base businesses and the acquisitions noted above.

New orders for 2010 were $2,651.3 million, an increase of $623.2 million or 30.7% when compared with $2,028.1 million in 2009. Throughout most of 2009, the Company experienced lower order rates primarily as a result of the global economic recession, which began in late 2008 and continued through most of 2009. However, order rates stabilized in the third quarter of 2009 and began to increase in the fourth quarter of 2009. For 2010, internal order growth was approximately 23%, excluding a 1% unfavorable effect of foreign currency translation, driven by both the Company’s differentiated and cost-driven businesses, with the acquisitions mentioned above accounting for the remainder of the increase. As a result, the Company’s backlog of unfilled orders at December 31, 2010 was $828.8 million, an increase of $180.4 million or 27.8% when compared with $648.4 million at December 31, 2009.

Segment operating income for 2010 was $526.6 million, an increase of $127.1 million or 31.8% when compared with segment operating income of $399.5 million in 2009. Segment operating income, as a percentage of sales, increased to 21.3% in 2010 from 19.0% in 2009. The increase in segment operating income and segment operating margins resulted primarily from the leveraged impact of the Company’s net sales increase noted above, as well as the benefits of the Company’s lower cost structure through Operational Excellence initiatives, which includes the impact of the 2008 restructuring.

Selling, general and administrative (“SG&A”) expenses for 2010 were $296.5 million, an increase of $42.4 million or 16.7% when compared with $254.1 million in 2009. As a percentage of sales, SG&A expenses were 12.0% for 2010, compared with 12.1% in 2009. Selling expense increased $32.4 million or 14.7% for 2010, which is in line with internal sales growth. Selling expenses, as a percentage of sales, decreased to 10.3% for 2010, compared with 10.5% for 2009. Additionally, the Company’s acquisition strategy generally is to acquire differentiated businesses, which because of their distribution channels and higher marketing costs tend to have a higher content of selling expenses. Base business selling expenses increased approximately 11.1%.

Corporate administrative expenses for 2010 were $43.1 million, an increase of $9.9 million or 29.8% when compared with $33.2 million in 2009. As a percentage of sales, corporate administrative expenses were 1.7% for 2010, compared with 1.6% in 2009. The increase in corporate administrative expenses was primarily driven by higher compensation related expenses, as well as other costs necessary to grow the business.

Consolidated operating income was $482.2 million or 19.5% of sales for 2010, an increase of $116.1 million or 31.7% when compared with $366.1 million or 17.4% of sales in 2009.

Interest expense was $67.5 million for 2010, a decrease of $1.3 million or 1.9% when compared with $68.8 million in 2009. The decrease was primarily due to the impact of the repayment of 40 million British-pound-denominated debt under the revolving credit facility in the second quarter of 2009 and 50 million British-pound-denominated senior note in the third quarter of 2010, partially offset by the issuance of an 80 million British-pound-denominated senior note in the third quarter of 2010.

Other expenses, net were $8.4 million for 2010, an increase of $5.7 million when compared with $2.7 million in 2009. The increase was primarily driven by acquisition related expenses.

The effective tax rate for 2010 was 30.1% compared with 30.2% in 2009. The effective tax rate for 2010 primarily reflects the impact of settlements of income tax examinations and the benefits obtained from international and state income tax planning initiatives. See Note 14 to the Consolidated Financial Statements included in this Appendix for further details.

Net income for 2010 was $283.9 million, an increase of $78.1 million or 37.9% when compared with $205.8 million in 2009. Diluted earnings per share for 2010 was $1.76, an increase of $0.49 or 38.6% when compared with $1.27 per diluted share in 2009.

Segment Results

EIG’s sales totaled $1,324.1 million for 2010, an increase of $177.5 million or 15.5% when compared with $1,146.6 million in 2009. The sales increase was due to internal growth of approximately 15%, with no impact from foreign currency translation, driven primarily by EIG’s process, power and industrial businesses. The acquisition of Atlas primarily accounted for the remainder of the sales increase.

EIG’s operating income was $316.2 million for 2010, an increase of $83.3 million or 35.8% when compared with $232.9 million in 2009. EIG’s operating margins were 23.9% of sales for 2010 compared with 20.3% of sales in 2009. The increase in segment operating income and operating margins was driven by the leveraged impact of the Group’s increase in sales noted above, as well as the benefit of the Group’s lower cost structure through Operational Excellence initiatives.

EMG’s sales totaled $1,146.8 million for 2010, an increase of $195.0 million or 20.5% from $951.8 million in 2009. The sales increase was due to internal growth of approximately 12%, with no impact from foreign currency translation. The acquisitions of Ameron Global, TSE and Haydon Enterprises primarily accounted for the remainder of the sales increase.

EMG’s operating income was $210.4 million for 2010, an increase of $43.8 million or 26.3% when compared with $166.6 million in 2009. EMG’s operating margins were 18.3% of sales for 2010 compared with 17.5% of sales in 2009. EMG’s increase in operating income and operating margins was primarily due to the leveraged impact of the Group’s higher sales, which includes the acquisitions mentioned above.

Year Ended December 31, 2009 Compared with Year Ended December 31, 2008

Results of Operations

In 2009, the Company posted solid sales, operating income, net income, diluted earnings per share and cash flow given the global economic recession. The Company’s results include contributions from acquisitions completed in 2009 and the acquisitions of Motion Control Group (“MCG”), Drake Air (“Drake”) and Newage Testing Instruments in February 2008, Reading Alloys in April 2008, Vision Research, Inc. in June 2008, the programmable power business of Xantrex Technology, Inc. (“Xantrex Programmable”) in August 2008 and Muirhead Aerospace Limited (“Muirhead”) in November 2008. The impact of the global economic recession stabilized in the third quarter of 2009, with improved operating results in the fourth quarter of 2009 in most of the Company’s markets when compared to the previous quarters of 2009.

Net sales for 2009 were $2,098.4 million, a decrease of $432.7 million or 17.1% when compared with net sales of $2,531.1 million in 2008. Net sales for EIG were $1,146.6 million in 2009, a decrease of 18.3% from sales of $1,402.7 million in 2008. Net sales for EMG were $951.8 million in 2009, a decrease of 15.7% from sales of $1,128.5 million in 2008. The decline in net sales was primarily attributable to lower order rates as a result of the global economic recession, partially offset by the impact of the acquisitions mentioned above. The Company’s internal sales declined approximately 21% in 2009, which excludes a 2% unfavorable effect of foreign currency translation. The acquisitions mentioned above offset approximately 6% of the Company’s internal sales decline.

Total international sales for 2009 were $1,031.7 million or 49.2% of consolidated net sales, a decrease of $193.8 million or 15.8% when compared with international sales of $1,225.5 million or 48.4% of consolidated net sales in 2008. The decline in international sales resulted from decreased international sales from base businesses of $272.5 million, which includes the effect of foreign currency translation, partially offset by the impact of the acquisitions completed in 2009 and 2008. The Company maintains a strong international sales presence in Europe and Asia by both reportable segments. Export shipments from the United States, which are included in total international sales, were $400.6 million in 2009, a decrease of $77.9 million or 16.3% compared with $478.5 million in 2008. Export shipments declined primarily due to decreased exports from the base businesses, partially offset by the acquisitions noted above.

New orders for 2009 were $2,028.1 million, a decrease of $533.4 million or 20.8% when compared with $2,561.5 million in 2008. Throughout most of 2009, the Company experienced lower order rates as a result of the global economic recession. However, order rates stabilized in the third quarter of 2009 and began to increase in the fourth quarter of 2009. As a result, the Company’s backlog of unfilled orders at December 31, 2009 was $648.4 million, a decrease of $70.2 million or 9.8% when compared with $718.6 million at December 31, 2008.

Segment operating income for 2009 was $399.5 million, a decrease of $82.4 million or 17.1% when compared with segment operating income of $481.9 million in 2008. Segment operating income, as a percentage of sales, was 19.0% in both 2009 and 2008. The decrease in segment operating income resulted primarily from the decrease in sales noted above and higher defined benefit pension expense, partially offset by profit contributions made by the acquisitions and cost reduction initiatives, including $135 million of cost savings achieved in 2009 primarily from the restructuring activities related to the fourth quarter of 2008 restructuring charges.

SG&A expenses for 2009 were $254.1 million, a decrease of $68.5 million or 21.2% when compared with $322.6 million in 2008. As a percentage of sales, SG&A expenses were 12.1% for 2009, compared with 12.7% in 2008. The decrease in SG&A expenses was primarily the result of lower sales and the Company’s cost savings initiatives. Additionally, 2008 SG&A expenses include both a $7.1 million charge, recorded in corporate administrative expenses, related to the accelerated vesting of an April 2005 restricted stock grant in the second quarter of 2008 and $7.1 million of SG&A expense related to fourth quarter of 2008 restructuring charges and asset write-downs. Base business selling expenses decreased approximately 22%, which was in line with the Company’s 2009 sales decline. Selling expenses, as a percentage of sales, decreased to 10.5% for 2009, compared with 10.8% in 2008 due to the previously mentioned cost savings initiatives.

Corporate administrative expenses for 2009 were $33.2 million, a decrease of $16.0 million or 32.5% when compared with $49.2 million in 2008. As a percentage of sales, corporate administrative expenses were 1.6% for

2009, compared with 1.9% in 2008. The decrease in corporate administrative expenses was driven by the equity-based compensation associated with the accelerated vesting of restricted stock in the second quarter of 2008, lower short-term incentive compensation in 2009 and the Company’s cost saving initiatives, including the restructuring activities, noted above.

Consolidated operating income was $366.1 million or 17.4% of sales for 2009, a decrease of $66.6 million or 15.4% when compared with $432.7 million or 17.1% of sales in 2008.

Interest expense was $68.8 million for 2009, an increase of $5.1 million or 8.0% when compared with $63.7 million in 2008. The increase was due to the full-year impact of the funding of the long-term private placement senior notes in the third and fourth quarters of 2008, partially offset by the repayment of 40 million British-pound-denominated debt under the revolving credit facility in the second quarter of 2009.

The effective tax rate for 2009 was 30.2% compared with 32.6% in 2008. The lower effective tax rate for 2009 primarily reflects the impact of settlements of income tax examinations and the benefits obtained from state and international income tax planning initiatives. The higher effective tax rate for 2008 primarily reflects an increase in state and foreign income taxes and the impact of accelerated vesting of non-deductible restricted stock amortization, offset by the impact of settlements of various income tax issues with U.S. taxing authorities and a favorable agreement in the United Kingdom related to deductible interest expense for which previously unrecognized tax benefits were recognized. See Note 14 to the Consolidated Financial Statements included in this Appendix for further details.

Net income for 2009 was $205.8 million, a decrease of $41.2 million or 16.7% when compared with $247.0 million in 2008. Diluted earnings per share for 2009 was $1.27, a decrease of $0.26 or 17.0% when compared with $1.53 per diluted share in 2008. Diluted earnings per share for 2008 includes the impact of the fourth quarter of 2008 restructuring charges and asset write-downs, which negatively impacted earnings by $0.17 per diluted share.

Segment Results

EIG’s sales totaled $1,146.6 million for 2009, a decrease of $256.1 million or 18.3% when compared with $1,402.7 million in 2008. The sales decrease was due to an internal sales decline of approximately 20%, excluding an unfavorable 2% effect of foreign currency translation, driven primarily by EIG’s process and industrial products businesses. Partially offsetting the sales decrease were the 2008 acquisitions of Vision Research, Inc. and Xantrex Programmable.

EIG’s operating income was $232.9 million for 2009, a decrease of $73.9 million or 24.1% when compared with $306.8 million in 2008. EIG’s operating margins were 20.3% of sales for 2009 compared with 21.9% of sales in 2008. The decrease in segment operating income and operating margins was driven by the decrease in sales noted above, predominantly by weakness in the aerospace aftermarket, process and industrial businesses and higher defined benefit pension expense, which was partially offset by the cost savings achieved from the restructuring activities related to the fourth quarter of 2008 restructuring charges. The fourth quarter of 2008 restructuring charges and asset write-downs of $20.4 million had a negative impact on EIG’s operating margins of 140 basis points.

EMG’s sales totaled $951.8 million for 2009, a decrease of $176.7 million or 15.7% from $1,128.5 million in 2008. The sales decrease was due to an internal sales decline of approximately 21%, excluding an unfavorable 3% effect of foreign currency translation, driven primarily by the engineered materials, interconnects and packaging (“EMIP”) and cost-driven motors businesses. Partially offsetting the sales decrease were the 2009 acquisition of High Standard Aviation and the 2008 acquisitions of Drake, MCG, Reading Alloys and Muirhead.

EMG’s operating income was $166.6 million for 2009, a decrease of $8.6 million or 4.9% when compared with $175.2 million in 2008. EMG’s decrease in operating income was driven by the decrease in sales noted above, predominantly by weakness in the EMIP businesses, which was partially offset by profit contributions made by the acquisitions mentioned above and the fourth quarter of 2008 restructuring charges and asset write-downs of $19.4 million. EMG’s operating margins were 17.5% of sales for 2009 compared with 15.5% of sales in 2008. The increase in operating margins was primarily driven by Operational Excellence capabilities and cost reduction initiatives throughout the Group, including the cost savings achieved from he restructuring activities related to the fourth quarter of 2008 restructuring charges and asset write-downs. The fourth quarter of 2008 restructuring charges and asset write-downs of $19.4 million had a negative impact on operating margins of 170 basis points.

Fourth Quarter Results

Net sales for the fourth quarter of 2009 were $523.5 million, a decrease of $100.2 million or 16.1% when compared with net sales of $623.7 million for the fourth quarter of 2008. Net sales for EIG were $286.0 million in 2009, a decrease of 20.9% from sales of $361.6 million in 2008. Net sales for EMG were $237.5 million in 2009, a decrease of 9.4% from sales of $262.1 million in 2008. The Company’s internal sales decline was approximately 20%, which excludes a 2% favorable effect of foreign currency translation. The acquisitions mentioned above offset approximately 2% of the Company’s internal sales decline.

The three months ended December 31, 2008 results include pre-tax charges totaling $40.0 million, which had the effect of reducing net income by $27.3 million ($0.17 per diluted share). These charges include restructuring costs for employee reductions and facility closures ($32.6 million), as well as asset write-downs ($7.4 million). Of the $40.0 million in charges, $32.9 million of the restructuring charges and asset write-downs were recorded in cost of sales and $7.1 million of the restructuring charges and asset write-downs were recorded in SG&A expenses. The restructuring charges and asset write-downs were reported in segment operating income as follows: $20.4 million in EIG, $19.4 million in EMG and $0.2 million in Corporate administrative and other expenses. The restructuring costs for employee reductions and facility closures relate to plans established by the Company as part of cost reduction initiatives that were broadly implemented across the Company’s various businesses during fiscal 2009. The restructuring costs include the consolidation of manufacturing facilities, the migration of production to low-cost locales and a general reduction in workforce in response to lower levels of expected sales volumes in certain of the Company’s businesses. The Company recorded pre-tax charges of $30.1 million for severance costs for more than 10% of the Company’s workforce. The Company also recorded pre-tax charges of $1.5 million for lease termination costs associated with the closure of certain facilities in 2009. See Note 6 to the Consolidated Financial Statements included in this Appendix for further details.

Net income for the fourth quarter of 2009 was $51.9 million, an increase of $8.1 million or 18.5% when compared with $43.8 million for the fourth quarter of 2008. Diluted earnings per share in the fourth quarter of 2009 was $0.32, an increase of $0.05 or 17.1% when compared with $0.27 per diluted share in the fourth quarter of 2008. Diluted earnings per share includes the impact of the fourth quarter of 2008 restructuring charges and asset write-downs, which negatively impacted earnings by $0.17 per diluted share.

Liquidity and Capital Resources

Cash provided by operating activities totaled $423.0 million in 2010, an increase of $58.3 million or 16.0% when compared with $364.7 million in 2009. The increase in cash provided by operating activities was primarily due to the $78.2 million increase in net income and a $17.6 million reduction in defined benefit pension contributions paid. The increase in cash provided by operating activities was partially offset by higher overall operating working capital levels necessary to grow the Company’s businesses. Free cash flow (cash flow provided by operating activities less capital expenditures) was $383.8 million in 2010, compared to $331.6 million in 2009. EBITDA (earnings before interest, income taxes, depreciation and amortization) was $545.9 million in 2010, compared with $428.0 million in 2009. Free cash flow and EBITDA are presented because the Company is aware that they are measures used by third parties in evaluating the Company. (See tables on page B-4 for a reconciliation of U.S. generally accepted accounting principles (“GAAP”) measures to comparable non-GAAP measures).

Cash used for investing activities totaled $566.8 million in 2010, compared with $106.3 million in 2009. In 2010, the Company paid $538.6 million for six business acquisitions, net of cash received, compared with $72.9 million paid for three business acquisitions, net of cash received, in 2009. Additions to property, plant and equipment totaled $39.2 million in 2010, compared with $33.1 million in 2009.

Cash provided by financing activities totaled $62.6 million in 2010, compared with $102.5 million of cash used for financing activities in 2009. The change in financing cash flow was primarily the result of the net total borrowings increase described further below, partially offset by $78.6 million used for repurchases of 3.1 million shares of the Company’s common stock in 2010. No shares were repurchased in 2009. In January 2010, the Board of Directors approved an increase of $75 million in the authorization for the repurchase of its common stock. This increase was added to the $68.5 million that remained available at December 31, 2009 from existing authorizations approved in 2008, for a total of $143.5 million available for repurchases of the Company’s common stock. At December 31, 2010, $64.9 million was available under the current Board authorization for future share repurchases.

In 2010, net total borrowings increased by $139.3 million, compared with a net total borrowings decrease of $92.4 million in 2009. In the third quarter of 2010, the Company paid in full an expiring 50 million British pound ($78.2 million) 5.96% senior note. In the third quarter of 2010, the Company issued an 80 million British pound ($124.8 million at December 31, 2010) 4.68% senior note due in September 2020. In the second quarter of 2009, the Company paid in full a 40 million British pound ($62.0 million) borrowing under the revolving credit facility. In the fourth quarter of 2009, the Company paid in full a 10.5 million British pound ($16.9 million) floating-rate term note.

The Company’s revolving credit facility’s total borrowing capacity is $550 million, which includes an accordion feature that permits the Company to request up to an additional $100 million in revolving credit commitments at any time during the life of the revolving credit agreement under certain conditions. The facility expires in June 2012. At December 31, 2010, the Company had $437.3 million available under its revolving credit facility, including the $100 million accordion feature. At December 31, 2010, $92.0 million was drawn under the revolving credit facility.

At December 31, 2010, total debt outstanding was $1,168.5 million, compared with $1,041.7 million at December 31, 2009, with no significant maturities until 2012. The debt-to-capital ratio was 39.7% at December 31, 2010, compared with 39.9% at December 31, 2009. The net debt-to-capital ratio (total debt less cash and cash equivalents divided by the sum of net debt and stockholders’ equity) was 36.2% at December 31, 2010, compared with 33.7% at December 31, 2009. The net debt-to-capital ratio is presented because the Company is aware that this measure is used by third parties in evaluating the Company. (See table on page B-4 for a reconciliation of U.S. GAAP measures to comparable non-GAAP measures).

Additional financing activities for 2010 include the receipt of net cash proceeds from the exercise of employee stock options of $21.5 million compared with $11.6 million in 2009. Cash dividends paid were $28.6 million in 2010, compared with $25.6 million in 2009.

As a result of all of the Company’s cash flow activities in 2010, cash and cash equivalents at December 31, 2010 totaled $163.2 million, compared with $246.4 million at December 31, 2009. The Company is in compliance with all covenants, including financial covenants, for all of its debt agreements. The Company believes it has sufficient cash-generating capabilities from domestic and unrestricted foreign sources, available credit facilities and access to long-term capital funds to enable it to meet its operating needs and contractual obligations in the foreseeable future.

The following table summarizes AMETEK’s contractual cash obligations and the effect such obligations are expected to have on the Company’s liquidity and cash flows in future years at December 31, 2010.

	Payments Due
		Less	One to	Four to	After
		Than	Three	Five	Five
Contractual Obligations(1)	Total	One Year	Years	Years	Years
	(In millions)

Long-term debt(2)	$1,054.1	$—	$—	$191.8	$862.3
Revolving credit loans(3)	92.0	92.0	—	—	—
Capital lease(4)	12.1	0.9	1.8	1.8	7.6
Other indebtedness	10.3	4.3	4.6	1.4	—

Total debt	1,168.5	97.2	6.4	195.0	869.9
Interest on long-term fixed-rate debt	407.2	59.5	118.8	115.8	113.1
Noncancellable operating leases	97.1	19.6	27.1	14.7	35.7
Purchase obligations(5)	222.0	208.7	13.0	0.3	—
Employee severance and other	18.1	18.1	—	—	—

Total	$1,912.9	$403.1	$165.3	$325.8	$1,018.7

(1)	The liability for uncertain tax positions is not included in the table of contractual obligations as of December 31, 2010 because the timing of the settlements of these uncertain tax positions cannot be reasonably estimated at this time. See Note 14 to the Consolidated Financial Statements included in this Appendix for further details.

(2)	Includes the $450 million private placement completed in 2007 and the $350 million private placement completed in 2008.

(3)	Although not contractually obligated, the Company expects to have the capability to repay the revolving credit loan within one year as permitted in the credit agreement. Accordingly, $92.0 million is classified as short-term debt at December 31, 2010.

(4)	Represents a capital lease for a building and land associated with the Cameca SAS acquisition. The lease has a term of twelve years, which began in July 2006, and is payable quarterly.

(5)	Purchase obligations primarily consist of contractual commitments to purchase certain inventories at fixed prices.

Other Commitments

The Company has standby letters of credit and surety bonds of $23.2 million related to performance and payment guarantees at December 31, 2010. Based on experience with these arrangements, the Company believes that any obligations that may arise will not be material to its financial position.

The Company may, from time to time, repurchase its long-term debt in privately negotiated transactions, depending upon availability, market conditions and other factors.

Critical Accounting Policies

The Company has identified its critical accounting policies as those accounting policies that can have a significant impact on the presentation of the Company’s financial condition and results of operations and that require the use of complex and subjective estimates based upon past experience and management’s judgment. Because of the uncertainty inherent in such estimates, actual results may differ materially from the estimates used. The consolidated financial statements and related notes contain information that is pertinent to the Company’s accounting policies and to Management’s Discussion and Analysis. The information that follows represents additional specific disclosures about the Company’s accounting policies regarding risks, estimates, subjective decisions or assessments whereby materially different results of operations and financial condition could have been reported had different assumptions been used or different conditions existed. Primary disclosure of the Company’s significant accounting policies is in Note 1 to the Consolidated Financial Statements included in this Appendix.

•	Revenue Recognition. The Company recognizes revenue on product sales in the period when the sales process is complete. This generally occurs when products are shipped to the customer in accordance with terms of an agreement of sale, under which title and risk of loss have been transferred, collectibility is reasonably assured and pricing is fixed or determinable. For a small percentage of sales where title and risk of loss passes at point of delivery, the Company recognizes revenue upon delivery to the customer, assuming all other criteria for revenue recognition are met. The policy with respect to sales returns and allowances generally provides that the customer may not return products or be given allowances, except at the Company’s option. The Company has agreements with distributors that do not provide expanded rights of return for unsold products. The distributor purchases the product from the Company, at which time title and risk of loss transfers to the distributor. The Company does not offer substantial sales incentives and credits to its distributors other than volume discounts. The Company accounts for the sales incentive as a reduction of revenues when the sale is recognized. Accruals for sales returns, other allowances and estimated warranty costs are provided at the time revenue is recognized based upon past experience. At December 31, 2010, 2009 and 2008, the accrual for future warranty obligations was $18.3 million, $16.0 million and $16.1 million, respectively. The Company’s expense for warranty obligations was $10.6 million, $8.2 million and $12.2 million in 2010, 2009 and 2008, respectively. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual warranty expenses. If actual future sales returns and allowances and warranty amounts are higher than past experience, additional accruals may be required.

•	Accounts Receivable. The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for bad debts is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for bad debts based on the length of time specific receivables are past due based on its historical experience. If the financial condition of the Company’s customers were to deteriorate, resulting in their inability to make payments, additional allowances may be required. The allowance for possible losses on receivables was $6.0 million and $5.8 million at December 31, 2010 and 2009, respectively.

•	Inventories. The Company uses the first-in, first-out (“FIFO”) method of accounting, which approximates current replacement cost, for approximately 69% of its inventories at December 31, 2010. The last-in, first-out (“LIFO”) method of accounting is used to determine cost for the remaining 31% of its inventory at December 31, 2010. For inventories where cost is determined by the LIFO method, the FIFO value would have been $23.9 million and $20.8 million higher than the LIFO value reported in the consolidated balance sheet at December 31, 2010 and 2009, respectively. The Company provides estimated inventory reserves for slow-moving and obsolete inventory based on current assessments about future demand, market conditions, customers who may be experiencing financial difficulties and related management initiatives. If these factors are less favorable than those projected by management, additional inventory reserves may be required.

•	Goodwill and Other Intangible Assets. Goodwill and other intangible assets with indefinite lives, primarily trademarks and trade names, are not amortized; rather, they are tested for impairment at least annually. The impairment test for goodwill requires a two-step process. The first step is to compare the carrying amount of the reporting unit’s net assets to the fair value of the reporting unit. If the fair value exceeds the carrying value, no further evaluation is required and no impairment loss is recognized. If the carrying amount exceeds the fair value, then the second step must be completed, which involves allocating the fair value of the reporting unit to each asset and liability, with the excess being implied goodwill. An impairment loss occurs if the amount of the recorded goodwill exceeds the implied goodwill. The Company would be required to record any such impairment losses.

The Company identifies its reporting units at the component level, which is one level below our operating segments. Generally, goodwill arises from acquisitions of specific operating companies and is assigned to the reporting unit in which a particular operating company resides. Our reporting units are composed of the business units one level below our operating segment at which discrete financial information is prepared and regularly reviewed by segment management.

The Company principally relies on a discounted cash flow analysis to determine the fair value of each reporting unit, which considers forecasted cash flows discounted at an appropriate discount rate. The Company believes that market participants would use a discounted cash flow analysis to determine the fair value of its reporting units in a sale transaction. The annual goodwill impairment test requires the Company to make a number of assumptions and estimates concerning future levels of revenue growth, operating margins, depreciation, amortization and working capital requirements, which are based upon the Company’s long-range plan. The Company’s long-range plan is updated as part of its annual planning process and is reviewed and approved by management. The discount rate is an estimate of the overall after-tax rate of return required by a market participant whose weighted average cost of capital includes both equity and debt, including a risk premium. While the Company uses the best available information to prepare its cash flow and discount rate assumptions, actual future cash flows or market conditions could differ significantly resulting in future impairment charges related to recorded goodwill balances. While there are always changes in assumptions to reflect changing business and market conditions, the Company’s overall methodology and the population of assumptions used have remained unchanged. In order to evaluate the sensitivity of the goodwill impairment test to changes in the fair value calculations, the Company applied a hypothetical 10% decrease in fair values of each reporting unit. The results (expressed as a percentage of carrying value for the respective reporting unit) showed that, despite the hypothetical 10% decrease in fair value, the fair values of the Company’s reporting units still exceeded their respective carrying values by 26% to 406% for each of the Company’s reporting units.

The impairment test for indefinite-lived intangibles other than goodwill (primarily trademarks and trade names) consists of a comparison of the fair value of the indefinite-lived intangible asset to the carrying value of the asset as of the impairment testing date. The Company estimates the fair value of its indefinite-lived intangibles using the relief from royalty method. The Company believes the relief from royalty method is a widely used valuation technique for such assets. The fair value derived from the relief from royalty method is measured as the discounted cash flow savings realized from owning such trademarks and trade names and not having to pay a royalty for their use.

The Company’s acquisitions have generally included a significant goodwill component and the Company expects to continue to make acquisitions. At December 31, 2010, goodwill and other indefinite-lived intangible assets totaled $1,818.3 million or 47.6% of the Company’s total assets. The Company performed its required annual impairment tests in the fourth quarter of 2010 and determined that the Company’s goodwill and indefinite-lived intangibles were not impaired. There can be no assurance that goodwill or indefinite-lived intangibles impairment will not occur in the future.

Other intangible assets with finite lives are evaluated for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of other intangible assets with finite lives is considered impaired when the total projected undiscounted cash flows from those assets are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of those assets. Fair market value is determined primarily using present value techniques based on projected cash flows from the asset group.

•	Pensions. The Company has U.S. and foreign defined benefit and defined contribution pension plans. The most significant elements in determining the Company’s pension income or expense are the assumed pension liability discount rate and the expected return on plan assets. The pension discount rate reflects the current interest rate at which the pension liabilities could be settled at the valuation date. At the end of each year, the Company determines the assumed discount rate to be used to discount plan liabilities. In estimating this rate for 2010, the Company considered rates of return on high-quality, fixed-income investments that have maturities consistent with the anticipated funding requirements of the plan. The discount rate used in determining the 2010 pension cost was 5.90% for U.S. defined benefit pension plans and 5.98% for foreign plans. The discount rate used for determining the funded status of the plans at December 31, 2010 and determining the 2011 defined benefit pension cost is 5.6% for U.S. plans and 5.71% for foreign plans. In estimating the U.S. and foreign discount rates, the Company’s actuaries developed a customized discount rate appropriate to the plans’ projected benefit cash flow based on yields derived from a database of long-term bonds at consistent maturity dates. The Company used an expected long-term rate of return on plan assets for 2010 of 8.25% for U.S. defined benefit pension plans and 6.97% for foreign plans. The Company will use 6.96% for the foreign plans in 2011 and expects to lower the U.S. plans’ rate to 8.0% in 2011. The Company determines the expected long-term rate of return based primarily on its expectation of future returns for the pension plans’ investments. Additionally, the Company considers historical returns on comparable fixed-income investments and equity investments and adjusts its estimate as deemed appropriate. The rate of compensation increase used in determining the 2010 pension expense for the U.S. plans was 3.75% and was 2.98% for the foreign plans. The U.S. rate of compensation increase will remain unchanged in 2011. The foreign plans’ rates of compensation increase will decrease slightly to 2.97% in 2011. For the year ended December 31, 2010, the Company recognized consolidated pre-tax pension income of $3.2 million from its U.S. and foreign defined benefit pension plans as compared with pre-tax pension expense of $10.3 million recognized for these plans in 2009. The Company estimates its 2011 U.S. and foreign defined benefit pension pre-tax income to be approximately $7.9 million.

All unrecognized prior service costs, remaining transition obligations or assets and actuarial gains and losses have been recognized, net of tax effects, as a charge to accumulated other comprehensive income in stockholders’ equity and will be amortized as a component of net periodic pension cost. The Company uses a December 31 measurement date (the date at which plan assets and benefit obligations are measured) for its U.S. and foreign defined benefit plans.

To fund the plans, the Company made cash contributions to its defined benefit pension plans during 2010 which totaled $3.6 million, compared with $21.1 million in 2009. The Company anticipates making approximately $3.0 million to $5.0 million in cash contributions to its defined benefit pension plans in 2011.

•	Income Taxes. The process of providing for income taxes and determining the related balance sheet accounts requires management to assess uncertainties, make judgments regarding outcomes and utilize estimates. The Company conducts a broad range of operations around the world and is therefore subject to complex tax regulations in numerous international taxing jurisdictions, resulting at times in tax audits, disputes and potential litigation, the outcome of which is uncertain. Management must make judgments currently about such uncertainties and determine estimates of the Company’s tax assets and liabilities. To the extent the final outcome differs, future adjustments to the Company’s tax assets and liabilities may be necessary.

The Company assesses the realizability of its deferred tax assets, taking into consideration the Company’s forecast of future taxable income, available net operating loss carryforwards and available tax planning strategies that could be implemented to realize the deferred tax assets. Based on this assessment, management must evaluate the need for, and the amount of, valuation allowances against the Company’s deferred tax assets. To the extent facts and circumstances change in the future, adjustments to the valuation allowances may be required.

The Company assesses the uncertainty in its tax positions, by applying a minimum recognition threshold which a tax position is required to meet before a tax benefit is recognized in the financial statements. Once the minimum threshold is met, using a more likely than not standard, a series of probability estimates is made for each item to properly measure and record a tax benefit. The tax benefit recorded is generally equal to the highest probable outcome that is more than 50% likely to be realized after full disclosure and resolution of a tax examination. The underlying probabilities are determined based on the best available objective evidence such as recent tax audit outcomes, published guidance, external expert opinion, or by analogy to the outcome of similar issues in the past. There can be no assurance that these estimates will ultimately be realized given continuous changes in tax policy, legislation and audit practice. The Company recognizes interest and penalties accrued related to uncertain tax positions in income tax expense.

Recently Issued Financial Accounting Standards

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06, Fair Value Measurements and Disclosures (“ASU 2010-06”). ASU 2010-06 provides amendments that clarify existing disclosures and require new disclosures related to fair value measurements, providing greater disaggregated information on each class of assets and liabilities and more robust disclosures on transfers between levels 1 and 2, and activity in level 3 fair value measurements. The Company adopted the applicable provisions within ASU 2010-06 effective January 1, 2010. See Note 4 to the Consolidated Financial Statements included in this Appendix for further details. The Company is currently evaluating the impact of adopting the level 3 disclosures of ASU 2010-06 that are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years.

In February 2010, the FASB issued ASU No. 2010-09, Subsequent Events (“ASU 2010-09”). ASU 2010-09 removes the requirement for an SEC filer to disclose a date in both the issued and revised financial statements for which the Company evaluated events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASU 2010-09 was effective as of February 2010.

In April 2010, the FASB issued ASU No. 2010-17, Revenue Recognition — Milestone Method (“ASU 2010-17”). ASU 2010-17 establishes criteria for a milestone to be considered substantive and allows revenue recognition when the milestone is achieved in research or development arrangements. In addition, it requires disclosure of certain information with respect to arrangements that contain milestones. ASU 2010-17 is effective for the Company prospectively beginning January 1, 2011. The Company has evaluated ASU 2010-17 and does not expect its adoption will have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

In December 2010, the FASB issued ASU No. 2010-29, Business Combinations (“ASU 2010-29”). ASU 2010-29 addresses diversity in practice about the interpretation of the pro forma disclosure requirement for business combinations. ASU 2010-29 requires disclosure of pro forma revenue and earnings for the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period for both the current and any comparable periods reported. The Company is currently evaluating the impact of adopting the disclosure requirements of ASU 2010-29 that are effective for fiscal years beginning after December 15, 2010.

Internal Reinvestment

Capital Expenditures

Capital expenditures were $39.2 million or 1.6% of sales in 2010, compared with $33.1 million or 1.6% of sales in 2009. 52% of the expenditures in 2010 were for improvements to existing equipment or additional equipment to increase productivity and expand capacity. The Company’s 2010 capital expenditures increased due to a continuing emphasis on spending to improve productivity and expand manufacturing capabilities. The 2011 capital expenditures are expected to approximate 1.6% of sales, with a continued emphasis on spending to improve productivity.

Product Development and Engineering

The Company is committed to research, product development and engineering activities that are designed to identify and develop potential new and improved products or enhance existing products. Research, product development and engineering costs before customer reimbursement were $112.1 million, $101.4 million and $115.9 million in 2010, 2009 and 2008, respectively. Customer reimbursements in 2010, 2009 and 2008 were $6.4 million, $5.5 million and $6.1 million, respectively. These amounts included net Company-funded research and development expenses of $56.8 million, $50.5 million and $57.5 million, respectively. All such expenditures were directed toward the development of new products and processes and the improvement of existing products and processes.

Environmental Matters

Certain historic processes in the manufacture of products have resulted in environmentally hazardous waste by-products as defined by federal and state laws and regulations. The Company believes these waste products were handled in compliance with regulations existing at that time. At December 31, 2010, the Company is named a Potentially Responsible Party (“PRP”) at 16 non-AMETEK-owned former waste disposal or treatment sites (the “non-owned” sites). The Company is identified as a “de minimis” party in 14 of these sites based on the low volume of waste attributed to the Company relative to the amounts attributed to other named PRPs. In ten of these sites, the Company has reached a tentative agreement on the cost of the de minimis settlement to satisfy its obligation and is awaiting executed agreements. The tentatively agreed-to settlement amounts are fully reserved. In the other four sites, the Company is continuing to investigate the accuracy of the alleged volume attributed to the Company as estimated by the parties primarily responsible for remedial activity at the sites to establish an appropriate settlement amount. In the two remaining sites where the Company is a non-de minimis PRP, the Company is participating in the investigation and/or related required remediation as part of a PRP Group and reserves have been established sufficient to satisfy the Company’s expected obligations. The Company historically has resolved these issues within established reserve levels and reasonably expects this result will continue. In addition to these non-owned sites, the Company has an ongoing practice of providing reserves for probable remediation activities at certain of its current or previously owned manufacturing locations (the “owned” sites). For claims and proceedings against the Company with respect to other environmental matters, reserves are established once the Company has determined that a loss is probable and estimable. This estimate is refined as the Company moves through the various stages of investigation, risk assessment, feasibility study and corrective action processes. In certain instances, the Company has developed a range of estimates for such costs and has recorded a liability based on the low end of the range. It is reasonably possible that the actual cost of remediation of the individual sites could vary from the current estimates and the amounts accrued in the consolidated financial statements; however, the amounts of such variances are not expected to result in a material change to the consolidated financial statements. In estimating the Company’s liability for remediation, the Company also considers the likely proportionate share of the anticipated remediation expense and the ability of the other PRPs to fulfill their obligations.

Total environmental reserves at December 31, 2010 and 2009 were $31.3 million and $27.0 million, respectively, for both non-owned and owned sites. In 2010, the Company recorded $6.4 million in reserves, related primarily to a 2010 business acquisition. These reserves relate to the estimated costs to remediate known environmental issues at an owned site associated with the acquired business. Additionally, the Company spent $2.1 million on environmental matters in 2010. The Company’s reserves for environmental liabilities at December 31, 2010 and 2009 include reserves of $18.9 million and $19.2 million, respectively, for an owned site acquired in connection with the 2005 acquisition of HCC Industries (“HCC”). The Company is the designated performing party for the performance of remedial activities for one of several operating units making up a large Superfund site in the San Gabriel Valley of California. The Company has obtained indemnifications and other financial assurances from the former owners of HCC related to the costs of the required remedial activities. At December 31, 2010, the Company had $14.2 million in receivables related to HCC for probable recoveries from third-party escrow funds and other committed third-party funds to support the required remediation. Also, the Company is indemnified by HCC’s former owners for approximately $19.0 million of additional costs.

The Company has agreements with other former owners of certain of its acquired businesses, as well as new owners of previously owned businesses. Under certain of the agreements, the former or new owners retained, or assumed and agreed to indemnify the Company against, certain environmental and other liabilities under certain circumstances. The Company and some of these other parties also carry insurance coverage for some environmental matters. To date, these parties have met their obligations in all material respects; however, one of these companies filed for bankruptcy liquidation in 2007 and, as a result, the Company is performing investigation and remediation of a formerly owned site under a Stipulation and Settlement Agreement.

The Company believes it has established reserves which are sufficient to perform all known responsibilities under existing claims and consent orders. The Company has no reason to believe that other third parties would fail to perform their obligations in the future. In the opinion of management, based upon presently available information and past experience related to such matters, an adequate provision for probable costs has been made and the ultimate cost resulting from these actions is not expected to materially affect the consolidated results of operations, financial position or cash flows of the Company.

Market Risk

The Company’s primary exposures to market risk are fluctuations in interest rates, foreign currency exchange rates and commodity prices, which could impact its results of operations and financial condition. The Company addresses its exposure to these risks through its normal operating and financing activities. The Company’s differentiated and global business activities help to reduce the impact that any particular market risk may have on its operating earnings as a whole.

The Company’s short-term debt carries variable interest rates and generally its long-term debt carries fixed rates. These financial instruments are more fully described in the Notes to the Consolidated Financial Statements included in this Appendix.

The foreign currencies to which the Company has the most significant exchange rate exposure are the Chinese renminbi, the Euro, the British pound, the Japanese yen and the Mexican peso. Exposure to foreign currency rate fluctuation is monitored, and when possible, mitigated through the occasional use of local borrowings and derivative financial instruments in the foreign country affected. The effect of translating foreign subsidiaries’ balance sheets into U.S. dollars is included in other comprehensive income within stockholders’ equity. Foreign currency transactions have not had a significant effect on the operating results reported by the Company because revenues and costs associated with the revenues are generally transacted in the same foreign currencies.

The primary commodities to which the Company has market exposure are raw material purchases of nickel, aluminum, copper, steel, titanium and gold. Exposure to price changes in these commodities is generally mitigated through adjustments in selling prices of the ultimate product and purchase order pricing arrangements, although forward contracts are sometimes used to manage some of those exposures.

Based on a hypothetical ten percent adverse movement in interest rates, commodity prices or foreign currency exchange rates, the Company’s best estimate is that the potential losses in future earnings, fair value of risk-sensitive financial instruments and cash flows are not material, although the actual effects may differ materially from the hypothetical analysis.

Forward-Looking Information

Certain matters discussed in this Appendix are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (“PSLRA”), which involve risk and uncertainties that exist in the Company’s operations and business environment and can be affected by inaccurate assumptions, or by known or unknown risks and uncertainties. Many such factors will be important in determining the Company’s actual future results. The Company wishes to take advantage of the “safe harbor” provisions of the PSLRA by cautioning readers that numerous important factors, in some cases have caused, and in the future could cause, the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Some, but not all, of the factors or uncertainties that could cause actual results to differ from present expectations are contained in the Company’s Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, subsequent events or otherwise, unless required by the securities laws to do so.

Management’s Responsibility for Financial Statements

Management has prepared and is responsible for the integrity of the consolidated financial statements and related information. The statements are prepared in conformity with U.S. generally accepted accounting principles consistently applied and include certain amounts based on management’s best estimates and judgments. Historical financial information elsewhere in this report is consistent with that in the financial statements.

In meeting its responsibility for the reliability of the financial information, management maintains a system of internal accounting and disclosure controls, including an internal audit program. The system of controls provides for appropriate division of responsibility and the application of written policies and procedures. That system, which undergoes continual reevaluation, is designed to provide reasonable assurance that assets are safeguarded and records are adequate for the preparation of reliable financial data.

Management is responsible for establishing and maintaining adequate internal control over financial reporting. We maintain a system of internal controls that is designed to provide reasonable assurance as to the fair and reliable preparation and presentation of the consolidated financial statements; however, there are inherent limitations in the effectiveness of any system of internal controls.

Management recognizes its responsibility for conducting the Company’s activities according to the highest standards of personal and corporate conduct. That responsibility is characterized and reflected in a code of business conduct for all employees, and in a financial code of ethics for the Chief Executive Officer and Senior Financial Officers, as well as in other key policy statements publicized throughout the Company.

The Audit Committee of the Board of Directors, which is composed solely of independent directors who are not employees of the Company, meets with the independent registered public accounting firm, the internal auditors and management to satisfy itself that each is properly discharging its responsibilities. The report of the Audit Committee is included in the Proxy Statement of the Company for its 2011 Annual Meeting. Both the independent registered public accounting firm and the internal auditors have direct access to the Audit Committee.

The Company’s independent registered public accounting firm, Ernst & Young LLP, is engaged to render an opinion as to whether management’s financial statements present fairly, in all material respects, the Company’s financial position and operating results. This report is included on page B-22.

Management’s Report on Internal Control over Financial Reporting

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in the Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010 based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on that evaluation, our management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2010.

The Company’s internal control over financial reporting as of December 31, 2010 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which appears on page B-21.

Frank S. Hermance Chairman and Chief Executive Officer	John J. Molinelli Executive Vice President — Chief Financial Officer

February 24, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and Stockholders of AMETEK, Inc.:

We have audited AMETEK, Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). AMETEK, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, AMETEK, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of AMETEK, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2010, and our report dated February 24, 2011 expressed an unqualified opinion thereon.

Philadelphia, Pennsylvania
February 24, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON FINANCIAL STATEMENTS

To the Board of Directors and Stockholders of AMETEK, Inc.:

We have audited the accompanying consolidated balance sheets of AMETEK, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMETEK, Inc. at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), AMETEK, Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2011 expressed an unqualified opinion thereon.

Philadelphia, Pennsylvania
February 24, 2011

AMETEK, Inc.

Consolidated Statement of Income
(In thousands, except per share amounts)

	Year Ended December 31,
	2010	2009	2008

Net sales	$2,470,952	$2,098,355	$2,531,135

Operating expenses:
Cost of sales, excluding depreciation	1,646,892	1,435,953	1,730,086
Selling, general and administrative	296,482	254,143	322,552
Depreciation	45,420	42,209	45,843

Total operating expenses	1,988,794	1,732,305	2,098,481

Operating income	482,158	366,050	432,654
Other expenses:
Interest expense	(67,522)	(68,750)	(63,652)
Other, net	(8,386)	(2,667)	(2,786)

Income before income taxes	406,250	294,633	366,216
Provision for income taxes	122,318	88,863	119,264

Net income	$283,932	$205,770	$246,952

Basic earnings per share	$1.79	$1.28	$1.55

Diluted earnings per share	$1.76	$1.27	$1.53

Weighted average common shares outstanding:
Basic shares	159,056	160,182	159,222

Diluted shares	160,884	161,775	161,164

See accompanying notes.

AMETEK, Inc.

Consolidated Balance Sheet
(In thousands, except share amounts)

	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$163,208	$246,356
Marketable securities	5,645	4,994
Receivables, less allowance for possible losses	399,913	331,383
Inventories	335,253	311,542
Deferred income taxes	27,106	30,669
Other current assets	43,367	44,486

Total current assets	974,492	969,430
Property, plant and equipment, net	318,126	310,053
Goodwill	1,573,645	1,277,291
Other intangibles, net of accumulated amortization	761,556	521,888
Investments and other assets	191,096	167,370

Total assets	$3,818,915	$3,246,032

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$97,152	$85,801
Accounts payable	236,600	191,779
Income taxes payable	39,026	13,345
Accrued liabilities	178,081	133,357

Total current liabilities	550,859	424,282
Long-term debt	1,071,360	955,880
Deferred income taxes	311,466	206,354
Other long-term liabilities	110,026	92,492

Total liabilities	2,043,711	1,679,008

Stockholders’ equity:
Preferred stock, $0.01 par value; authorized: 5,000,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized: 400,000,000 shares;
issued: 2010 — 168,050,869 shares; 2009 — 166,500,867 shares	1,681	1,665
Capital in excess of par value	263,290	223,502
Retained earnings	1,755,742	1,500,471
Accumulated other comprehensive loss	(91,958)	(75,281)
Treasury stock: 2010 — 7,341,520 shares; 2009 — 4,674,869 shares	(153,551)	(83,333)

Total stockholders’ equity	1,775,204	1,567,024

Total liabilities and stockholders’ equity	$3,818,915	$3,246,032

See accompanying notes.

AMETEK, Inc.

Consolidated Statement of Stockholders’ Equity
(In thousands)

	Year Ended December 31,
	2010		2009		2008
	Comprehensive	Stockholders’	Comprehensive	Stockholders’	Comprehensive	Stockholders’
	Income	Equity	Income	Equity	Income	Equity

Capital Stock
Preferred stock, $0.01 par value		$—		$—		$—

Common stock, $0.01 par value
Balance at the beginning of the year		1,665		1,653		1,646
Shares issued		16		12		7

Balance at the end of the year		1,681		1,665		1,653

Capital in Excess of Par Value
Balance at the beginning of the year		223,502		202,449		173,901
Issuance of common stock under employee stock plans		14,202		3,455		3,472
Share-based compensation costs		16,596		13,502		20,186
Excess tax benefits from exercise of stock options		8,990		4,096		4,890

Balance at the end of the year		263,290		223,502		202,449

Retained Earnings
Balance at the beginning of the year		1,500,471		1,320,470		1,099,111
Net income	$283,932	283,932	$205,770	205,770	$246,952	246,952

Cash dividends paid		(28,554)		(25,579)		(25,685)
Other		(107)		(190)		92

Balance at the end of the year		1,755,742		1,500,471		1,320,470

Accumulated Other Comprehensive (Loss) Income
Foreign currency translation:
Balance at the beginning of the year		(8,096)		(50,706)		7,331
Translation adjustments	(29,791)		38,357		(46,784)
(Loss) gain on net investment hedges, net of tax benefit (expense) of $1,893, ($2,290) and $6,058 in 2010, 2009 and 2008, respectively	(3,515)		4,253		(11,253)

	(33,306)	(33,306)	42,610	42,610	(58,037)	(58,037)

Balance at the end of the year		(41,402)		(8,096)		(50,706)

Defined benefit pension plans:
Balance at the beginning of the year		(67,121)		(93,360)		(3,040)
Change in pension plans, net of tax (expense) benefit of ($9,938), ($15,830) and $56,344 in 2010, 2009 and 2008, respectively	16,323	16,323	26,239	26,239	(90,320)	(90,320)

Balance at the end of the year		(50,798)		(67,121)		(93,360)

Unrealized holding gain (loss) on available-for-sale securities:
Balance at the beginning of the year		(64)		(701)		1,079
Increase (decrease) during the year, net of tax benefit (expense) of $165, $343 and ($958) in 2010, 2009 and 2008, respectively	306	306	637	637	(1,780)	(1,780)

Balance at the end of the year		242		(64)		(701)

Total other comprehensive (loss) income for the year	(16,677)		69,486		(150,137)

Total comprehensive income for the year	$267,255		$275,256		$96,815

Accumulated other comprehensive loss at the end of the year		(91,958)		(75,281)		(144,767)

Treasury Stock
Balance at the beginning of the year		(83,333)		(92,033)		(39,321)
Issuance of common stock under employee stock plans		8,391		8,700		4,732
Purchase of treasury stock		(78,609)		—		(57,444)

Balance at the end of the year		(153,551)		(83,333)		(92,033)

Total Stockholders’ Equity		$1,775,204		$1,567,024		$1,287,772

See accompanying notes.

AMETEK, Inc.

Consolidated Statement of Cash Flows
(In thousands)

	Year Ended December 31,
	2010	2009	2008

Cash provided by (used for):
Operating activities:
Net income	$283,932	$205,770	$246,952
Adjustments to reconcile net income to total operating activities:
Depreciation and amortization	72,896	65,500	63,261
Deferred income tax expense	3,774	5,768	29,742
Share-based compensation expense	16,596	13,502	20,186
Changes in assets and liabilities, net of acquisitions:
(Increase) decrease in receivables	(43,179)	87,146	6,636
Decrease (increase) in inventories and other current assets	7,334	83,622	(35,180)
Increase (decrease) in payables, accruals and income taxes	77,773	(91,622)	3,161
Increase (decrease) in other long-term liabilities	6,382	3,345	(1,907)
Pension contribution	(3,555)	(21,127)	(79,905)
Other	1,060	12,767	(5,681)

Total operating activities	423,013	364,671	247,265

Investing activities:
Additions to property, plant and equipment	(39,183)	(33,062)	(44,215)
Purchases of businesses, net of cash acquired	(538,585)	(72,919)	(463,012)
(Increase) decrease in marketable securities	(619)	(638)	6,323
Other	11,564	275	4,282

Total investing activities	(566,823)	(106,344)	(496,622)

Financing activities:
Net change in short-term borrowings	92,364	(13,013)	69,693
Additional long-term borrowings	125,120	1,466	430,000
Reduction in long-term borrowings	(78,200)	(80,817)	(232,835)
Repayment of life insurance policy loans	—	—	(21,394)
Repurchases of common stock	(78,609)	—	(57,444)
Cash dividends paid	(28,554)	(25,579)	(25,685)
Excess tax benefits from share-based payments	8,990	4,096	4,890
Proceeds from employee stock plans and other	21,518	11,328	6,238

Total financing activities	62,629	(102,519)	173,463

Effect of exchange rate changes on cash and cash equivalents	(1,967)	3,568	(7,265)

(Decrease) increase in cash and cash equivalents	(83,148)	159,376	(83,159)
Cash and cash equivalents:
Beginning of year	246,356	86,980	170,139

End of year	$163,208	$246,356	$86,980

See accompanying notes.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Significant Accounting Policies

Basis of Consolidation

The accompanying consolidated financial statements reflect the operations, financial position and cash flows of AMETEK, Inc. (the “Company”), and include the accounts of the Company and subsidiaries, after elimination of all intercompany transactions in the consolidation. The Company’s investments in 50% or less owned joint ventures are accounted for by the equity method of accounting. Such investments are not significant to the Company’s consolidated results of operations, financial position or cash flows.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents, Securities and Other Investments

All highly liquid investments with maturities of three months or less when purchased are considered cash equivalents. At December 31, 2010 and 2009, all of the Company’s equity securities and fixed-income securities (primarily those of a captive insurance subsidiary) are classified as “available-for-sale,” although the Company may hold fixed-income securities until their maturity dates. Fixed-income securities generally mature within three years. The aggregate market value of equity and fixed-income securities at December 31, 2010 and 2009 was $4.7 million ($4.5 million amortized cost) and $13.2 million ($13.5 million amortized cost), respectively. The temporary unrealized gain or loss on such securities is recorded as a separate component of accumulated other comprehensive income (in stockholders’ equity), and is not significant. Certain of the Company’s other investments, which are not significant, are also accounted for by the equity method of accounting as discussed above.

Accounts Receivable

The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for doubtful receivables is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for doubtful receivables based on the length of time specific receivables are past due based on past experience. The allowance for possible losses on receivables was $6.0 million and $5.8 million at December 31, 2010 and 2009, respectively. See Note 9.

Inventories

The Company uses the first-in, first-out (“FIFO”) method of accounting, which approximates current replacement cost, for 69% of its inventories at December 31, 2010. The last-in, first-out (“LIFO”) method of accounting is used to determine cost for the remaining 31% of the Company’s inventory at December 31, 2010. For inventories where cost is determined by the LIFO method, the excess of the FIFO value over the LIFO value was $23.9 million and $20.8 million at December 31, 2010 and 2009, respectively. The Company provides estimated inventory reserves for slow-moving and obsolete inventory based on current assessments about future demand, market conditions, customers who may be experiencing financial difficulties and related management initiatives.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Expenditures for additions to plant facilities, or that extend their useful lives, are capitalized. The cost of minor tools, jigs and dies, and maintenance and repairs is charged to operations as incurred. Depreciation of plant and equipment is calculated principally on a straight-line basis over the estimated useful lives of the related assets. The range of lives for depreciable assets is generally three to ten years for machinery and equipment, five to 27 years for leasehold improvements and 25 to 50 years for buildings.

Revenue Recognition

The Company recognizes revenue on product sales in the period when the sales process is complete. This generally occurs when products are shipped to the customer in accordance with terms of an agreement of sale, under which title and risk of loss have been transferred, collectability is reasonably assured and pricing is fixed or determinable. For a small percentage of sales where title and risk of loss passes at point of delivery, the Company recognizes revenue upon delivery to the customer, assuming all other criteria for revenue recognition are met. The policy, with respect to sales returns and allowances, generally provides that the customer may not return products or be given allowances, except at the Company’s option. The Company has agreements with distributors that do not provide expanded rights of return for unsold products. The distributor purchases the product from the Company, at which time title and risk of loss transfers to the distributor. The Company does not offer substantial sales incentives and credits to its distributors other than volume discounts. The Company accounts for these sales incentives as a reduction of revenues when the sale is recognized in the income statement. Accruals for sales returns, other allowances and estimated warranty costs are provided at the time revenue is recognized based upon past experience. At December 31, 2010, 2009 and 2008, the accrual for future warranty obligations was $18.3 million, $16.0 million and $16.1 million, respectively. The Company’s expense for warranty obligations was $10.6 million in 2010, $8.2 million in 2009 and $12.2 million in 2008. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual warranty expenses.

Research and Development

Company-funded research and development costs are charged to operations as incurred and were $56.8 million in 2010, $50.5 million in 2009 and $57.5 million in 2008.

Shipping and Handling Costs

Shipping and handling costs are included in cost of sales and were $33.3 million in 2010, $24.6 million in 2009 and $34.0 million in 2008.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings Per Share

The calculation of basic earnings per share is based on the weighted average number of common shares considered outstanding during the periods. The calculation of diluted earnings per share reflects the effect of all potentially dilutive securities (principally outstanding common stock options and restricted stock grants). The number of weighted average shares used in the calculation of basic earnings per share and diluted earnings per share was as follows for the years ended December 31:

	2010	2009	2008
	(In thousands)

Weighted average shares*:
Basic shares	159,056	160,182	159,222
Stock option and award plans	1,828	1,593	1,942

Diluted shares	160,884	161,775	161,164

*	Adjusted to reflect a three-for-two stock split paid to stockholders on December 21, 2010. See Note 2.

Financial Instruments and Foreign Currency Translation

Assets and liabilities of foreign operations are translated using exchange rates in effect at the balance sheet date and their results of operations are translated using average exchange rates for the year. Certain transactions of the Company and its subsidiaries are made in currencies other than their functional currency. Exchange gains and losses from those transactions are included in operating results for the year.

The Company makes infrequent use of derivative financial instruments. Forward contracts are entered into from time to time to hedge specific firm commitments for certain inventory purchases or export sales, thereby minimizing the Company’s exposure to raw material commodity price or foreign currency fluctuation. No forward contracts were outstanding at December 31, 2010 or 2009. In instances where transactions are designated as hedges of an underlying item, the gains and losses on those transactions are included in accumulated other comprehensive income (“AOCI”) within stockholders’ equity to the extent they are effective as hedges. The Company has designated certain foreign-currency-denominated long-term borrowings as hedges of the net investment in certain foreign operations. These net investment hedges are the Company’s British-pound-denominated long-term debt and Euro-denominated long-term debt, pertaining to certain European acquisitions whose functional currencies are either the British pound or the Euro. These acquisitions were financed by foreign-currency-denominated borrowings under the Company’s revolving credit facility and were subsequently refinanced with long-term private placement debt. These borrowings were designed to create net investment hedges in each of the foreign subsidiaries on their respective dates of acquisition. On the respective dates of acquisition, the Company designated the British pound- and Euro-denominated loans referred to above as hedging instruments to offset foreign exchange gains or losses on the net investment in the acquired business due to changes in the British pound and Euro exchange rates. These net investment hedges were evidenced by management’s documentation supporting the contemporaneous hedge designation on the acquisition dates. Any gain or loss on the hedging instrument (the debt) following hedge designation, is reported in AOCI in the same manner as the translation adjustment on the investment based on changes in the spot rate, which is used to measure hedge effectiveness. As of December 31, 2010 and 2009, all net investment hedges were effective. At December 31, 2010, the translation losses on the net carrying value of the foreign-currency-denominated investments exceeded the translation gains on the carrying value of the underlying debt and the difference is included in AOCI. At December 31, 2009, the translation gains on the net carrying value of the foreign-currency-denominated investments exceeded the translation losses on the carrying value of the underlying debt and the difference is included in AOCI. An evaluation of hedge effectiveness is performed by the Company on an ongoing basis and any changes in the hedge are made as appropriate. See Note 5.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Share-Based Compensation

The Company accounts for share-based payments in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation — Stock Compensation. Accordingly, the Company expenses the fair value of awards made under its share-based plans. That cost is recognized in the consolidated financial statements over the requisite service period of the grants. See Note 12.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets with indefinite lives, primarily trademarks and trade names, are not amortized; rather, they are tested for impairment at least annually.

The Company identifies its reporting units at the component level, which is one level below our operating segments. Generally, goodwill arises from acquisitions of specific operating companies and is assigned to the reporting unit in which a particular operating company resides. Our reporting units are composed of the business units one level below our operating segment at which discrete financial information is prepared and regularly reviewed by segment management.

The Company principally relies on a discounted cash flow analysis to determine the fair value of each reporting unit, which considers forecasted cash flows discounted at an appropriate discount rate. The Company believes that market participants would use a discounted cash flow analysis to determine the fair value of its reporting units in a sales transaction. The annual goodwill impairment test requires the Company to make a number of assumptions and estimates concerning future levels of revenue growth, operating margins, depreciation, amortization and working capital requirements, which are based upon the Company’s long-range plan. The Company’s long-range plan is updated as part of its annual planning process and is reviewed and approved by management. The discount rate is an estimate of the overall after-tax rate of return required by a market participant whose weighted average cost of capital includes both equity and debt, including a risk premium. While the Company uses the best available information to prepare its cash flow and discount rate assumptions, actual future cash flows or market conditions could differ significantly resulting in future impairment charges related to recorded goodwill balances.

The impairment test for indefinite-lived intangibles other than goodwill (primarily trademarks and trade names) consists of a comparison of the fair value of the indefinite-lived intangible asset to the carrying value of the asset as of the impairment testing date. The Company estimates the fair value of its indefinite-lived intangibles using the relief from royalty method. The fair value derived from the relief from royalty method is measured as the discounted cash flow savings realized from owning such trademarks and trade names and not having to pay a royalty for their use.

The Company completed its required annual impairment tests in the fourth quarter of 2010, 2009 and 2008 and determined that the carrying values of goodwill and other intangible assets with indefinite lives were not impaired.

The Company evaluates impairment of its long-lived assets, other than goodwill and indefinite-lived intangible assets when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of a long-lived asset group is considered impaired when the total projected undiscounted cash flows from such asset group are separately identifiable and are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset group. Fair market value is determined primarily using present value techniques based on projected cash flows from the asset group. Losses on long-lived assets held for sale, other than goodwill and indefinite-lived intangible assets, are determined in a similar manner, except that fair market values are reduced for disposal costs.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Intangible assets, other than goodwill, with definite lives are amortized over their estimated useful lives. Patents are being amortized over useful lives of four to 20 years. Customer relationships are being amortized over a period of five to 20 years. Miscellaneous other intangible assets are being amortized over a period of four to 20 years. The Company periodically evaluates the reasonableness of the estimated useful lives of these intangible assets.

Income Taxes

The Company’s annual provision for income taxes and determination of the related balance sheet accounts requires management to assess uncertainties, make judgments regarding outcomes and utilize estimates. The Company conducts a broad range of operations around the world and is therefore subject to complex tax regulations in numerous international taxing jurisdictions, resulting at times in tax audits, disputes and potential litigation, the outcome of which is uncertain. Management must make judgments currently about such uncertainties and determine estimates of the Company’s tax assets and liabilities. To the extent the final outcome differs, future adjustments to the Company’s tax assets and liabilities may be necessary. The Company recognizes interest and penalties accrued related to uncertain tax positions in income tax expense.

The Company also is required to assess the realizability of its deferred tax assets, taking into consideration the Company’s forecast of future taxable income, the reversal of other existing temporary differences, available net operating loss carryforwards and available tax planning strategies that could be implemented to realize the deferred tax assets. Based on this assessment, management must evaluate the need for, and amount of, valuation allowances against the Company’s deferred tax assets. To the extent facts and circumstances change in the future, adjustments to the valuation allowances may be required.

2.	Stock Split

On November 2, 2010, the Company’s Board of Directors declared a three-for-two split of the Company’s common stock. The stock split resulted in the issuance of one additional share for every two shares owned. The stock split was paid on December 21, 2010, to stockholders of record at the close of business on December 10, 2010. Additionally, the Board of Directors approved a 50% increase in the quarterly cash dividend rate on the Company’s common stock to $0.06 per common share from $0.04 per common share on a post-split basis. All share and per share information included in this report has been retroactively adjusted to reflect the impact of the stock split.

3.	Recently Issued Financial Accounting Standards

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06, Fair Value Measurements and Disclosures (“ASU 2010-06”). ASU 2010-06 provides amendments that clarify existing disclosures and require new disclosures related to fair value measurements, providing greater disaggregated information on each class of assets and liabilities and more robust disclosures on transfers between levels 1 and 2, and activity in level 3 fair value measurements. The Company adopted the applicable provisions within ASU 2010-06 effective January 1, 2010. See Note 4 to the Consolidated Financial Statements for further details. The Company is currently evaluating the impact of adopting the level 3 disclosures of ASU 2010-06 that are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years.

In February 2010, the FASB issued ASU No. 2010-09, Subsequent Events (“ASU 2010-09”). ASU 2010-09 removes the requirement for an SEC filer to disclose a date in both the issued and revised financial statements for which the Company evaluated events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASU 2010-09 was effective as of February 2010.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In April 2010, the FASB issued ASU No. 2010-17, Revenue Recognition — Milestone Method (“ASU 2010-17”). ASU 2010-17 establishes criteria for a milestone to be considered substantive and allows revenue recognition when the milestone is achieved in research or development arrangements. In addition, it requires disclosure of certain information with respect to arrangements that contain milestones. ASU 2010-17 is effective for the Company prospectively beginning January 1, 2011. The Company has evaluated ASU 2010-17 and does not expect its adoption will have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

In December 2010, the FASB issued ASU No. 2010-29, Business Combinations (“ASU 2010-29”). ASU 2010-29 addresses diversity in practice about the interpretation of the pro forma disclosure requirement for business combinations. ASU 2010-29 requires disclosure of pro forma revenue and earnings for the current reporting period as though the acquisition date for all business combinations that occurred during the year had been as of the beginning of the annual reporting period for both the current and any comparable periods reported. The Company is currently evaluating the impact of adopting the disclosure requirements of ASU 2010-29 that are effective for fiscal years beginning after December 15, 2010.

4.	Fair Value Measurement

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The Company utilizes a valuation hierarchy for disclosure of the inputs to the valuations used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the company’s own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

At December 31, 2010, $3.6 million of the Company’s cash and cash equivalents and marketable securities are valued as level 1 investments. In addition, the Company held $4.7 million of marketable securities in an institutional diversified equity securities mutual fund. These securities are valued as level 2 investments. During 2010, the Company sold its level 2 investments in fixed-income securities. The marketable securities are shown as a separate line on the consolidated balance sheet. The fixed-income securities are included in the investments and other assets line of the consolidated balance sheet. For the year ended December 31, 2010, gains and losses on the investments noted above were not significant. No transfers between level 1 and level 2 investments occurred during the year ended December 31, 2010.

Fair value of the institutional equity securities mutual fund was estimated using the net asset value of the Company’s ownership interests in the fund’s capital. The mutual fund seeks to provide long-term growth of capital by investing primarily in equity securities traded on U.S. exchanges and issued by large, established companies across many business sectors. Fair value of the fixed-income securities was estimated using observable market inputs and the securities are primarily corporate debt instruments and U.S. Government securities. There are no restrictions on the Company’s ability to redeem these equity and fixed-income securities investments.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Hedging Activities

The Company has designated certain foreign-currency-denominated long-term borrowings as hedges of the net investment in certain foreign operations. These net investment hedges are the Company’s British-pound-denominated long-term debt and Euro-denominated long-term debt, pertaining to certain European acquisitions whose functional currencies are either the British pound or the Euro. These acquisitions were financed by foreign-currency-denominated borrowings under the Company’s revolving credit facility and subsequently refinanced with long-term private placement debt. These borrowings were designed to create net investment hedges in each of the foreign subsidiaries on their respective dates of acquisition. On the respective dates of acquisition, the Company designated the British pound- and Euro-denominated loans referred to above as hedging instruments to offset foreign exchange gains or losses on the net investment in the acquired business due to changes in the British pound and Euro exchange rates. These net investment hedges were evidenced by management’s documentation supporting the contemporaneous hedge designation on the acquisition dates. Any gain or loss on the hedging instrument (the debt) following hedge designation, is reported in accumulated other comprehensive income in the same manner as the translation adjustment on the investment based on changes in the spot rate, which is used to measure hedge effectiveness.

At December 31, 2010, the Company had $187.2 million of British-pound-denominated loans, which are designated as a hedge against the net investment in foreign subsidiaries acquired in 2008, 2006, 2004 and 2003. At December 31, 2009, the Company had $145.5 million of British-pound-denominated loans, which were designated as a hedge against the net investment in foreign subsidiaries acquired in 2004 and 2003. At December 31, 2010 and 2009, the Company had $66.9 million and $71.6 million, respectively, of Euro-denominated loans, which were designated as a hedge against the net investment in a foreign subsidiary acquired in 2005. As a result of these British-pound- and Euro-denominated loans being designated and effective as net investment hedges, $9.9 million of currency remeasurement gains and $15.3 million of currency remeasurement losses have been included in the foreign currency translation component of other comprehensive income at December 31, 2010 and 2009, respectively.

6.	Fourth Quarter of 2008 Restructuring Charges and Asset Write-Downs

During the fourth quarter of 2008, the Company recorded pre-tax charges totaling $40.0 million, which had the effect of reducing net income by $27.3 million ($0.17 per diluted share). These charges included restructuring costs for employee reductions and facility closures ($32.6 million), as well as asset write-downs ($7.4 million). The charges included $30.1 million for severance costs for more than 10% of the Company’s workforce and $1.5 million for lease termination costs associated with the closure of certain facilities. Of the $40.0 million in charges, $32.9 million of the restructuring charges and asset write-downs were recorded in cost of sales and $7.1 million of the restructuring charges and asset write-downs were recorded in Selling, general and administrative expenses. The restructuring charges and asset write-downs were reported in 2008 segment operating income as follows: $20.4 million in Electronic Instruments Group (“EIG”), $19.4 million in Electromechanical Group (“EMG”) and $0.2 million in Corporate administrative and other expenses. The restructuring costs for employee reductions and facility closures relate to plans established by the Company in 2008 as part of cost reduction initiatives that were broadly implemented across the Company’s various businesses during fiscal 2009. The restructuring costs resulted from the consolidation of manufacturing facilities, the migration of production to low-cost locales and a general reduction in workforce in response to lower levels of expected sales volumes in certain of the Company’s businesses.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides a rollforward of the remaining accruals established in the fourth quarter of 2008 for restructuring charges and asset write-downs:

	Restructuring
		Facility
	Severance	Closures	Total
	(In millions)

Restructuring accruals at December 31, 2008	$30.1	$1.5	$31.6
Utilization	(18.1)	(0.2)	(18.3)
Foreign currency translation and other	0.2	(0.3)	(0.1)

Restructuring accruals at December 31, 2009	12.2	1.0	13.2
Utilization	(4.6)	(0.7)	(5.3)
Foreign currency translation and other	(1.0)	—	(1.0)

Restructuring accruals at December 31, 2010	$6.6	$0.3	$6.9

7.	Acquisitions

The Company spent $538.6 million in cash, net of cash acquired, to acquire Technical Services for Electronics (“TSE”) in June 2010, Haydon Enterprises in July 2010, Atlas Material Testing Technology LLC (“Atlas”) in November 2010, as well as the small acquisitions of Sterling Ultra Precision in January 2010, Imago Scientific Instruments in April 2010 and American Reliance’s Power Division in August 2010. TSE is a manufacturer of engineered interconnect solutions for the medical device industry. Haydon Enterprises is a leader in linear actuators and lead screw assemblies for the medical, industrial equipment, aerospace, analytical instrument, computer peripheral and semiconductor industries. Atlas is the world’s leading provider of weathering test instruments and related testing and consulting services. Atlas is a part of EIG and TSE and Haydon Enterprises are part of EMG.

The operating results of the above acquisitions have been included in the Company’s consolidated results from the respective dates of acquisitions.

The following table represents the allocation of the aggregate purchase price for the net assets of the above acquisitions based on their estimated fair value (in millions):

Property, plant and equipment	$23.3
Goodwill	313.5
Other intangible assets	276.3
Deferred income taxes	(80.6)
Net working capital and other	6.1

Total purchase price	$538.6

The amount allocated to goodwill is reflective of the benefits the Company expects to realize from the acquisitions as follows: TSE expands the Company’s position in the medical device market and is an excellent fit with the HCC division, which manufactures highly engineered electronic interconnects and microelectronics packaging for sophisticated electronic applications. Haydon Enterprises’ product line complements the Company’s highly differentiated technical motor business, which shares common markets, customers and distribution channels, and places AMETEK in a unique position as the premier industry provider of high-end linear and rotary motion control solutions. Atlas has products which include weather exposure test systems, corrosion-testing instruments, specialty lighting systems, and large-scale weathering test chambers. In addition, Atlas offers indoor laboratory and outdoor testing services, photovoltaic and solar testing and consulting. Atlas provides the Company with another

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

growth platform in the materials testing equipment market and broadens AMETEK’s presence in the fast-growing photovoltaic testing market. The Company expects approximately $36.3 million of the goodwill recorded in connection with 2010 acquisitions will be tax deductible in future years.

The Company is in the process of conducting third-party valuations of certain tangible and intangible assets acquired. Adjustments to the allocation of purchase price will be recorded when this information is finalized. Therefore, the allocation of the purchase price is subject to revision.

At December 31, 2010, purchase price allocated to other intangible assets of $276.3 million consists of $80.6 million of indefinite-lived intangible trademarks and trade names, which are not subject to amortization. The remaining $195.7 million of other intangible assets consist of $159.7 million of customer relationships, which are being amortized over a period of 20 years and $36.0 million of purchased technology, which are being amortized over a period of 12 to 16 years.

In 2009, the Company spent $72.9 million in cash, net of cash acquired, to acquire High Standard Aviation in January 2009, a small acquisition of two businesses in India, Unispec Marketing Pvt. Ltd. and Thelsha Technical Services Pvt. Ltd., in September 2009 and Ameron Global in December 2009. High Standard Aviation is a provider of electrical and electromechanical, hydraulic and pneumatic repair services to the aerospace industry. Ameron Global is a manufacturer of highly engineered pressurized gas components and systems for commercial and aerospace customers and is also a leader in maintenance, repair and overhaul of fire suppression and oxygen supply systems. High Standard Aviation and Ameron Global are a part of EMG.

The 2010 acquisitions noted above had an immaterial impact on reported net sales, net income and diluted earnings per share for the year ended December 31, 2010. Had the 2010 acquisitions been made at the beginning of 2010, unaudited pro forma net sales, net income and diluted earnings per share for the year ended December 31, 2010 would not have been materially different than the amounts reported.

Had the 2010 acquisitions and the 2009 acquisitions been made at the beginning of 2009, unaudited pro forma net sales would have been $2,290.8 million and net income and diluted earnings per share would not have been materially different than the amounts reported.

Pro forma results are not necessarily indicative of the results that would have occurred if the acquisitions had been completed at the beginning of 2009.

In 2008, the Company spent $463.0 million in cash, net of cash acquired, for six acquisitions and one small technology line. The acquisitions include Drake Air (“Drake”) and Motion Control Group (“MCG”) in February 2008, Reading Alloys in April 2008, Vision Research, Inc. in June 2008, the programmable power business of Xantrex Technology, Inc. (“Xantrex Programmable”) in August 2008 and Muirhead Aerospace Limited (“Muirhead”) in November 2008. Drake is a provider of heat-transfer repair services to the commercial aerospace industry and further expands the Company’s presence in the global aerospace maintenance, repair and overhaul services industry. MCG is a leading global manufacturer of highly customized motors and motion control solutions for the medical, life sciences, industrial automation, semiconductor and aviation markets. MCG enhances the Company’s capability in providing precision motion technology solutions. Reading Alloys is a global leader in specialty titanium master alloys and highly engineered metal powders used in the aerospace, medical implant, military and electronics markets. Vision Research is a leading manufacturer of high-speed digital imaging systems used for motion capture and analysis in numerous test and measurement applications. Xantrex Programmable is a leader in alternating current and direct current programmable power supplies used to test electrical and electronic products. Muirhead is a leading manufacturer of motion technology products and a provider of avionics repair and overhaul

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

services for the aerospace and defense markets. Drake, MCG, Reading Alloys and Muirhead are part of EMG and Vision Research and Xantrex Programmable are part of EIG.

8.	Goodwill and Other Intangible Assets

The changes in the carrying amounts of goodwill by segment were as follows:

	EIG	EMG	Total
	(In millions)

Balance at December 31, 2008	$737.2	$502.9	$1,240.1
Goodwill acquired during the year	2.5	14.9	17.4
Purchase price allocation adjustments and other	(8.7)	1.1	(7.6)
Foreign currency translation adjustments	15.9	11.5	27.4

Balance at December 31, 2009	746.9	530.4	1,277.3
Goodwill acquired during the year	105.2	208.3	313.5
Purchase price allocation adjustments and other	25.8	(24.3)	1.5
Foreign currency translation adjustments	(13.5)	(5.2)	(18.7)

Balance at December 31, 2010	$864.4	$709.2	$1,573.6

Other intangible assets were as follows at December 31:

	2010	2009
	(In thousands)

Definite-lived intangible assets (subject to amortization):
Patents	$52,403	$54,150
Purchased technology	107,170	75,564
Customer lists	479,943	319,820
Other acquired intangibles	25,944	25,111

	665,460	474,645

Accumulated amortization:
Patents	(28,687)	(27,099)
Purchased technology	(28,026)	(24,442)
Customer lists	(70,982)	(51,596)
Other acquired intangibles	(20,825)	(19,772)

	(148,520)	(122,909)

Net intangible assets subject to amortization	516,940	351,736
Indefinite-lived intangible assets (not subject to amortization):
Trademarks and trade names	244,616	170,152

	$761,556	$521,888

Amortization expense was $27.5 million, $23.3 million and $17.5 million for the years ended December 31, 2010, 2009 and 2008, respectively. Amortization expense for each of the next five years is expected to approximate $33.5 million per year, not considering the impact of potential future acquisitions.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Other Consolidated Balance Sheet Information

	December 31,
	2010	2009
	(In thousands)

INVENTORIES
Finished goods and parts	$46,953	$46,777
Work in process	73,556	65,752
Raw materials and purchased parts	214,744	199,013

	$335,253	$311,542

PROPERTY, PLANT AND EQUIPMENT
Land	$32,634	$30,792
Buildings	209,019	204,447
Machinery and equipment	651,883	635,463

	893,536	870,702
Less: Accumulated depreciation	(575,410)	(560,649)

	$318,126	$310,053

ACCRUED LIABILITIES
Employee compensation and benefits	$71,957	$41,670
Severance and lease termination	18,143	23,129
Product warranty obligation	18,347	16,035
Other	69,634	52,523

	$178,081	$133,357

	2010	2009	2008
	(In thousands)

ALLOWANCES FOR POSSIBLE LOSSES ON ACCOUNTS AND NOTES RECEIVABLE
Balance at the beginning of the year	$5,788	$8,489	$6,393
Additions charged to expense	1,466	1,139	5,648
Recoveries credited to allowance	120	70	10
Write-offs	(1,036)	(4,520)	(2,878)
Currency translation adjustments and other	(291)	610	(684)

Balance at the end of the year	$6,047	$5,788	$8,489

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Debt

Long-term debt consisted of the following at December 31:

	2010	2009
	(In thousands)

U.S. dollar 6.59% senior notes due September 2015	$90,000	$90,000
U.S. dollar 6.69% senior notes due December 2015	35,000	35,000
U.S. dollar 6.20% senior notes due December 2017	270,000	270,000
U.S. dollar 6.35% senior notes due July 2018	80,000	80,000
U.S. dollar 7.08% senior notes due September 2018	160,000	160,000
U.S. dollar 7.18% senior notes due December 2018	65,000	65,000
U.S. dollar 6.30% senior notes due December 2019	100,000	100,000
British pound 5.96% senior note due September 2010	—	80,815
British pound 5.99% senior note due November 2016	62,396	64,652
British pound 4.68% senior note due September 2020	124,792	—
Euro 3.94% senior note due August 2015	66,850	71,582
Revolving credit loan	92,000	—
Other, principally foreign	22,474	24,632

Total debt	1,168,512	1,041,681
Less: Current portion	(97,152)	(85,801)

Total long-term debt	$1,071,360	$955,880

Maturities of long-term debt outstanding at December 31, 2010 were as follows: $4.1 million in 2012; $2.3 million in 2013; $1.7 million in 2014; $193.3 million in 2015; $63.2 million in 2016; and $806.7 million in 2017 and thereafter.

In the third quarter of 2010, the Company paid in full an expiring 50 million British pound ($78.2 million) 5.96% senior note. In the fourth quarter of 2009, the Company paid in full a 10.5 million British pound ($16.9 million) floating-rate term note. In the second quarter of 2009, the Company paid in full a 40 million British pound ($62.0 million) borrowing under the revolving credit facility.

In December 2007, the Company issued $270 million in aggregate principal amount of 6.20% private placement senior notes due December 2017 and $100 million in aggregate principal amount of 6.30% private placement senior notes due December 2019. In July 2008, the Company issued $80 million in aggregate principal amount of 6.35% private placement senior notes due July 2018. In September 2008, the Company issued $90 million in aggregate principal amount of 6.59% private placement senior notes due September 2015 and $160 million in aggregate principal amount of 7.08% private placement senior notes due September 2018. In December 2008, the Company issued $35 million in aggregate principal amount of 6.69% private placement senior notes due December 2015 and $65 million in aggregate principal amount of 7.18% private placement senior notes due December 2018.

In September 2005, the Company issued a 50 million Euro ($66.9 million at December 31, 2010) 3.94% senior note due August 2015. In November 2004, the Company issued a 40 million British pound ($62.4 million at December 31, 2010) 5.99% senior note due in November 2016. In September 2010, the Company issued an 80 million British pound ($124.8 million at December 31, 2010) 4.68% senior note due in September 2020.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s revolving credit facility’s total borrowing capacity is $550 million, which includes an accordion feature that permits the Company to request up to an additional $100 million in revolving credit commitments at any time during the life of the revolving credit agreement under certain conditions. The facility expires in June 2012. The revolving credit facility places certain restrictions on allowable additional indebtedness. At December 31, 2010, the Company had available borrowing capacity of $437.5 million under its revolving bank credit facility.

Interest rates on outstanding loans under the revolving credit facility are at the applicable London Interbank Offered Rate (“LIBOR”) plus a negotiated spread, or at the U.S. prime rate. At December 31, 2010, the Company had $92.0 million of borrowings outstanding under the revolving credit facility. At December 31, 2009, the Company had no borrowings outstanding under the revolving credit facility. The weighted average interest rate on the revolving credit facility for the years ended December 31, 2010 and 2009 was 0.82% and 0.60%, respectively. The Company had outstanding letters of credit totaling $22.6 million and $19.8 million at December 31, 2010 and 2009, respectively.

The private placements, the senior notes and the revolving credit facility are subject to certain customary covenants, including financial covenants that, among other things, require the Company to maintain certain debt-to-EBITDA and interest coverage ratios. The Company was in compliance with all provisions of the debt arrangements at December 31, 2010.

Foreign subsidiaries of the Company had available credit facilities with local foreign lenders of $54.5 million at December 31, 2010. Foreign subsidiaries had debt outstanding at December 31, 2010 totaling $22.5 million, including $17.3 million reported in long-term debt.

The weighted average interest rate on total debt outstanding at December 31, 2010 and 2009 was 6.3% and 6.4%, respectively.

11.	Stockholders’ Equity

In January 2010, the Board of Directors approved an increase of $75 million in the authorization for the repurchase of its common stock. This increase was added to the $68.5 million that remained available at December 31, 2009 from existing authorizations approved in 2008, for a total of $143.5 million available for repurchases of the Company’s common stock. In 2010, the Company repurchased approximately 3,071,000 shares of common stock for $78.6 million in cash under its current share repurchase authorization. The Company did not repurchase shares in 2009. At December 31, 2010, $64.9 million was available under the current Board authorization for future share repurchases.

At December 31, 2010, the Company held 7.3 million shares in its treasury at a cost of $153.6 million, compared with 4.7 million shares at a cost of $83.3 million at December 31, 2009. The number of shares outstanding at December 31, 2010 was 160.7 million shares, compared with 161.8 million shares at December 31, 2009.

The Company has a Shareholder Rights Plan, under which the Company’s Board of Directors declared a dividend of one Right for each share of Company common stock owned at the close of business on June 2, 2007, and has authorized the issuance of one Right for each share of common stock of the Company issued between the Record Date and the Distribution Date. The Plan provides, under certain conditions involving acquisition of the Company’s common stock, that holders of Rights, except for the acquiring entity, would be entitled (i) to purchase shares of preferred stock at a specified exercise price, or (ii) to purchase shares of common stock of the Company, or the acquiring company, having a value of twice the Rights exercise price. The Rights under the Plan expire in June 2017.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Share-Based Compensation

Under the terms of the Company’s stockholder-approved share-based plans, incentive and non-qualified stock options and restricted stock awards have been, and may be, issued to the Company’s officers, management-level employees and members of its Board of Directors. Employee and non-employee director stock options generally vest at a rate of 25% per year, beginning one year from the date of the grant, and restricted stock awards generally have a four-year cliff vesting. Stock options generally have a maximum contractual term of seven years. At December 31, 2010, 8.3 million shares of Company common stock were reserved for issuance under the Company’s share-based plans, including 6.1 million shares for stock options outstanding.

The Company issues previously unissued shares when stock options are exercised and shares are issued from treasury stock upon the award of restricted stock.

The Company measures and records compensation expense related to all stock awards by recognizing the grant date fair value of the awards over their requisite service periods in the financial statements. For grants under any of the Company’s plans that are subject to graded vesting over a service period, the Company recognizes expense on a straight-line basis over the requisite service period for the entire award.

The fair value of each stock option grant is estimated on the date of grant using a Black-Scholes-Merton option pricing model. The following weighted average assumptions were used in the Black-Scholes-Merton model to estimate the fair values of options granted during the years indicated:

	2010	2009	2008

Expected stock volatility	25.6%	25.8%	18.4%
Expected life of the options (years)	5.0	4.9	4.7
Risk-free interest rate	2.48%	1.89%	2.60%
Expected dividend yield	0.54%	0.73%	0.49%
Black-Scholes-Merton fair value per option granted*	$7.56	$5.20	$6.39

*	Adjusted to reflect a three-for-two stock split paid to stockholders on December 21, 2010. See Note 2.

Expected stock volatility is based on the historical volatility of the Company’s stock. The Company used historical exercise data to estimate the stock options’ expected life, which represents the period of time that the stock options granted are expected to be outstanding. Management anticipates that the future stock option holding periods will be similar to the historical stock option holding periods. The risk-free interest rate for periods within the contractual life of the stock option is based on the U.S. Treasury yield curve at the time of grant. Compensation expense recognized for all share-based awards is net of estimated forfeitures. The Company’s estimated forfeiture rates are based on its historical experience.

Total share-based compensation expense was as follows for the years ended December 31:

	2010	2009	2008
	(In thousands)

Stock option expense	$7,580	$6,297	$6,300
Restricted stock expense	9,016	7,205	13,886

Total pre-tax expense	16,596	13,502	20,186
Related tax benefit	(5,459)	(4,223)	(3,990)

Reduction of net income	$11,137	$9,279	$16,196

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pre-tax share-based compensation expense is included in either cost of sales, or selling, general and administrative expenses, depending on where the recipient’s cash compensation is reported.

The following is a summary of the Company’s stock option activity and related information for the year ended December 31, 2010:

			Weighted Average
		Weighted Average	Remaining	Aggregate
	Shares*	Exercise Price*	Contractual Life	Intrinsic Value
	(In thousands)		(Years)	(In millions)

Outstanding at the beginning of the year	6,608	$21.04
Granted	1,214	29.38
Exercised	(1,550)	14.42
Forfeited	(135)	25.05
Expired	(18)	31.17

Outstanding at the end of the year	6,119	$24.25	4.2	$91.8

Exercisable at the end of the year	2,883	$21.99	2.8	$49.8

*	Adjusted to reflect a three-for-two stock split paid to stockholders on December 21, 2010. See Note 2.

The aggregate intrinsic value of stock options exercised during 2010, 2009 and 2008 was $29.3 million, $15.5 million and $13.3 million, respectively. The total fair value of stock options vested during 2010, 2009 and 2008 was $7.0 million, $5.4 million and $5.6 million, respectively.

The following is a summary of the status of the Company’s nonvested stock options outstanding for the year ended December 31, 2010:

		Weighted Average
		Grant Date
	Shares*	Fair Value*
	(In thousands)

Nonvested stock options outstanding at the beginning of the year	3,339	$5.69
Granted	1,214	7.56
Vested	(1,182)	5.90
Forfeited	(135)	5.69

Nonvested stock options outstanding at the end of the year	3,236	$6.32

*	Adjusted to reflect a three-for-two stock split paid to stockholders on December 21, 2010. See Note 2.

As of December 31, 2010, there was approximately $14.1 million of expected future pre-tax compensation expense related to the 3.2 million nonvested stock options outstanding, which is expected to be recognized over a weighted average period of less than two years.

The fair value of restricted shares under the Company’s restricted stock arrangement is determined by the product of the number of shares granted and the grant date market price of the Company’s common stock. Upon the grant of restricted stock, the fair value of the restricted shares (unearned compensation) at the date of grant is charged as a reduction of capital in excess of par value in the Company’s consolidated balance sheet and is amortized to expense on a straight-line basis over the vesting period, which is the same as the calculated derived service period as determined on the grant date.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted stock awards are subject to accelerated vesting due to certain events, including doubling of the grant price of the Company’s common stock as of the close of business during any five consecutive trading days. On May 19, 2008, the April 27, 2005 grant of 1,059,908 shares (as adjusted to reflect a three-for-two stock split paid to stockholders on December 21, 2010. See Note 2.) of restricted stock vested under this accelerated vesting provision. The pre-tax charge to income due to the accelerated vesting of these shares was $7.8 million ($7.3 million net after-tax charge) for the year ended December 31, 2008.

The following is a summary of the status of the Company’s nonvested restricted stock outstanding for the year ended December 31, 2010:

		Weighted Average
		Grant Date
	Shares*	Fair Value*
	(In thousands)

Nonvested restricted stock outstanding at the beginning of the year	1,376	$24.63
Granted	480	28.97
Vested	(256)	22.33
Forfeited	(68)	25.69

Nonvested restricted stock outstanding at the end of the year	1,532	$26.23

*	Adjusted to reflect a three-for-two stock split paid to stockholders on December 21, 2010. See Note 2.

The total fair value of the restricted stock that vested was $5.7 million and $17.8 million in 2010 and 2008, respectively, and 2009 was not significant. The weighted average fair value of restricted stock granted per share during 2010 and 2009 was $29.01 and $21.83 (as adjusted to reflect a three-for-two stock split paid to stockholders on December 21, 2010. See Note 2.), respectively. As of December 31, 2010, there was approximately $20.9 million of expected future pre-tax compensation expense related to the 1.5 million nonvested restricted shares outstanding, which is expected to be recognized over a weighted average period of approximately two years.

Under a Supplemental Executive Retirement Plan (“SERP”) in 2010, the Company reserved 27,301 shares of common stock. Reductions for retirements and terminations were 3,599 shares in 2010. The total number of shares of common stock reserved under the SERP was 423,167 as of December 31, 2010. Charges to expense under the SERP are not significant in amount and are considered pension expense with the offsetting credit reflected in capital in excess of par value.

13.	Leases and Other Commitments

Minimum aggregate rental commitments under noncancellable leases in effect at December 31, 2010 (principally for production and administrative facilities and equipment) amounted to $97.1 million, consisting of payments of $19.6 million in 2011, $15.6 million in 2012, $11.5 million in 2013, $7.9 million in 2014, $6.8 million in 2015 and $35.7 million thereafter. Rental expense was $23.1 million in 2010, $22.8 million in 2009 and $22.7 million in 2008. The leases expire over a range of years from 2011 to 2082, with renewal or purchase options, subject to various terms and conditions, contained in most of the leases.

The Company acquired a capital lease obligation in 2007 for land and a building. The lease has a term of 12 years, which began July 2006, and is payable quarterly. Property, plant and equipment as of December 31, 2010 includes a building of $11.9 million, net of $2.2 million of accumulated depreciation, and land of $2.0 million related to this capital lease. Amortization of the leased assets of $0.6 million is included in 2010 depreciation expense. Future minimum lease payments are estimated to be $0.9 million in each of the years 2011 through 2015 and $7.6 million thereafter, for total minimum lease payments of $12.1 million, net of interest.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2010 and 2009, the Company had $222.0 million and $161.9 million, respectively, in purchase obligations outstanding, which primarily consisted of contractual commitments to purchase certain inventories at fixed prices.

14.	Income Taxes

The components of income before income taxes and the details of the provision for income taxes were as follows for the years ended December 31:

	2010	2009	2008
	(In thousands)

Income before income taxes:
Domestic	$266,783	$207,831	$260,464
Foreign	139,467	86,802	105,752

Total	$406,250	$294,633	$366,216

Provision for income taxes:
Current:
Federal	$70,008	$58,247	$52,581
Foreign	37,514	22,123	29,889
State	11,022	2,725	7,052

Total current	118,544	83,095	89,522

Deferred:
Federal	7,071	7,024	28,920
Foreign	(3,105)	(1,464)	(1,378)
State	(192)	208	2,200

Total deferred	3,774	5,768	29,742

Total provision	$122,318	$88,863	$119,264

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant components of the deferred tax (asset) liability were as follows at December 31:

	2010	2009
	(In thousands)

Current deferred tax (asset) liability:
Reserves not currently deductible	$(19,795)	$(19,437)
Share-based compensation	(4,989)	(3,870)
Net operating loss carryforwards	(2,344)	(2,829)
Foreign tax credit carryforwards	(2,018)	(3,360)
Other	2,040	(1,173)

Net current deferred tax asset	$(27,106)	$(30,669)

Noncurrent deferred tax (asset) liability:
Differences in basis of property and accelerated depreciation	$28,697	$22,285
Reserves not currently deductible	(21,953)	(19,913)
Pensions	31,927	31,453
Differences in basis of intangible assets and accelerated amortization	287,645	188,045
Net operating loss carryforwards	(9,077)	(6,513)
Share-based compensation	(10,422)	(9,893)
Other	(494)	(3,578)

	306,323	201,886
Less: Valuation allowance	5,143	4,468

Net noncurrent deferred tax liability	311,466	206,354

Net deferred tax liability	$284,360	$175,685

The Company’s effective tax rate reconciles to the U.S. Federal statutory rate as follows for the years ended December 31:

	2010	2009	2008

U.S. Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	1.9	0.4	1.5
Foreign operations, net	(3.4)	(4.2)	(3.0)
Other	(3.4)	(1.0)	(0.9)

Consolidated effective tax rate	30.1%	30.2%	32.6%

At December 31, 2010, U.S. deferred income taxes totaling $5.7 million were provided on undistributed earnings of certain non-U.S. subsidiaries that are not expected to be permanently reinvested in such companies. There has been no provision for U.S. deferred income taxes for the undistributed earnings of certain other subsidiaries, which total approximately $284.3 million at December 31, 2010, because the Company intends to reinvest these earnings indefinitely in operations outside the United States. Upon distribution of those earnings to the United States, the Company would be subject to U.S. income taxes and withholding taxes payable to the various foreign countries.

At December 31, 2010, the Company had tax benefits of $11.4 million related to net operating loss carryforwards, which will be available to offset future income taxes payable, subject to certain annual or other

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

limitations based on foreign and U.S. tax laws. This amount includes net operating loss carryforwards of $8.4 million for federal income tax purposes with a valuation allowance of $3.3 million, $2.7 million for state income tax purposes with a valuation allowance of $0.3 million, and $0.3 million for foreign income tax purposes with a valuation allowance of $0.1 million. These net operating loss carryforwards, if not used, will expire between 2011 and 2031. As of December 31, 2010, the Company had $2.0 million of U.S. foreign tax credit carryforwards.

The Company maintains a valuation allowance to reduce certain deferred tax assets to amounts that are more likely than not to be realized. This allowance primarily relates to the deferred tax assets established for net operating loss carryforwards. In 2010, the Company recorded an increase of $0.7 million in the valuation allowance primarily related to state tax credits that will not be utilized due to net operating loss carryforwards.

At December 31, 2010, the Company had gross unrecognized tax benefits of $22.8 million, of which $18.3 million, if recognized, would impact the effective tax rate. At December 31, 2009, the Company had gross unrecognized tax benefits of $26.5 million, of which $25.6 million, if recognized, would impact the effective tax rate.

The Company recognizes interest and penalties accrued related to uncertain tax positions in income tax expense. At December 31, 2010 and 2009, the Company reported $6.1 million and $5.5 million, respectively, related to interest and penalty exposure as accrued income tax expense in the consolidated balance sheet. During 2010, 2009 and 2008, the Company recognized $1.9 million of expense, $0.7 million of income and $0.8 million of expense, respectively, for interest and penalties in the income statement.

The most significant tax jurisdiction for the Company is the United States. The Company files income tax returns in various state and foreign tax jurisdictions, in some cases for multiple legal entities per jurisdiction. Generally, the Company has open tax years subject to tax audit on average of between three and six years in these jurisdictions. In 2010, the Internal Revenue Service (“IRS”) completed the examination of the Company’s U.S. income tax returns for 2006 and 2007. In 2009, the Company concluded an exam in Germany for the period 2004 through 2006. The Company has not materially extended any other statutes of limitation for any significant location and has reviewed and accrued for, where necessary, tax liabilities for open periods. Tax years in certain state and foreign jurisdictions remain subject to examination; however the uncertain tax positions related to these jurisdictions are not considered material.

During 2010, the Company added $5.4 million of tax, interest and penalties related to uncertain tax positions and reversed $8.4 million of tax and interest related to statute expirations and settlement of prior uncertain positions. During 2009, the Company added $15.9 million of tax, interest and penalties related to 2009 activity for identified uncertain tax positions and reversed $4.8 million of tax and interest related to statute expirations and settlement of prior uncertain positions.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a reconciliation of the liability for uncertain tax positions at December 31:

	2010	2009	2008
	(In millions)

Balance at the beginning of the year	$26.5	$18.6	$22.7
Additions for tax positions related to the current year	1.2	8.8	0.9
Additions for tax positions of prior years	2.7	2.5	10.1
Reductions for tax positions of prior years	(3.5)	(1.4)	(4.2)
Reductions related to settlements with taxing authorities	(4.1)	(2.0)	(10.8)
Reductions due to statute expirations	—	—	(0.1)

Balance at the end of the year	$22.8	$26.5	$18.6

The additions above primarily reflect the increase in tax liabilities for uncertain tax positions related to certain foreign activities and for research and development credits, while the reductions above reflect the settlement of an IRS audit and amended filings. At December 31, 2010, tax, interest and penalties of $19.9 million were classified as a noncurrent liability. The net decrease in uncertain tax positions for the year ended December 31, 2010 resulted in a decrease to income tax expense of $4.1 million.

15.	Retirement Plans and Other Postretirement Benefits

Retirement and Pension Plans

The Company sponsors several retirement and pension plans covering eligible salaried and hourly employees. The plans generally provide benefits based on participants’ years of service and/or compensation. The following is a brief description of the Company’s retirement and pension plans.

The Company maintains contributory and noncontributory defined benefit pension plans. Benefits for eligible salaried and hourly employees under all defined benefit plans are funded through trusts established in conjunction with the plans. The Company’s funding policy with respect to its defined benefit plans is to contribute amounts that provide for benefits based on actuarial calculations and the applicable requirements of U.S. federal and local foreign laws. The Company estimates that it will make both required and discretionary cash contributions of approximately $3 million to $5 million to its worldwide defined benefit pension plans in 2011.

The Company uses a measurement date of December 31 (its fiscal year end) for its U.S. and foreign defined benefit pension plans.

The Company sponsors a 401(k) retirement and savings plan for eligible U.S. employees. Participants in the savings plan may contribute a portion of their compensation on a before-tax basis. The Company matches employee contributions on a dollar-for-dollar basis up to six percent of eligible compensation or a maximum of $1,200 per participant.

The Company’s retirement and savings plan has a defined contribution retirement feature principally to cover U.S. salaried employees joining the Company after December 31, 1996. Under the retirement feature, the Company makes contributions for eligible employees based on a pre-established percentage of the covered employee’s salary subject to pre-established vesting. Employees of certain of the Company’s foreign operations participate in various local defined contribution plans.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company also has a defined contribution retirement plan for certain of its U.S. acquired businesses for the benefit of eligible employees. Company contributions are made for each participant up to a specified percentage, not to exceed six percent of the participant’s base compensation.

The Company has nonqualified unfunded retirement plans for its Directors and certain retired employees. It also provides supplemental retirement benefits, through contractual arrangements and/or a SERP covering certain current and former executives of the Company. These supplemental benefits are designed to compensate the executive for retirement benefits that would have been provided under the Company’s primary retirement plan, except for statutory limitations on compensation that must be taken into account under those plans. The projected benefit obligations of the SERP and the contracts will primarily be funded by a grant of shares of the Company’s common stock upon retirement or termination of the executive. The Company is providing for these obligations by charges to earnings over the applicable periods.

The following tables set forth the changes in net projected benefit obligation and the fair value of plan assets for the funded and unfunded defined benefit plans for the years ended December 31:

U.S. Defined Benefit Pension Plans:

	2010	2009
	(In thousands)

Change in projected benefit obligation (“PBO”):
Net projected benefit obligation at the beginning of the year	$376,907	$348,475
Service cost	2,917	3,278
Interest cost	21,489	22,395
Actuarial losses	9,578	26,620
Gross benefits paid	(24,380)	(23,861)
Plan amendments and other	(1,748)	—

Net projected benefit obligation at the end of the year	$384,763	$376,907

Change in plan assets:
Fair value of plan assets at the beginning of the year	$430,513	$354,851
Actual return on plan assets	59,520	81,150
Employer contributions	250	18,373
Gross benefits paid	(24,380)	(23,861)

Fair value of plan assets at the end of the year	$465,903	$430,513

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Foreign Defined Benefit Pension Plans:

	2010	2009
	(In thousands)

Change in projected benefit obligation:
Net projected benefit obligation at the beginning of the year	$110,607	$88,166
Service cost	1,004	1,238
Interest cost	6,386	5,844
Acquisitions	9,633	—
Foreign currency translation adjustment	(4,370)	9,371
Employee contributions	389	404
Actuarial losses	6,069	9,532
Gross benefits paid	(3,384)	(3,473)
Other	—	(475)

Net projected benefit obligation at the end of the year	$126,334	$110,607

Change in plan assets:
Fair value of plan assets at the beginning of the year	$112,503	$84,817
Actual return on plan assets	15,852	19,000
Employer contributions	3,305	2,754
Employee contributions	389	404
Foreign currency translation adjustment	(4,062)	9,001
Gross benefits paid	(3,384)	(3,473)
Acquisitions	1,936	—

Fair value of plan assets at the end of the year	$126,539	$112,503

The accumulated benefit obligation (“ABO”) consisted of the following at December 31:

U.S. Defined Benefit Pension Plans:

	2010	2009
	(In thousands)

Funded plans	$370,610	$359,516
Unfunded plans	4,757	4,802

Total	$375,367	$364,318

Foreign Defined Benefit Pension Plans:

	2010	2009
	(In thousands)

Funded plans	$107,506	$98,886
Unfunded plans	7,432	1,344

Total	$114,938	$100,230

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Weighted average assumptions used to determine benefit obligations at December 31:

	2010	2009

U.S. Defined Benefit Pension Plans:

Discount rate	5.60%	5.90%
Rate of compensation increase (where applicable)	3.75%	3.75%

Foreign Defined Benefit Pension Plans:

Discount rate	5.71%	5.98%
Rate of compensation increase (where applicable)	2.97%	2.98%

The following is a summary of the fair value of plan assets for U.S. plans at December 31, 2010 and 2009. Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

	December 31, 2010			December 31, 2009
Asset Class	Total	Level 1	Level 2	Total	Level 1	Level 2
			(In thousands)

Cash and temporary investments	$23,163	$23,163	$—	$2,936	$2,936	$—
Equity securities:
AMETEK common stock	33,822	33,822	—	25,973	25,973	—
U.S. Small cap common stocks	35,280	35,280	—	35,627	35,627	—
U.S. Large cap common stocks	71,898	46,461	25,437	57,225	33,340	23,885
Diversified common stocks — U.S.	42,135	—	42,135	40,920	—	40,920
Diversified common stocks — Global	67,575	—	67,575	63,554	42,984	20,570
Fixed-income securities and other:
U.S. Corporate and government	45,987	45,987	—	62,531	62,531	—
Global asset allocation*	99,058	60,226	38,832	81,229	50,153	31,076
Inflation related funds	46,985	17,349	29,636	41,560	16,317	25,243
Hedge funds	—	—	—	18,958	—	—

Total investments	$465,903	$262,288	$203,615	$430,513	$269,861	$141,694

*	This asset class was invested in diversified companies in all geographical regions.

Level 1 investments are valued using unadjusted, observable inputs from active markets. Equity funds and fixed income funds that are valued by the vendor using observable market inputs are considered level 2 investments. Hedge funds are considered level 3 investments as their values are determined by the sponsor using unobservable market data.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of the changes in the fair value of the U.S. plans’ level 3 investments (fair value using significant unobservable inputs):

Hedge Funds
(In thousands)

Balance, January 1, 2009	$17,410
Actual return on assets:
Unrealized gains relating to instruments still held at the end of the year	1,548
Realized gains (losses) relating to assets sold during the year	—
Purchases, sales, issuances and settlements, net	—

Balance, December 31, 2009	18,958

Actual return on assets:
Unrealized gains relating to instruments still held at the end of the year	—
Realized gains (losses) relating to assets sold during the year	755
Purchases, sales, issuances and settlements, net	(19,713)

Balance, December 31, 2010	$—

The expected long-term rate of return on these plan assets was 8.25% in 2010 and 2009. Equity securities included 861,300 shares of AMETEK, Inc. common stock with a market value of $33.8 million (7.3% of total plan investment assets) at December 31, 2010 and 1,018,800 shares of AMETEK, Inc. common stock with a market value of $26.0 million (6.0% of total plan investment assets) at December 31, 2009.

The objectives of the AMETEK, Inc. U.S. defined benefit plans’ investment strategy are to maximize the plans’ funded status and minimize Company contributions and plan expense. Because the goal is to optimize returns over the long term, an investment policy that favors equity holdings has been established. Since there may be periods of time where both equity and fixed-income markets provide poor returns, an allocation to alternative assets may be made to improve the overall portfolio’s diversification and return potential. The Company periodically reviews its asset allocation, taking into consideration plan liabilities, plan benefit payment streams and the investment strategy of the pension plans. The actual asset allocation is monitored frequently relative to the established targets and ranges and is rebalanced when necessary. The target allocations for the U.S. defined benefits plans are approximately 50% equity securities, 30% fixed-income securities and 20% other securities and/or cash.

The equity portfolio is diversified by market capitalization and style. The equity portfolio also includes an international component.

The objective of the fixed-income portion of the pension assets is to provide interest rate sensitivity for a portion of the assets and to provide diversification. The fixed-income portfolio is diversified within certain quality and maturity guidelines in an attempt to minimize the adverse effects of interest rate fluctuations.

Other than for investments in alternative assets, described in the footnote to the table above, certain investments are prohibited. Prohibited investments include venture capital, private placements, unregistered or restricted stock, margin trading, commodities, short selling and rights and warrants. Foreign currency futures, options and forward contracts may be used to manage foreign currency exposure.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of the fair value of plan assets for foreign defined benefit pension plans at December 31, 2010 and 2009. Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

	December 31, 2010		December 31, 2009
Asset Class	Total	Level 2	Total	Level 2
	(In thousands)

Cash	$4,336	$4,336	$3,148	$3,148
U.S. Mutual equity funds	10,141	10,141	7,758	7,758
Foreign mutual equity funds	77,260	77,260	72,513	72,513
Real estate	2,647	2,647	2,379	2,379
Mutual bond funds — Global	18,782	18,782	16,958	16,958
Life insurance	13,373	—	9,747	—

Total investments	$126,539	$113,166	$112,503	$102,756

Equity funds, real estate funds and fixed income funds that are valued by the vendor using observable market inputs are considered level 2 investments. Life insurance assets are considered level 3 investments as their values are determined by the sponsor using unobservable market data.

The following is a summary of the changes in the fair value of the foreign plans’ level 3 investments (fair value determined using significant unobservable inputs):

Life Insurance
(In thousands)

Balance, January 1, 2009	$8,639
Actual return on assets:
Unrealized gains relating to instruments still held at the end of the year	1,108
Realized gains (losses) relating to assets sold during the year	—
Purchases, sales, issuances and settlements, net	—

Balance, December 31, 2009	9,747

Actual return on assets:
Unrealized gains relating to instruments still held at the end of the year	1,690
Realized gains (losses) relating to assets sold during the year	—
Acquisitions	1,936
Purchases, sales, issuances and settlements, net	—

Balance, December 31, 2010	$13,373

The objective of AMETEK, Inc.’s foreign defined benefit plans’ investment strategy is to maximize the long-term rate of return on plan investments, subject to a reasonable level of risk. Liability studies are also performed on a regular basis to provide guidance in setting investment goals with an objective to balance risks against the current and future needs of the plans. The trustees consider the risk associated with the different asset classes, relative to the plans’ liabilities and how this can be affected by diversification, and the relative returns available on equities, fixed-income investments, real estate and cash. Also, the likely volatility of those returns and the cash flow requirements of the plans are considered. It is expected that equities will outperform fixed-income investments over the long term. However, the trustees recognize the fact that fixed-income investments may better match the liabilities for pensioners. Because of the relatively young active employee group covered by the plans and the immature nature of the plans, the trustees have chosen to adopt an asset allocation strategy more heavily weighted toward equity investments. This asset allocation strategy will be reviewed, from time to time, in view of changes in market

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

conditions and in the plans’ liability profile. The target allocations for the foreign defined benefit plans are approximately 75% equity securities, 10% fixed-income securities and 15% other securities, insurance or cash.

The assumption for the expected return on plan assets was developed based on a review of historical investment returns for the investment categories for the defined benefit pension assets. This review also considered current capital market conditions and projected future investment returns. The estimates of future capital market returns by asset class are lower than the actual long-term historical returns. The current low interest rate environment influences this outlook. Therefore, the assumed rate of return for U.S. plans was reduced 25 basis points to 8.0% and foreign plans are 6.96% for 2011.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets and pension plans with an accumulated benefit obligation in excess of plan assets were as follows at December 31:

U.S. Defined Benefit Pension Plans:

	Projected Benefit		Accumulated Benefit
	Obligation Exceeds		Obligation Exceeds
	Fair Value of Assets		Fair Value of Assets
	2010	2009	2010	2009
	(In thousands)

Projected benefit obligation	$4,757	$4,802	$4,757	$4,802
Fair value of plan assets	—	—	—	—

Foreign Defined Benefit Pension Plans:

	Projected Benefit		Accumulated Benefit
	Obligation Exceeds		Obligation Exceeds
	Fair Value of Assets		Fair Value of Assets
	2010	2009	2010	2009
	(In thousands)

Projected benefit obligation	$59,966	$49,561	$9,612	$1,911
Fair value of plan assets	51,040	46,049	2,057	406

The following table provides the amounts recognized in the consolidated balance sheet at December 31:

	2010	2009
	(In thousands)

Funded status asset (liability):
Fair value of plan assets	$592,442	$543,016
Projected benefit obligation	(511,097)	(487,514)

Funded status at the end of the year	$81,345	$55,502

Amounts recognized in the consolidated balance sheet consisted of:
Noncurrent asset for pension benefits (other assets)	$95,029	$63,815
Current liabilities for pension benefits	(235)	(333)
Noncurrent liability for pension benefits	(13,449)	(7,980)

Net amount recognized at the end of the year	$81,345	$55,502

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides the amounts recognized in accumulated other comprehensive income, net of taxes, at December 31:

Net amounts recognized:	2010	2009
	(In thousands)

Net actuarial loss	$50,677	$66,848
Prior service costs	139	286
Transition asset	(18)	(13)

Total recognized	$50,798	$67,121

Other changes in pension plan assets and benefit obligations
recognized in other comprehensive income, net of taxes:	2010	2009	2008
	(In thousands)

Net actuarial (gain) loss	$(10,871)	$(18,086)	$90,580
Amortization of net actuarial (loss) gain	(4,306)	(8,079)	74
Loss recognized due to curtailment	(993)	—	(227)
Amortization of prior service costs	(149)	(85)	78
Amortization of transition asset	(4)	11	(185)

Total recognized	$(16,323)	$(26,239)	$90,320

The following table provides the components of net periodic pension benefit expense for the years ended December 31:

	2010	2009	2008
	(In thousands)

Defined benefit plans:
Service cost	$3,921	$4,517	$5,827
Interest cost	27,874	28,239	28,549
Expected return on plan assets	(41,991)	(35,711)	(41,578)
Amortization of:
Net actuarial loss (gain)	6,949	13,165	(74)
Prior service costs	83	138	200
Transition asset	(21)	(18)	(15)
Special termination benefits	—	—	35

Pension (income) expense	(3,185)	10,330	(7,056)
Pension curtailment charge	41	—	277

Total net periodic benefit (income) expense	(3,144)	10,330	(6,779)

Other plans:
Defined contribution plans	12,505	12,521	12,950
Foreign plans and other	4,442	3,977	4,406

Total other plans	16,947	16,498	17,356

Total net pension expense	$13,803	$26,828	$10,577

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The estimated amount that will be amortized from accumulated other comprehensive income into net periodic pension benefit expense in 2011 for the net actuarial losses and prior service costs is expected to be $4.6 million.

The following weighted average assumptions were used to determine the above net periodic pension benefit expense for the years ended December 31:

	2010	2009	2008

U.S. Defined Benefit Pension Plans:

Discount rate	5.90%	6.50%	6.25%
Expected return on plan assets	8.25%	8.25%	8.25%
Rate of compensation increase (where applicable)	3.75%	3.75%	3.75%

Foreign Defined Benefit Pension Plans:

Discount rate	5.98%	6.09%	5.89%
Expected return on plan assets	6.97%	6.97%	7.00%
Rate of compensation increase (where applicable)	2.98%	2.98%	3.86%

Estimated Future Benefit Payments

The estimated future benefit payments for U.S. and foreign plans are as follows (in thousands): 2011 — $28,587; 2012 — $29,620; 2013 — $30,602; 2014 — $31,189; 2015 — $32,022; 2016 to 2020 — $173,500. Future benefit payments primarily represent amounts to be paid from pension trust assets. Amounts included that are to be paid from the Company’s assets are not significant in any individual year.

Postretirement Plans and Postemployment Benefits

The Company provides limited postretirement benefits other than pensions for certain retirees and a small number of former employees. Benefits under these arrangements are not funded and are not significant.

The Company also provides limited postemployment benefits for certain former or inactive employees after employment but before retirement. Those benefits are not significant in amount.

The Company has a deferred compensation plan, which allows employees whose compensation exceeds the statutory IRS limit for retirement benefits to defer a portion of earned bonus compensation. The plan permits deferred amounts to be deemed invested in either, or a combination of, (a) an interest-bearing account, benefits from which are payable out of the general assets of the Company, or (b) the equivalent of a fund which invests in shares of the Company’s common stock on behalf of the employee. The amount deferred under the plan, including income earned, was $16.9 million and $16.1 million at December 31, 2010 and 2009, respectively. Administrative expense for the plan is borne by the Company and is not significant.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Financial Instruments

The estimated fair values of the Company’s financial instruments are compared below to the recorded amounts at December 31, 2010 and 2009. Cash, cash equivalents and marketable securities are recorded at fair value at December 31, 2010 and 2009 in the accompanying consolidated balance sheet.

	Asset (Liability)
	December 31,		December 31,
	2010		2009
	Recorded	Fair	Recorded	Fair
	Amount	Value	Amount	Value
	(In thousands)

Fixed-income investments	$—	$—	$8,883	$8,883
Short-term borrowings	(95,904)	(95,904)	(4,076)	(4,076)
Long-term debt (including current portion)	(1,072,608)	(1,176,399)	(1,037,605)	(1,084,877)

The fair value of fixed-income investments is based on quoted market prices. The fair value of short-term borrowings approximates the carrying value. The Company’s long-term debt is all privately held with no public market for this debt, therefore, the fair value of long-term debt was computed based on comparable current market data for similar debt instruments. See Note 10 for long-term debt principals, interest rates and maturities.

17.	Additional Consolidated Income Statement and Cash Flow Information

Included in other income are interest and other investment income of $1.1 million, $0.9 million and $3.9 million for 2010, 2009 and 2008, respectively. Income taxes paid in 2010, 2009 and 2008 were $95.9 million, $84.3 million and $113.4 million, respectively. Cash paid for interest was $66.8 million, $68.0 million and $59.2 million in 2010, 2009 and 2008, respectively.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Reportable Segments and Geographic Areas Information

Descriptive Information about Reportable Segments

The Company has two reportable segments, EIG and EMG. The Company manages, evaluates and aggregates its operating segments for segment reporting purposes primarily on the basis of product type, production processes, distribution methods and management organizations.

EIG produces instrumentation for various electronic applications used in transportation industries, including aircraft cockpit instruments and displays, airborne electronics systems that monitor and record flight and engine data, and pressure, temperature, flow and liquid-level sensors for commercial airlines and aircraft and jet engine manufacturers. EIG also produces analytical instrumentation for the laboratory and research markets, as well as instruments for food service equipment, measurement and monitoring instrumentation for various process industries and instruments and complete instrument panels for heavy trucks, and heavy construction and agricultural vehicles. EIG also manufactures ultraprecise measurement instrumentation, as well as thermoplastic compounds for automotive, appliance and telecommunications applications.

EMG produces brushless air-moving motors for aerospace, mass transit, medical equipment, computer and business machine applications. EMG also produces high-purity metal powders and alloys in powder, strip and wire form for electronic components, aircraft and automotive products, as well as heat exchangers and thermal management subsystems. EMG also supplies hermetically sealed (moisture-proof) connectors, terminals and headers. These electromechanical devices are used in aerospace, defense and other industrial applications. Additionally, EMG produces air-moving electric motors and motor-blower systems for manufacturers of floorcare appliances and outdoor power equipment. Sales of floorcare and specialty motors represented 10.3% in 2010, 10.8% in 2009 and 12.1% in 2008 of the Company’s consolidated net sales.

Measurement of Segment Results

Segment operating income represents sales, less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include an allocation of interest expense. Net sales by segment are reported after elimination of intra- and inter-segment sales and profits, which are insignificant in amount. Reported segment assets include allocations directly related to the segment’s operations. Corporate assets consist primarily of investments, prepaid pensions, insurance deposits and deferred taxes.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reportable Segment Financial Information

	2010	2009	2008
	(In thousands)

Net sales*:
Electronic Instruments	$1,324,113	$1,146,578	$1,402,653
Electromechanical	1,146,839	951,777	1,128,482

Consolidated net sales	$2,470,952	$2,098,355	$2,531,135

Operating income and income before income taxes:
Segment operating income**:
Electronic Instruments	$316,184	$232,875	$306,764
Electromechanical	210,397	166,582	175,181

Total segment operating income	526,581	399,457	481,945
Corporate administrative and other expenses	(44,423)	(33,407)	(49,291)

Consolidated operating income	482,158	366,050	432,654
Interest and other expenses, net	(75,908)	(71,417)	(66,438)

Consolidated income before income taxes	$406,250	$294,633	$366,216

Assets:
Electronic Instruments	$1,959,586	$1,535,646
Electromechanical	1,753,041	1,357,219

Total segment assets	3,712,627	2,892,865
Corporate	106,288	353,167

Consolidated assets	$3,818,915	$3,246,032

Additions to property, plant and equipment***:
Electronic Instruments	$31,496	$22,220	$25,860
Electromechanical	26,690	16,668	52,231

Total segment additions to property, plant and equipment	58,186	38,888	78,091
Corporate	3,240	2,161	4,650

Consolidated additions to property, plant and equipment	$61,426	$41,049	$82,741

Depreciation and amortization:
Electronic Instruments	$32,893	$32,635	$30,569
Electromechanical	38,524	32,444	32,460

Total segment depreciation and amortization	71,417	65,079	63,029
Corporate	1,479	421	232

Consolidated depreciation and amortization	$72,896	$65,500	$63,261

*	After elimination of intra- and inter-segment sales, which are not significant in amount.

**	Segment operating income represents sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense.

***	Includes $22.2 million in 2010, $8.0 million in 2009 and $38.5 million in 2008 from acquired businesses.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographic Areas

Information about the Company’s operations in different geographic areas for the years ended December 31, 2010, 2009 and 2008 is shown below. Net sales were attributed to geographic areas based on the location of the customer. Accordingly, U.S. export sales are reported in international sales.

	2010	2009	2008
	(In thousands)

Net sales:
United States	$1,259,608	$1,066,644	$1,305,594

International*:
United Kingdom	174,980	170,229	167,891
European Union countries	362,463	339,328	394,937
Asia	405,200	308,805	373,477
Other foreign countries	268,701	213,349	289,236

Total international	1,211,344	1,031,711	1,225,541

Total consolidated	$2,470,952	$2,098,355	$2,531,135

Long-lived assets from continuing operations (excluding intangible assets):
United States	$206,869	$190,737

International**:
United Kingdom	34,031	38,375
European Union countries	54,815	60,973
Asia	8,862	8,905
Other foreign countries	13,549	11,063

Total international	111,257	119,316

Total consolidated	$318,126	$310,053

*	Includes U.S. export sales of $564.5 million in 2010, $414.1 million in 2009 and $478.5 million in 2008.

**	Represents long-lived assets of foreign-based operations only.

19.	Guarantees

The Company does not provide significant guarantees on a routine basis. The Company primarily issues guarantees, stand-by letters of credit and surety bonds in the ordinary course of its business to provide financial or performance assurance to third parties on behalf of its consolidated subsidiaries to support or enhance the subsidiary’s stand-alone creditworthiness. The amounts subject to certain of these agreements vary depending on the covered contracts actually outstanding at any particular point in time. At December 31, 2010, the maximum amount of future payment obligations relative to these various guarantees was $59.3 million and the outstanding liability under certain of those guarantees was $5.9 million.

Indemnifications

In conjunction with certain acquisition and divestiture transactions, the Company may agree to make payments to compensate or indemnify other parties for possible future unfavorable financial consequences resulting from specified events (e.g., breaches of contract obligations or retention of previously existing environmental, tax or

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

employee liabilities) whose terms range in duration and often are not explicitly defined. Where appropriate, the obligation for such indemnifications is recorded as a liability. Because the amount of these types of indemnifications generally is not specifically stated, the overall maximum amount of the obligation under such indemnifications cannot be reasonably estimated. Further, the Company indemnifies its directors and officers for claims against them in connection with their positions with the Company. Historically, any such costs incurred to settle claims related to these indemnifications have been minimal for the Company. The Company believes that future payments, if any, under all existing indemnification agreements would not have a material impact on its consolidated results of operations, financial position or cash flows.

Product Warranties

The Company provides limited warranties in connection with the sale of its products. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual warranty expenses.

Changes in the accrued product warranty obligation were as follows at December 31:

	2010	2009
	(In thousands)

Balance at the beginning of the year	$16,035	$16,068
Accruals for warranties issued during the year	10,616	8,236
Settlements made during the year	(9,691)	(11,095)
Changes in liability for pre-existing warranties, including expirations during the year	(262)	277
Warranty accruals related to new businesses	1,649	2,549

Balance at the end of the year	$18,347	$16,035

Certain settlements of warranties made during the period were for specific nonrecurring warranty obligations. Product warranty obligations are reported as current liabilities in the consolidated balance sheet.

20.	Contingencies

Asbestos Litigation

The Company (including its subsidiaries) has been named as a defendant, along with many other companies, in a number of asbestos-related lawsuits. Many of these lawsuits either relate to businesses which were acquired by the Company and do not involve products which were manufactured or sold by the Company or relate to previously owned businesses of the Company which are under new ownership. In connection with many of these lawsuits, the sellers or new owners of such businesses, as the case may be, have agreed to indemnify the Company against these claims (the “Indemnified Claims”). The Indemnified Claims have been tendered to, and are being defended by, such sellers and new owners. These sellers and new owners have met their obligations, in all respects, and the Company does not have any reason to believe such parties would fail to fulfill their obligations in the future; however, one of these companies filed for bankruptcy liquidation in 2007. To date, no judgments have been rendered against the Company as a result of any asbestos-related lawsuit. The Company believes it has strong defenses to the claims being asserted and intends to continue to vigorously defend itself in these matters.

Environmental Matters

Certain historic processes in the manufacture of products have resulted in environmentally hazardous waste by-products as defined by federal and state laws and regulations. At December 31, 2010, the Company is named a Potentially Responsible Party (“PRP”) at 16 non-AMETEK-owned former waste disposal or treatment sites (the “non-owned” sites). The Company is identified as a “de minimis” party in 14 of these sites based on the low volume

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of waste attributed to the Company relative to the amounts attributed to other named PRPs. In ten of these sites, the Company has reached a tentative agreement on the cost of the de minimis settlement to satisfy its obligation and is awaiting executed agreements. The tentatively agreed-to settlement amounts are fully reserved. In the other four sites, the Company is continuing to investigate the accuracy of the alleged volume attributed to the Company as estimated by the parties primarily responsible for remedial activity at the sites to establish an appropriate settlement amount. In the two remaining sites where the Company is a non-de minimis PRP, the Company is participating in the investigation and/or related required remediation as part of a PRP Group and reserves have been established sufficient to satisfy the Company’s expected obligations. The Company historically has resolved these issues within established reserve levels and reasonably expects this result will continue. In addition to these non-owned sites, the Company has an ongoing practice of providing reserves for probable remediation activities at certain of its current or previously owned manufacturing locations (the “owned” sites). For claims and proceedings against the Company with respect to other environmental matters, reserves are established once the Company has determined that a loss is probable and estimable. This estimate is refined as the Company moves through the various stages of investigation, risk assessment, feasibility study and corrective action processes. In certain instances, the Company has developed a range of estimates for such costs and has recorded a liability based on the low end of the range. It is reasonably possible that the actual cost of remediation of the individual sites could vary from the current estimates and the amounts accrued in the consolidated financial statements; however, the amounts of such variances are not expected to result in a material change to the consolidated financial statements. In estimating the Company’s liability for remediation, the Company also considers the likely proportionate share of the anticipated remediation expense and the ability of the other PRPs to fulfill their obligations.

Total environmental reserves at December 31, 2010 and 2009 were $31.3 million and $27.0 million, respectively, for both non-owned and owned sites. In 2010, the Company recorded $6.4 million in reserves, related primarily to a 2010 business acquisition. These reserves relate to the estimated costs to remediate known environmental issues at an owned site associated with the acquired business. Additionally, the Company spent $2.1 million on environmental matters in 2010. The Company’s reserves for environmental liabilities at December 31, 2010 and 2009 include reserves of $18.9 million and $19.2 million, respectively, for an owned site acquired in connection with the 2005 acquisition of HCC Industries (“HCC”). The Company is the designated performing party for the performance of remedial activities for one of several operating units making up a large Superfund site in the San Gabriel Valley of California. The Company has obtained indemnifications and other financial assurances from the former owners of HCC related to the costs of the required remedial activities. At December 31, 2010, the Company had $14.2 million in receivables related to HCC for probable recoveries from third-party escrow funds and other committed third-party funds to support the required remediation. Also, the Company is indemnified by HCC’s former owners for approximately $19.0 million of additional costs.

The Company has agreements with other former owners of certain of its acquired businesses, as well as new owners of previously owned businesses. Under certain of the agreements, the former or new owners retained, or assumed and agreed to indemnify the Company against, certain environmental and other liabilities under certain circumstances. The Company and some of these other parties also carry insurance coverage for some environmental matters. To date, these parties have met their obligations in all material respects; however, one of these companies filed for bankruptcy liquidation in 2007 and, as a result, the Company is performing investigation and remediation of a formerly owned site under a Stipulation and Settlement Agreement.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company believes it has established reserves which are sufficient to perform all known responsibilities under existing claims and consent orders. The Company has no reason to believe that other third parties would fail to perform their obligations in the future. In the opinion of management, based upon presently available information and past experience related to such matters, an adequate provision for probable costs has been made and the ultimate cost resulting from these actions is not expected to materially affect the consolidated results of operations, financial position or cash flows of the Company.

21.	Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
	(In thousands, except per share amounts)

2010
Net sales	$556,662	$591,941	$644,374	$677,975	$2,470,952
Operating income	$102,446	$115,595	$128,593	$135,524	$482,158
Net income	$57,945	$67,391	$77,357	$81,239	$283,932
Basic earnings per share(a)(b)	$0.36	$0.43	$0.49	$0.51	$1.79
Diluted earnings per share(a)(b)	$0.36	$0.42	$0.48	$0.50	$1.76
Dividends paid per share(a)	$0.04	$0.04	$0.04	$0.06	$0.18
2009
Net sales	$552,866	$524,929	$497,060	$523,500	$2,098,355
Operating income	$106,202	$93,180	$77,475	$89,193	$366,050
Net income	$59,055	$51,813	$43,018	$51,884	$205,770
Basic earnings per share(a)(b)	$0.37	$0.32	$0.27	$0.32	$1.28
Diluted earnings per share(a)(b)	$0.37	$0.32	$0.27	$0.32	$1.27
Dividends paid per share(a)	$0.04	$0.04	$0.04	$0.04	$0.16

(a)	Per share amounts have been adjusted to reflect a three-for-two stock split paid to stockholders on December 21, 2010. See Note 2.

(b)	The sum of quarterly earnings per share may not equal total year earnings per share due to rounding of earnings per share amounts, and differences in weighted average shares and equivalent shares outstanding for each of the periods presented.

This document is printed on recycled paper, which contains at least 10% post consumer waste.

ANNUAL MEETING OF STOCKHOLDERS OF
AMETEK, Inc.
May 3, 2011

PROXY VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online or by phone until 11:59 PM EDT the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.ametek.com/2011proxy
¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ¯

20230304030000000000 0	050311

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors:				2. Approval of the AMETEK, Inc. 2011 Omnibus Incentive Compensation Plan.		☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	О О	Anthony J. Conti Frank S. Hermance
							FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES				3. Approval, by non-binding advisory vote, of AMETEK, Inc. executive compensation.		☐	☐	☐

						3 years	2 years	1 year	ABSTAIN
☐	FOR ALL EXCEPT (See instruction below)				4. Advisory vote on the frequency of executive compensation advisory votes.	☐	☐	☐	☐

							FOR	AGAINST	ABSTAIN
					5. Ratification of Ernst & Young LLP as independent registered public accounting firm.		☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED’S VOTE WILL BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, FOR PROPOSALS 2, 3 & 5, AND FOR 3 YEARS IN PROPOSAL 4, AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

Annual Meeting of Stockholders
AMETEK, Inc.’s Annual Meeting of Stockholders will be held at 11:00 a.m. Eastern Daylight Time on Tuesday, May 3, 2011, at the InterContinental The Barclay New York, Sutton Room, 111 East 48th Street, New York, NY 10017. Please see your proxy statement for directions should you wish to attend the meeting.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF
AMETEK, Inc.
May 3, 2011
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.ametek.com/2011proxy
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
¯ Please detach along perforated line and mail in the envelope provided.¯

20230304030000000000 0	050311

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors:				2. Approval of the AMETEK, Inc. 2011 Omnibus Incentive Compensation Plan.		☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	О О	Anthony J. Conti Frank S. Hermance
							FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES				3. Approval, by non-binding advisory vote, of AMETEK, Inc. executive compensation.		☐	☐	☐

						3 years	2 years	1 year	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)				4. Advisory vote on the frequency of executive compensation advisory votes.	☐	☐	☐	☐

							FOR	AGAINST	ABSTAIN
					5. Ratification of Ernst & Young LLP as independent registered public accounting firm.		☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED’S VOTE WILL BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, FOR PROPOSALS 2, 3 & 5, AND FOR 3 YEARS IN PROPOSAL 4, AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

Annual Meeting of Stockholders
AMETEK, Inc.’s Annual Meeting of Stockholders will be held at 11:00 a.m. Eastern Daylight Time on Tuesday, May 3, 2011, at the InterContinental The Barclay New York, Sutton Room, 111 East 48th Street, New York, NY 10017. Please see your proxy statement for directions should you wish to attend the meeting.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■
AMETEK, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      The undersigned hereby appoints Frank S. Hermance, Robert S. Feit and Kathryn E. Sena or a majority of those present and acting, or, if only one is present and acting, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK’s Annual Meeting of Stockholders to be held at the InterContinental The Barclay New York, Sutton Room, 111 East 48th Street, New York, NY 10017, on Tuesday, May 3, 2011, at 11:00 a.m. Eastern Daylight Time, and at any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:
SEE
REVERSE
SIDE
(TO BE SIGNED ON REVERSE SIDE)

■	14475 ■